 As filed with the Securities and Exchange Commission on August 13, 1996
                                                     Registration No. 333-06463
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                               ----------------

                      NITINOL MEDICAL TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   DELAWARE                          3841                 95-4090463
(STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
JURISDICTION OF         CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
INCORPORATION OR
ORGANIZATION)


                               263 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                (617) 737-0930
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS M. TULLY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               263 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                (617) 737-0930
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  Copies to:

    STEPHEN H. KAY, ESQ.                     TIMOTHY G. MASSAD, ESQ.
SQUADRON, ELLENOFF, PLESENT &             CRAVATH, 551  SWAINE & MOORE
      SHEINFELD, LLP                            825 EIGHTH AVENUE
       FIFTH AVENUE                           NEW YORK, NEW YORK 10019
  NEW YORK, NEW YORK 10176                          (212) 474-1000
       (212) 661-6500

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                CROSS-REFERENCE

           SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1 PURSUANT TO ITEM 501(B) OF REGULATION S-K

        REGISTRATION STATEMENT AND ITEM AND HEADING          LOCATION IN PROSPECTUS
        -------------------------------------------          ----------------------
  1.    Forepart of the Registration Statement and Outside
        Front Cover Page of Prospectus....................   Outside Front Cover of Prospectus
  2.    Inside Front and Outside Back Cover Pages of
        Prospectus........................................   Inside Front and Outside Back Cover of
                                                             Prospectus
  3.    Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges.........................   Prospectus Summary; Risk Factors (Page
                                                             6);
                                                             Not Applicable
  4.    Use of Proceeds...................................   Prospectus Summary; Use of Proceeds
  5.    Determination of Offering Price...................   Outside Front Cover of Prospectus;
                                                             Underwriting
  6.    Dilution..........................................   Dilution
  7.    Selling Security Holders..........................   Not Applicable
  8.    Plan of Distribution..............................   Outside Front Cover of Prospectus;
                                                             Underwriting
  9.    Description of Securities to be Registered........   Description of Capital Stock
 10.    Interests of Named Experts and Counsel............   Legal Matters
 11.    Information with Respect to the Registrant........   Prospectus Summary; Risk Factors; Use
                                                             of Proceeds; Dividend Policy;
                                                             Capitalization; Selected Consolidated
                                                             Financial Data; Management's
                                                             Discussion and Analysis of Financial
                                                             Condition and Results of Operations;
                                                             Business; Management; Principal
                                                             Stockholders; Description of Capital
                                                             Stock; Financial Statements; Financial
                                                             Statement Schedules
 12.    Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities....   Not Applicable
 13.    Other Expenses of Issuance and Distribution.......   Part II
 14.    Indemnification of Directors and Officers.........   Part II
 15.    Recent Sales of Unregistered Securities...........   Part II
 16.    Exhibits and Financial Statement Schedules........   Part II; Exhibits
 17.    Undertakings......................................   Part II

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                Subject To Completion Dated         , 1996
2,700,000 Shares

Nitinol Medical
- --------------------------------------------------------------------------------
Technologies, Inc.
Common Stock

(par value $.001 per share)

All of the Common Stock offered hereby is being offered by Nitinol Medical Technologies, Inc., a Delaware corporation (together with its subsidiaries, "NMT" or the "Company").

Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "NMTI", subject only to official notice of issuance.

SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------

                                            PRICE TO            UNDERWRITING        PROCEEDS TO
                                            PUBLIC              DISCOUNT(1)         COMPANY(2)
- --------------------------------------------------------------
Per Share                                   $                   $                   $
- --------------------------------------------------------------
Total (3)                                   $                   $                   $

- --------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $700,000.
(3) The Company has granted the Underwriters an option to purchase up to an additional 405,000 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company
will be $         , $             and $            , respectively. See
"Underwriting."

The shares of Common Stock being offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made against payment therefor on
or about           , 1996 at the offices of J.P. Morgan Securities Inc., 60
Wall Street, New York, New York.

J.P. MORGAN & CO.
                   CS FIRST BOSTON
                                     JEFFERIES & COMPANY, INC.

      , 1996

                   EDGAR DESCRIPTION OF FRONT INSIDE COVER


Diagrams depicting the following:

        1. The Company's CardioSeal Septal Occluder and its placement in the human body;


        2. Deployment of the Company's Simon Nitinol Filter and its placement in the human body; and

        3. The Company's Hex-cell Stent and its deployment and placement in the human body.

No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the Offering of the Common Stock and the distribution of this Prospectus.

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary......................   3
Risk Factors............................   6
Use of Proceeds.........................  12
Dividend Policy.........................  13
Capitalization..........................  13
Dilution................................  14
Selected Consolidated Financial Data....  15
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.............................  16

                                   PAGE
Business..........................  21
Management........................  39
Certain Transactions..............  48
Principal Stockholders............  50
Description of Capital Stock......  52
Shares Eligible for Future Sale...  54
Underwriting......................  55
Legal Matters.....................  56
Experts...........................  56
Additional Information............  56
Index to Financial Statements..... F-1

UNTIL              , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Prior to the Offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company intends to furnish stockholders with annual reports containing consolidated financial statements audited by its independent auditors and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN COMMON STOCK OF THE COMPANY PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

The product names Simon Nitinol Filter(R), SNF(R) and CardioSeal(TM) and the Company's logo are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. Unless otherwise noted herein, all information contained in this Prospectus (i) reflects a 1 for 1.9 reverse stock split effective as of July 9, 1996, (ii) reflects the conversion of all outstanding Convertible Preferred Stock of the Company into 1,993,212 shares of Common Stock and 37,871 shares of Redeemable Preferred Stock of the Company upon the closing of the Offering (the "Conversion") and the immediate application of a portion of the net proceeds of the Offering to redeem all such shares of Redeemable Preferred Stock (the "Redemption"), and (iii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

Nitinol Medical Technologies, Inc. designs, develops, and markets innovative medical devices that utilize advanced materials and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters and septal repair devices. At this time, the Company's stents are in European clinical trials for certain indications, its vena cava filters are marketed in the United States and abroad, and the Company is completing the development of its septal repair device.

NMT has developed an expertise in precisely engineering nitinol and other advanced materials for a variety of innovative medical device applications. Nitinol is a nickel-titanium alloy that exhibits unique superelastic and thermal shape-memory characteristics which enable the Company's nitinol-based medical devices to transform into their intended shape once deployed into the body. The Company has developed capabilities in advanced device fabrication, materials characterization, manufacturing and process control and sophisticated in vitro testing resulting in highly efficient and reliable manufacturing processes.

The Company has established arrangements with Boston Scientific Corporation ("Boston Scientific") and C. R. Bard, Inc. ("Bard"), worldwide leaders in sales of minimally invasive medical devices, for the distribution, sales and marketing of its stents and its nitinol vena cava filter, respectively.

                               BUSINESS STRATEGY

The Company's strategy is to develop and commercialize a broad range of advanced medical devices for minimally invasive applications to address unmet medical needs by (i) designing and developing new products by leveraging its core technologies to precisely engineer nitinol and other advanced materials,
(ii) continuing to market products with more extensive distribution requirements through collaborations with established market leaders, (iii) creating direct marketing and distribution capabilities for products, such as the septal repair device, with smaller and more easily accessible user groups,
(iv) developing commercial scale manufacturing facilities to become a fully-integrated medical device company, and (v) seeking licensing and acquisition opportunities that will complement the Company's business and strengthen its competitive position.

                                    PRODUCTS

Stents. NMT's patented self-expanding nitinol stents are designed to hold open arteries, veins and other passageways of the body that have closed or become obstructed as a result of aging, disease or trauma. The Company's stents are placed in the body using catheter-based delivery systems. Once deployed, they exert radial force against the walls of passageways to enable such passageways to remain open and functional. NMT's proprietary stents can be manufactured in a variety of sizes, shapes and flexibilities and with varying radial force characteristics to treat a number of specific medical indications. Stents have emerged as one of the fastest growing segments of the medical device market and are increasingly being used as adjuncts or alternatives to a variety of medical procedures. The stent market has grown from its infancy in 1990 to estimated worldwide sales of $500 million in 1995, with continued growth expected. In November 1994, the Company entered into an exclusive license agreement with Boston Scientific to further develop, manufacture, market and distribute

NMT's stents worldwide. Boston Scientific is currently conducting clinical trials in Europe for peripheral vascular stenting and peripheral vascular stent grafting applications. The Company has been advised by Boston Scientific that it intends to commence marketing of the Company's peripheral vascular stents in Europe during 1996 and that it intends to seek Food and Drug Administration ("FDA") approval for an Investigational Device Exemption ("IDE") to permit the commencement of United States clinical trials for peripheral vascular stenting in the near future.

Vena Cava Filters. The Company's patented Simon Nitinol Filter ("SNF") is a nitinol vena cava filter designed to prevent pulmonary embolism (a blood clot lodged in the vessels supplying blood to the lungs), a condition which results in approximately 125,000 to 150,000 deaths annually in the United States. Vena cava filters are generally used in cases where drug therapy has failed or is contraindicated. The Company's vena cava filter is implanted using the Company's patented, catheter-based delivery systems from veins in the leg or neck. Additionally, the SNF is the only currently available vena cava filter which can be implanted from veins in the arm. In 1990, the Company obtained FDA clearance to market the SNF in the United States. The SNF has been distributed in the United States and certain other countries by the Bard Radiology Division of Bard ("Bard Radiology") since 1992. In 1996, Bard International, Inc. ("Bard International") began distributing the SNF outside the United States.

Septal Repair Devices. The Company is currently completing the development of the CardioSeal Septal Occluder, an innovative, patented device for the minimally invasive repair of defects in the septal wall of the heart, commonly known as "holes in the heart." These defects, which occur primarily in children, presently are treated by open heart surgery. The Company believes that the CardioSeal Septal Occluder may be suitable for use in approximately 55,000 patient implants annually for congenital heart defects, as well as for approximately 145,000 adult patients annually with Patent Foramen Ovale, another septal defect which may contribute to embolic stroke. The septal repair device was originally developed by Bard in collaboration with Children's Hospital of Boston. NMT acquired the rights to develop and commercialize the septal repair device in February 1996. The Company believes that the clinical utility of the septal repair device was demonstrated with an earlier version of the device that was evaluated in over 700 patients in clinical trials conducted between 1989 and 1991. Children's Hospital of Boston is conducting clinical trials of the current version of the septal repair device under an IDE permitting implantation of such devices in patients at high risk for surgery. In August 1996, the Company received conditional approval of its IDE application from the FDA to conduct multi-center clinical trials of the CardioSeal Septal Occluder in the United States. NMT intends to begin clinical trials for the CardioSeal Septal Occluder in the United States, Canada and Europe in late 1996.

The Company's principal executive offices are located at 263 Summer Street, Boston, MA 02210, and its telephone number is (617) 737-0930.

                                  RISK FACTORS

The purchase of Common Stock offered hereby is speculative and involves substantial risk, including risks related to the Company's limited commercialization, manufacturing and marketing experience, the Company's dependence upon collaborators and its expected near-term losses; and uncertainties as to product development, market acceptance, competition, technological change and governmental regulation. See "Risk Factors."

                                  THE OFFERING

The offering of 2,700,000 shares of Common Stock initially being offered is re-ferred to herein as the "Offering."

COMMON STOCK OFFERED....................2,700,000 shares

COMMON STOCK OUTSTANDING AFTER THE      8,985,922 shares
 OFFERING(1)............................

USE OF PROCEEDS.........................Redemption of the Redeemable Preferred
                                        Stock and funding of research,
                                        development, clinical trials and
                                        regulatory matters, leasehold
                                        improvements and equipment lease
                                        financing obligations, potential
                                        licenses and acquisitions of
                                        technologies or products that
                                        complement NMT's business and for
                                        working capital and other general
                                        corporate purposes.

NASDAQ NATIONAL MARKET SYMBOL..........."NMTI"
- -------

(1)Excludes an aggregate of 1,982,910 shares of Common Stock issuable pursuant to options and warrants outstanding as of July 31, 1996. See "Capitalization," "Management--Stock Option Plans" and "Description of Capital Stock."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary consolidated financial data derived from the Consolidated Financial Statements of the Company. The data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and other financial information included elsewhere in this Prospectus.

                       --------------------------------------------------------

                                                                                                       SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                                            1991        1992        1993        1994        1995        1995        1996
                                     -----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     (UNAUDITED)                                                       (UNAUDITED)
In thousands, except per share data

STATEMENT OF OPERATIONS DA-
 TA:
Revenues:
 Product sales..............          $    1,292  $    2,073  $    2,003  $    1,837  $    2,716  $    1,303  $    1,999
 License fees...............                  --          --          --         773         625          --         625
 Product development........                  --          --          --          38         492         269          79
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           1,292       2,073       2,003       2,647       3,833       1,572       2,703
Expenses:
 Cost of product sales......                 265         497         655         812       1,264         546         924
 Research and development...                 173         210         272         555         871         366       1,163
 General and administrative.                 410         536         468         770         871         279         940
 Selling and marketing......                 413         454         285         182         169          65         103
 In-process research and
  development(1)............                  --          --          --          --          --          --       1,111
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           1,261       1,697       1,680       2,319       3,175       1,256       4,241
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) from opera-
 tions......................                  31         376         323         328         658         316      (1,538)
Interest income (expense),
 net........................                (180)       (136)        (62)        (39)        (29)        (11)        101
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 provision for income taxes.                (149)        240         261         289         628         305      (1,437)
Provision for income tax-
 es(2)......................                  --          --          --          --          44          --          --
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss)...........          $     (149) $      240  $      261  $      289  $      584  $      305  $   (1,437)
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net income (loss) per common
 and common equivalent
 share(3)...................          $     (.02) $      .04  $      .04  $      .04  $      .08  $      .04  $     (.21)
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average common and
 common equivalent shares
 outstanding(3).............               6,406       6,704       6,678       6,856       6,985       6,984       6,846
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Cash dividends declared
 per common share(4)........          $      --   $      --   $      --   $      .13  $      .03  $      --   $      --
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========

                                                          ---------------------

                                                         AT JUNE 30, 1996
                                                                   PRO FORMA
                                                    PRO FORMA(5) AS ADJUSTED(6)
                                                    ------------ --------------
                                                            (UNAUDITED)
In thousands
BALANCE SHEET DATA:
Cash and cash equivalents..........................       $5,718        $33,161
Working capital....................................        5,309         32,752
Total assets.......................................        7,988         35,431
Long term obligations..............................           29             29
Preferred stock redemption liability...............        4,326            --
Stockholders' equity...............................        2,029         33,798

- -------
(1) Relates to a write-off of in-process research and development incurred in connection with the Company's acquisition of the septal repair device technology. See Note 3 of Notes to the Consolidated Financial Statements.
(2) In the periods prior to October 19, 1995 the Company elected to be taxed as an "S" corporation for income tax purposes. Accordingly, there was no provision for income taxes in these periods. See Note 4 of Notes to the Consolidated Financial Statements.
(3) Computed on the basis described in Note 2(j) of Notes to the Consolidated Financial Statements.

(4) Computed based on the actual number of common shares outstanding at the time the dividend was declared. In the periods prior to October 19, 1995 the Company elected to be taxed as an "S" corporation for income tax purposes.

(5) The pro forma balance sheet data gives effect to the Conversion.

(6) Adjusted to reflect the sale of 2,700,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and receipt by the Company of the estimated net proceeds therefrom, and the application of a portion of such proceeds to fund the Redemption. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

LIMITED COMMERCIALIZATION; UNCERTAINTIES OF PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE

The Company currently markets only one product, the Simon Nitinol Filter. The Company's stents and CardioSeal Septal Occluder may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold in the United States and other countries. The Company's success will depend, in part, on its ability, either by itself or in collaboration with others, to complete such product development efforts, obtain such regulatory approvals, establish manufacturing and marketing programs for such proposed products and gain market acceptance.

The Company's product development efforts are subject to the risks inherent in the development of products based on innovative technologies. These risks include the possibilities that the Company's technologies or any or all of its products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products, if safe and effective, will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with the Company's product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that the Company or its collaborators will conduct their product development efforts within the time frames currently anticipated or that such efforts will be completed successfully. See "Business--Products."

There can be no assurance that the Company's stents, septal repair devices, or any other products developed by the Company will achieve market acceptance. The degree of market acceptance for the Company's products will depend upon a number of factors, including the receipt and timing of regulatory approvals, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's products and their advantages over existing technologies. Additionally, certain of the medical indications that can be treated by the Company's devices can also be treated by surgery, drugs or other medical devices. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that the Company's devices and procedures will be able to replace such established treatments or that physicians or the medical community in general will accept and utilize the Company's devices or any other medical products that may be developed by the Company. Long-term market acceptance of NMT's products will depend, in part, on the capabilities and operating features of the Company's products as compared to other available products. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Intense Competition; Rapid Technological Change" and "Business--Products."

DEPENDENCE UPON COLLABORATORS

The Company has entered into distribution agreements with Bard Radiology and Bard International granting them exclusive distribution rights to the Company's SNF, and a license agreement with Boston Scientific granting Boston Scientific exclusive worldwide rights to develop, manufacture, market and distribute the Company's stent technology and products which incorporate such technology. Although Bard Radiology and Bard International have agreed not to sell competing filters, Boston Scientific is not prohibited from selling other stents and, in fact, manufactures and licenses from others a variety of stents that may compete with the Company's stents. Boston Scientific may choose to emphasize such other stents in its developmental and marketing efforts. See "-- Intense Competition; Rapid Technological Change."

The Company's future product development and marketing depends on the success of these arrangements and the ability to renew such arrangements. There can be no assurance that such arrangements will be renewed or that the Company's existing relationships with Bard Radiology, Bard International or Boston Scientific will continue in their current form. The Company's business could be materially adversely affected if its arrangements with Bard Radiology, Bard International or Boston Scientific prove unsuccessful or if such companies terminate their arrangements with the Company, negotiate lower prices, sell additional competing products, whether manufactured by themselves or others, or otherwise alter the nature of their relationships with the Company. The amount and timing of resources to be devoted by the Company's existing and future collaborators to performing their contractual responsibilities are not within the control of the Company. In addition, there can be no assurance that such collaborators will perform their obligations as expected or that the Company will derive any additional revenue from such arrangements. There also can be no assurance that the Company's collaborators will not pursue existing or alternative technologies in preference to products being developed in collaboration with the Company. There can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. See "Business--Strategy," "Business--Products" and "Business-- Agreements with Boston Scientific and Bard."

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

The medical device industry is characterized by rapidly evolving technology and intense competition. Other companies in the medical device industry are currently marketing products that compete with the Company's devices and may be developing, or could in the future develop, additional products that are competitive with the Company's. Many of the Company's competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than the Company. There can be no assurance that the Company will be able to compete against such competitors and potential competitors in terms of research and development, manufacturing, marketing and sales. Certain of the Company's competitors, including Johnson & Johnson, Inc., currently market stents, and Boston Scientific, which has entered into an exclusive license agreement with the Company relating to the Company's stent technology, distributes competing stents, competes with the Company in the vena cava filter market and has substantially greater sales than the Company. The Company believes that other companies are actively developing competitive septal repair devices. Such companies may succeed in obtaining regulatory approvals and commercializing their septal repair devices sooner than the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, new surgical procedures and medications could be developed that replace or reduce the importance of current or future procedures that use the Company's products. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development involves a high degree of risk and there can be no assurance that the Company's new product development efforts will result in any commercially successful products. Additionally, in many cases the medical indications that can be treated by the Company's devices can also be treated by surgery and drugs as well as other medical devices. See "Business--Products."

EXPECTED NEAR-TERM LOSSES

The Company expects operating losses to continue at least through early 1997 as it continues to expend substantial resources to complete development of the Company's products, seek regulatory clearances or approvals, build its marketing, sales and manufacturing organizations and conduct further research and development. There can be no assurance that the Company's products under development will ever gain commercial acceptance, generate revenues or achieve profitability or that the Company will resume profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED MANUFACTURING HISTORY; DEPENDENCE ON THIRD PARTY MANUFACTURERS

The Company currently uses third parties to manufacture and distribute the SNF and, pursuant to its exclusive license agreement, will use Boston Scientific to manufacture and distribute its stents. The Company intends to continue to use third parties to manufacture and distribute such products and certain other products which the Company may seek to develop.

If the Company should encounter delays or difficulties with third party manufacturers in producing, packaging or distributing its proposed products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. No assurance can be made that the Company will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. Moreover, contract manufacturers that the Company may use must adhere to current Good Manufacturing Practice ("GMP") regulations enforced by the FDA. If the Company is unable to obtain or retain third party manufacturers on commercially acceptable terms, it may not be able to commercialize medical products as planned. The Company's dependence upon third parties for the manufacture of medical products may materially adversely affect the Company's profit margins and its ability to develop and distribute products on a timely and competitive basis.

The Company plans to manufacture the CardioSeal Septal Occluder itself and, for such purpose, is currently constructing its own manufacturing facility. The Company has had no previous experience in the scale-up or manufacture of medical products. The Company's manufacturing facility will be subject to GMP, ISO 9000 and other regulatory requirements, will be subject to risks regarding delays or difficulties encountered in manufacturing any such medical products and will require a substantial investment of capital. There can be no assurance that the Company will be able to manufacture any such products successfully or in a cost-effective manner or that the Company can achieve and maintain compliance with GMP, ISO 9000 and other regulatory requirements. See "Business--Products" and "Business--Government Regulation."

LIMITED MARKETING AND SALES EXPERIENCE

Although the Company has limited internal marketing and sales resources and personnel, and currently relies primarily on third parties to market and sell its products, the Company plans to market the CardioSeal Septal Occluder directly, if and when it receives the required regulatory approvals. In order to market the CardioSeal Septal Occluder and any other products that it may develop, the Company will have to develop a marketing and sales organization with technical expertise and distribution capabilities. The development of such an organization will require significant expenditures, management resources and time. There can be no assurance that the Company will be able to develop such a marketing and sales organization. See "Business--Products."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will result in issued patents, the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, any of the Company's patents will be held valid if subsequently challenged or others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurances that others have not or will not develop similar products, duplicate any of the Company's products or design around any patents issued or that may be issued in the future to the Company or its licensors. In addition, whether or not patents are issued to the Company or its licensors, others may hold or receive patents which contain claims having a scope that covers products developed by the Company.

Moreover, there can be no assurances that patents issued to or licensed by or to the Company will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. The Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. In addition, the Company may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If the Company does not obtain required licenses, it could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. See "Business--Patents and Proprietary Rights" and "Business--Licensed Technology; Royalty Obligations."

The Company also relies on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that the Company can meaningfully protect its rights to such unpatented proprietary technology, trade secrets, or know-how. Although the Company has entered into non-disclosure agreements with its employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for the Company's trade secrets or other proprietary know-how.

GOVERNMENT REGULATION; PRODUCT APPROVALS UNCERTAIN

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States. Medical devices are regulated in the United States by the FDA under the Federal Food, Drug, and Cosmetic Act (the "FDC Act") and generally require pre-market clearance or pre-market approval prior to commercial distribution. In addition, certain material changes or modifications to medical devices also are subject to FDA review and clearance or approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, distribution and production of medical devices in the United States. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal of approvals, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

Generally, before a new device can be introduced into the market in the United States, the manufacturer must obtain FDA clearance of a pre-market notification ("510(k) notification") or approval of a PMA application. If a medical device manufacturer can establish that a device is "substantially equivalent" to a legally marketed device, the manufacturer may seek clearance from the FDA to market the device by filing a 510(k) notification. If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent to a legally marketed device, the manufacturer must seek pre-market approval of the proposed device through submission of a PMA application.

The PMA approval process is expensive, uncertain and lengthy. A number of devices for which pre-market approval has been sought by other companies have never been approved for marketing. The review time is often significantly extended by the FDA, which may require more information or clarification of information already provided in the submission. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the GMP regulations for medical devices prior to approval of the PMA application. If granted, the approval may include significant limitations on the indicated uses for which a product may be marketed.

Any products manufactured or distributed by the Company are subject to continuing regulation by the FDA including record keeping requirements, reporting of adverse experience with the use of the device, postmarket surveillance, postmarket registry and other actions deemed necessary by the FDA. The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; labeling changes; the use of a different facility to manufacture, process, or package the device. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for its products on a timely basis or at all, and delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial conditions and results of operations.

The Company's first product, the SNF, underwent significant clinical investigation under an IDE and received 510(k) clearance in 1990. Subsequent improvements and modifications to the SNF have also received 510(k) clearance from the FDA. There can be no assurance that future modifications of the device will obtain such clearance. The 510(k) clearances for the SNF were based on substantial equivalence of the device to other cardiovascular intravascular filters, which are "preamendments Class III devices." It is likely that the FDA will call for PMAs for such preamendments Class III devices, including the SNF, and that the Company will be required to have a PMA for the SNF accepted for filing by the FDA within 90 days after the date that the FDA calls for PMAs. There can be no assurance that the Company will be able to file a PMA within the prescribed time period or that any data and information submitted in a PMA will be adequate to support approval of the device. If the FDA were to require the Company to conduct a new clinical study to support the safety and efficacy of the SNF, the preparation of the PMA would take substantially longer than 90 days. Failure of the Company to submit a PMA and have it accepted for filing by the FDA within the required time frame could result in the Company being required to cease commercial distribution of the SNF. In addition the Company may not be permitted to continue commercial distribution of the SNF pending the FDA's review of the PMA. The Company's failure to have a PMA accepted for filing, or a failure to obtain FDA approval of the PMA, would result in the Company being required to cease commercial distribution of the SNF which would have a material adverse effect on the Company's business, financial condition and results of operations.

Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Failure to comply with foreign regulatory requirements also could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation."

UNCERTAIN AVAILABILITY OF THIRD PARTY REIMBURSEMENT; POSSIBLE HEALTH CARE RE-
FORMS

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third party payers may affect the pricing or relative attractiveness of the Company's products by regulating the maximum amount of reimbursement provided for by such payers to the physicians and clinics using the Company's devices, or any other products that the Company may develop, or by taking the position that such reimbursement is not available at all. The level of reimbursement by third party payers in those states that do provide reimbursement varies considerably. Major third party payers reimburse inpatient medical treatment, including all operating costs and all furnished items or services, including devices such as the Company's, at a prospectively fixed rate based on the diagnosis-related group ("DRG") that covers such treatment as established by the federal Health Care Financing Administration. For interventional procedures, the fixed rate of reimbursement is based on the procedure or procedures performed and is unrelated to the specific devices used in such procedure. The amount of profit realized by suppliers of health care services relating to the procedure may be reduced by the use of the Company's devices. If a procedure is not covered by a DRG, certain third party payers may deny reimbursement. Alternatively, a DRG may be assigned that does not reflect the costs associated with the use of the Company's devices, resulting in limited reimbursement. If, for any reason, the Company's products were not to be reimbursed by third party payers, the Company's ability to sell its products may be materially adversely affected. Mounting concerns about rising health care costs may cause more restrictive coverage and reimbursement policies to be implemented in the future. Several states and the federal government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control directly the price health care providers and drug and device manufacturers may charge for their services and products. In the international market, reimbursement by private third party medical insurance providers, and governmental insurers and providers varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement. See "Business--Government Regulation."

UNCERTAINTIES OF SUCCESSFUL REDESIGN OF THE SEPTAL REPAIR DEVICE

Between 1989 and 1991 Bard sponsored trials of an earlier version of the septal repair device, known as the Clamshell. In 1991, Bard discovered fractures of the stainless steel framework in certain of the devices implanted during such clinical trials and, following such discovery, suspended its clinical trials worldwide except for patients at high risk for surgery. It was determined that the fractures were caused by metal fatigue resulting from higher than anticipated forces acting on the Clamshell. Redesign efforts were initiated, resulting in the design of the current version of the septal repair device. Although the CardioSeal Septal Occluder has undergone in vitro testing, there can be no assurance that such testing accurately simulates the actual forces in the human body or that similar fractures will not occur with the CardioSeal Septal Occluder. If such fractures occur, the Company's efforts to commercialize the CardioSeal Septal Occluder may be significantly delayed and the Company may be required to invest significant resources in further designing and engineering the device or to discontinue its development efforts. See "Business--Products."

PRODUCT LIABILITY RISKS; INSURANCE

The testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against the Company or its third party distributors in the event that the use of the Company's devices is alleged to have adverse effects on a patient. A product liability claim or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations. Certain of the Company's devices are designed to be used in life-threatening situations where there is a high risk of serious injury or death. Although the Company currently maintains limited product liability insurance coverage, there can be no assurance that in the future the Company will be able to maintain such coverage on acceptable terms or that current insurance or insurance subsequently obtained will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that the Company will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition, and result of operations. See "Business--Product Liability and Insurance."

UNCERTAIN FUTURE CAPITAL REQUIREMENTS

The Company may require funds in addition to the net proceeds of the Offering for its research and product development programs, preclinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company may seek such additional funding through public or private financing or collaborative, licensing or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders; debt financing, if available, may involve restrictive covenants. The Company's capital requirements will depend on numerous factors, including the sales of its products, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. See "Business--Licensed Technology; Royalty Obligations," "Management-Employment Agreements" and "Certain Transactions." The Company's cash requirements will vary from those now planned and such variances may be material.

There can be no assurance that additional financing will be available when needed or, if available, will be available on acceptable or affordable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON QUALIFIED PERSONNEL

There is intense competition for qualified personnel in the medical device field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business--Employees" and "Management."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

Prior to the Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained in the future. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. In addition, the market price of the Common Stock is likely to be highly volatile as frequently occurs with publicly traded emerging growth companies and medical device companies. Factors such as results of clinical trials, announcements of technological innovations or new products by the Company or its competitors, government regulatory action affecting the Company's proposed products in either the United States or foreign countries, developments or disputes concerning patent or proprietary rights and market conditions for emerging growth and medical device companies in general, as well as period-to-period fluctuations in the Company's financial results, could have a significant impact on the market price of the Common Stock.

BROAD DISCRETION AS TO USE OF PROCEEDS

Approximately 42% of the estimated net proceeds of the Offering has been allocated to working capital and other general corporate purposes and will be used for such specific purposes as management may determine, including potential license or acquisition arrangements with other companies. The Company is currently evaluating certain potential license or acquisition opportunities; however, the Company has no agreements, arrangements or understandings with any third parties for any such licenses or acquisitions at this time. There can be no assurance that the Company will enter into or consummate any such license or acquisition or, if entered into, that any such arrangements will be successful. Accordingly, management will have broad discretion with respect to the expenditure of a substantial portion of the net proceeds of the Offering. See "Use of Proceeds."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE

In addition to its authorized shares of Common Stock, the Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 3,000,000 shares of undesignated preferred stock. Upon completion of the Offering, no shares of preferred stock of the Company will be outstanding, and the Company has no present intention to issue any shares of preferred stock. However, because the rights and preferences of any series of preferred stock may be set by the Board of Directors in its sole discretion, the rights and preferences of any such preferred stock may be superior to those of the Common Stock and thus may adversely affect the rights of the holders of Common Stock. See "Description of Capital Stock--Preferred Stock."

POSSIBLE ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of the Offering, the Company's existing stockholders will beneficially own an aggregate of 6,285,922 shares of Common Stock. Sales of substantial amounts of Common Stock in the public market by such persons after the Offering could adversely affect prevailing market prices for the Common Stock. At July 31, 1996, 281,520 shares of Common Stock were issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.34 per share and 1,701,390 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.50 per share. The Company, certain stockholders and directors and officers of the Company have agreed to enter into lock-up agreements with the Underwriters not to dispose of any shares of Common Stock, nor any securities convertible into or exchangeable or exercisable for any such shares, without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the Offering, subject to certain limited exceptions. After such 180-day period, however, substantially all shares of Common Stock currently outstanding will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if the conditions to that Rule have been met. The Company's current stockholders are also entitled to certain rights with respect to the registration under the Securities Act of shares held by them. See "Management," "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

NO DIVIDENDS

The Company does not anticipate declaring or paying cash dividends in the foreseeable future. The Company expects that any earnings which it may realize will be retained for use in its business. See "Dividend Policy."

DILUTION

Investors purchasing shares of Common Stock in the Offering will incur immediate dilution of $9.25 in the per share net tangible book value of their Common Stock (assuming an initial public offering price of $13.00). The Company has granted to officers, directors, certain principal stockholders and others numerous options and warrants to purchase Common Stock at prices below the offering price. Investors purchasing shares of Common Stock in the Offering will incur additional dilution to the extent outstanding warrants and options are exercised. See "Dilution," "Management--Options Granted Outside of the Plans" and "Certain Transactions."

                                USE OF PROCEEDS

The net proceeds to the Company from the Offering are estimated to be approximately $31.9 million, assuming an initial public offering price of $13.00 per share ($36.8 million if the over-allotment option is exercised in full), after deducting the underwriting discount and offering expenses payable by the Company.

The Company will use approximately $4.5 million of the net proceeds for the Redemption of the Company's Redeemable Preferred Stock, $.001 par value per share ("Redeemable Preferred Stock"), including the payment of accrued dividends. See "Certain Transactions." The Company anticipates that it will use approximately $8.0 million of the net proceeds for research, development, clinical trials and regulatory matters; approximately $3.0 million to develop the Company's sales and marketing capabilities; and approximately $3.0 million for leasehold improvements and payments under certain equipment lease financing obligations to be incurred in connection with the Company's relocation to a new manufacturing, laboratory and administrative facility. The Company intends to use the balance of the net proceeds, approximately $13.4 million, for potential licenses and acquisitions of technologies or products that complement the business of the Company and for other general corporate purposes, including working capital. As of the date of this Prospectus, the Company is evaluating certain potential license or acquisition opportunities; however, the Company has no agreements, arrangements or understandings with any third parties for any such licenses or acquisitions. Pending such uses, the Company intends to invest the net proceeds of the Offering in interest-bearing, investment grade securities.

The foregoing represents the Company's best estimate of its allocation of the net proceeds from the sale of the Common Stock offered hereby based upon the current state of its business operations, its current plans and current economic and industry conditions and is subject to reallocation among the categories listed above or to new categories. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's clinical trials and actions relating to regulatory matters, and the costs and timing of expansion of marketing, sales and manufacturing activities, and hence the Company's management will retain broad discretion in the allocation of a substantial portion of the net proceeds. See "Risk Factors--Broad Discretion as to Use of Proceeds."

                                DIVIDEND POLICY

From the Company's inception through October 19, 1995, the Company was an "S" corporation for federal and state income tax purposes. As such, the Company generally was not subject to federal or state income taxes, but its income was taxable to its stockholders. The Company declared and paid dividends in the aggregate amount of $600,000 for such period.

The Company does not anticipate declaring or paying cash dividends in the foreseeable future. The Company expects that any earnings which it may realize will be retained for use in its business.

                                 CAPITALIZATION

The following table sets forth as of June 30, 1996 (i) the pro forma capitalization of the Company which gives effect to the Conversion, and (ii) the pro forma capitalization as adjusted to give effect to the sale of the shares of Common Stock offered hereby at an assumed offering price of $13.00 per share (after deducting the underwriting discount and offering expenses payable by the Company) and the application of a portion of the net proceeds therefrom for the Redemption. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                         AT JUNE 30, 1996
                                                                   PRO FORMA
                                                       PRO FORMA  AS ADJUSTED
                                                       ---------  -----------
Dollars in thousands
Current portion of long term obligations                  $  406      $   406
                                                       =========  ===========
Long term obligations                                         29           29
                                                       ---------  -----------
Preferred stock redemption liability                       4,326          --
                                                       ---------  -----------
Stockholders' Equity:
  Preferred Stock, $.001 par value; 3,000,000 shares
   authorized; none issued and outstanding pro forma
   and as adjusted                                           --           --
  Common Stock, $.001 par value; 30,000,000 shares
   authorized; 6,285,922 shares issued and outstanding
   pro forma; 8,985,922 shares pro forma as
   adjusted(1)                                                 6            9
  Additional paid-in capital                               4,308       36,074
  Accumulated deficit                                     (2,285)      (2,285)
                                                       ---------  -----------
    Total stockholders' equity                             2,029       33,798
                                                       ---------  -----------
    Total capitalization                                  $6,383      $33,826
                                                       =========  ===========

- -------

(1) Excludes 1,982,910 shares of the Company's Common Stock reserved for issu-ance pursuant to the exercise of options and warrants outstanding as of June 30, 1996 at a weighted average exercise price of $2.62 per share of which op-tions and warrants to purchase 948,807 shares of Common Stock were then exer-cisable.

                                    DILUTION

Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Common Stock will exceed the net tangible book value per share of Common Stock after the Offering. Net tangible book value per share is determined at any date by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding at such date.

The net tangible book value of the Company as of June 30, 1996 was $1,893,778 or $.30 per share pro forma after giving effect to the Conversion. After giving effect to the sale of 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application of a portion of the estimated net proceeds therefrom for the Redemption, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $33,662,778 or $3.75 per share. This represents an immediate increase in net tangible book value of $3.45 per share to existing stockholders and an immediate dilution of $9.25 per share to new investors purchasing the shares of Common Stock in the Offering. The following table illustrates the dilution of a new investor's equity on a per share basis as of March 31, 1996:

                                                                    -----------

Assumed initial public offering price per share of Common Stock         $ 13.00
  Pro forma net tangible book value per share of Common Stock be-
   fore the Offering                                              $ .30
  Increase in net tangible book value per share attributable to
   new investors                                                   3.45
                                                                  -----
Pro forma net tangible book value after the Offering (1)                   3.75
                                                                        -------
Dilution per share to new investors(1)                                  $  9.25
                                                                        =======

- -------

(1) If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value after the Offering would be approximately $4.11 per share, resulting in dilution to new investors in the Offering of $8.89 per share. See "Underwriting."

The following table sets forth, as of June 30, 1996, the difference between (i) the number of shares of Common Stock purchased from the Company (including the Common Stock to be issued upon the Conversion), the total consideration paid and the average price per share paid by the existing stockholders for such shares and (ii) the number of shares of Common Stock to be purchased by new investors in the Offering from the Company, the total consideration to be paid and the average price per share to be paid by them for such shares and (iii) the percentage of shares purchased from the Company by new investors and the percentage of the consideration paid to the Company for such shares by new investors.

                                        ---------------------------------------

                       SHARES PURCHASED   TOTAL CONSIDERATION
                                                               AVERAGE PRICE
                          NUMBER PERCENT       AMOUNT PERCENT      PER SHARE
                       --------- -------  ----------- -------  -------------
Existing Stockholders  6,285,922    70.0% $ 4,528,481    11.4%        $  .72
New Investors          2,700,000    30.0   35,100,000    88.6          13.00
                       ---------  -----   -----------  -----
  Total                8,985,922  100.0%  $39,628,151   100.0%
                       =========  =====   ===========  =====

At July 31, 1996, 281,520 shares of Common Stock were issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.34 per share and 1,701,390 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.50 per share. To the extent these warrants or options are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Stock Option Plans," "Management--Options Granted Outside of the Plans" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data of the Company. The selected consolidated financial data as of December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995 are derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants and together with their report thereon are included elsewhere in this Prospectus. The selected consolidated financial data for the years ended December 31, 1991, 1992 and 1993 are derived from the Company's Consolidated Financial Statements which, in the case of 1992 and 1993, have been audited by Arthur Andersen LLP. The selected consolidated financial data as of March 31, 1996 and the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited Consolidated Financial Statements included elsewhere in this Prospectus. In the opinion of management, the unaudited Consolidated Financial Statements of the Company have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                                       SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                                            1991        1992        1993        1994        1995        1995        1996
                                     -----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     (UNAUDITED)                                                       (UNAUDITED)
In thousands, except per share data

STATEMENT OF OPERATIONS DA-
 TA:
Revenues:
 Product sales                        $    1,292  $    2,073  $    2,003  $    1,837  $    2,716  $    1,303  $    1,999
 License fees                                 --          --          --         773         625          --         625
 Product development                          --          --          --          38         492         269          79
                                       ---------- ----------  ----------  ----------  ----------  ----------   ----------
                                           1,292       2,073       2,003       2,647       3,833       1,572       2,703
Expenses:
 Cost of product sales                       265         497         655         812       1,264         546         924
 Research and development                    173         210         272         555         871         366       1,163
 General and administrative                  410         536         468         770         871         279         940
 Selling and marketing                       413         454         285         182         169          65         103
 In-process research and
  development(1)                              --          --          --          --          --          --       1,111
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           1,261       1,697       1,680       2,319       3,175       1,256       4,241
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income(loss) from operations                  31         376         323         328         658         316      (1,538)
Interest income (expense),
 net                                        (180)       (136)        (62)        (39)        (29)        (11)        101
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income(loss) before
 provision for income taxes                 (149)        240         261         289         628         305      (1,437)
Provision for income tax-
 es(2)                                        --          --          --          --          44          --          --
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income(loss)                      $     (149) $      240  $      261  $      289  $      584  $      305  $   (1,437)
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net income(loss) per common
 and common equivalent
 share(3)                             $     (.02) $      .04  $      .04  $      .04  $      .08  $      .04  $     (.21)
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average common and
 common equivalent shares
 outstanding(3)                            6,406       6,704       6,678       6,856       6,985       6,984       6,846
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Cash dividends declared per
 common share(4)............          $       --  $       --  $       --  $      .13  $      .03  $       --  $       --
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========

                          -----------------------------------------------------

                                         AT DECEMBER 31,                     AT JUNE 30,
                               1991      1992      1993      1994      1995         1996
                          ---------  --------  --------  --------  --------  -----------
                                                                             (UNAUDITED)
In thousands
BALANCE SHEET DATA:
Cash and cash equiva-
 lents                    $      32  $    205  $    644  $    715  $    533    $   5,718
Working capital (defi-
 cit)                          (957)      415       512        68    (1,277)       5,309
Total assets                    419     1,207     1,152     1,253     1,661        7,988
Long-term obligations           825     2,141     1,957     1,690        --           29
Redemption value of pre-
 ferred stock                    --        --        --        --        --        4,326
Stockholders' equity
 (deficit)                   (1,697)   (1,457)   (1,190)   (1,331)     (844)       2,029

- -------

(1) Relates to a write-off of in-process research and development incurred in connection with the Company's acquisition of the septal repair device technology. See Note 3 of Notes to the Consolidated Financial Statements.
(2) In the periods prior to October 19, 1995 the Company elected to be taxed as an "S" corporation for income tax purposes. Accordingly, there was no provision for income taxes in these periods. See Note 4 of Notes to the Consolidated Financial Statements.
(3) Computed on the basis described in note 2(j) of Notes to the Consolidated Financial Statements.

(4) Computed based on the actual number of common shares outstanding at the time the dividend was declared. In the periods prior to October 19, 1995 the Company elected to be taxed as an "S" Corporation for income tax purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

Since its inception in 1986, the Company has focused its efforts on the design, development and commercialization of medical devices which are delivered by minimally invasive procedures. The products developed or under development include self-expanding stents, vena cava filters and septal repair devices.

The Company's initial product, a vena cava filter system, was given FDA clearance in 1990. This product is distributed in the United States and certain other countries by Bard Radiology and in other markets outside the United States by Bard International. Both distributors are obligated to make annual minimum purchases. The filter component of the current vena cava filter system is manufactured by Lake Region Manufacturing Inc. ("Lake Region"). The Company currently purchases its delivery systems for the vena cava filter under purchase orders with third party suppliers. The vena cava filter is the only product sold by the Company during the periods discussed below. The majority of the Company's revenues, and all of its cost of product sales, are related to the vena cava filter during such periods.

In November 1994, the Company entered into an agreement with Boston Scientific pursuant to which Boston Scientific obtained exclusive worldwide rights to develop, manufacture, market and distribute the Company's stent technology and products which incorporate such technology. Under this license agreement, Boston Scientific is responsible for performing clinical trials for stents under development and for reimbursing the Company for stent development costs incurred by the Company. These reimbursements are classified as product development revenues in the Consolidated Statement of Operations. The Company also receives license fees, including milestone payments, from Boston Scientific under this license agreement. Upon commercialization, the Company will receive royalties based upon product sales and certain manufacturing cost reduction incentives from Boston Scientific under the license agreement. The Company's revenues in the periods discussed below include such license fees and reimbursements. Most of its costs associated with its stents are included in research and development expenses.

In February 1996, the Company acquired, through the issuance of Common Stock, the rights to develop and commercialize its septal repair device. The Company has not yet realized any revenue related to its septal repair device. The Company expects to manufacture this device itself which will result in increased operating expenses as discussed below.

In the first half of 1996 the Company significantly increased the scope of its operations. This included the addition of a new Chief Executive Officer, an Executive Vice President and Chief Financial Officer and a President of the Septal Repair Division, which was formed in February 1996. In addition, in April 1996, the Company entered into a lease for a new manufacturing, laboratory and administrative space which will increase the Company's annual facility lease payments by approximately $400,000. The Company anticipates taking full occupancy in September 1996 upon completion of construction of the facility to the Company's specifications. The Company expects operating expenses to continue to increase significantly as it enters into clinical trials for the septal repair device, accelerates its other product development programs and builds the infrastructure necessary to commercialize its technologies.

The Company has agreed to make certain royalty payments to Children's Medical Center Corporation based on net sales of the CardioSeal Septal Occluder. The Company has also agreed to pay certain royalties to Morris Simon, M.D., the Company's Scientific Director and co-founder, based on sales of products using the technology invented by Dr. Simon relating to the SNF. In addition, pursuant to the Company's employment agreements with Mr. Kleshinski and Dr. Harry, respectively, the Company has agreed to pay certain royalties based on sales or licenses of products where either Mr. Kleshinski or Dr. Harry, as the case may be, was the sole or joint inventor. See "Management--Employment Agreements" and
Note 8(d) of Notes to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

Revenues. Revenues for the six months ended June 30, 1996 increased to $2.7 million from $1.6 million for the six months ended June 30, 1995 (a 69% increase). Product sales derived from the sale of vena cava filters increased to $2.0 million for the six months ended March 31, 1996 from $1.3 million for the six months ended June 30, 1996 (a 54% increase). The increase in product sales was primarily due to increased unit sales of vena cava filters, which in turn, was primarily due to the introduction of the straight-line delivery system in November 1995, and the commencement of international distribution by Bard International in January 1996. The Company recorded $625,000 in license fees from Boston Scientific related to its stent technology in the six months ended June 30, 1996, consisting of a $250,000 milestone payment and the first two quarters minimum royalty payments of $187,500 each. Product development revenues from Boston Scientific (which consist of reimbursement of certain costs incurred by the Company) decreased to $79,000 for the six months ended June 30, 1996 from $269,000 for the six months ended June 30, 1995 (a 71% decrease), due to the completion of the Company's transfer of its stent technology to Boston Scientific in November 1995 which has resulted in a reduction of stent development costs incurred by the Company on behalf of Boston Scientific.

Cost of Product Sales. Cost of product sales increased to $924,000 for the six months ended June 30, 1996 from $546,000 for the six months ended June 30, 1995 (a 69% increase). The cost of product sales in both periods was entirely related to vena cava filters, and the increase reflects the increase in vena cava filters sold in the six months ended June 30, 1996. Cost of products sales, as a percent of product sales, increased to 46% for the six months ended March 31, 1996 from 42% for the six months ended June 30, 1995. This increase reflects the impact of the introduction of the straight-line delivery system which has a higher unit manufacturing cost as a percent of the selling price.

Research and Development. Research and development expense increased to $1.2 million for the six months ended June 30, 1996 from $366,000 for the six months ended June 30, 1995 (a 228% increase). The increase reflects increased activity in the Company's development programs for vena cava filters, the CardioSeal Septal Occluder and other products under development. Increased expenses resulted primarily from increases in personnel and related costs, engineering expenses and facilities related costs. The Company received reimbursement from Boston Scientific for $79,000 and $269,000 of these expenses in the six months ended June 30, 1996 and 1995 respectively, which amounts are included in revenues.

General and Administrative. General and administrative expenses increased to $937,000 for the six months ended June 30, 1996 from $279,000 for the six months ended June 30, 1995 (a 236% increase). The increase consisted primarily of increases in personnel and related costs, legal and professional fees and consulting expenses. These increases resulted from the Company's expanded scope of operations.

Selling and Marketing. Selling and marketing expenses increased to $103,000 for the six months ended June 30, 1996 from $65,000 for the six months ended June 30, 1995 (a 58% increase). The increase related primarily to the introduction of the straight-line delivery system and the international distribution of the vena cava filter by Bard International beginning in January 1996, and secondarily to pre-marketing activities related to the CardioSeal Septal Occluder. Selling and marketing expenses for the six months ended June 30, 1995 were entirely related to vena cava filters.

In-Process Research and Development. For the six months ended June 30, 1996, the Company recorded a charge of $1.1 million for in-process research and development related to the CardioSeal Septal Occluder which was acquired in February 1996. See Note 3 of Notes to the Consolidated Financial Statements.

Interest Income (Expense), Net. Interest income, net was $101,000 for the six months ended June 30, 1996 as compared to interest expense, net amounting to $11,000 for the six months ended June 30, 1995. This increase was primarily due to the receipt in February 1996 of $7.5 million in net proceeds from the sale of Convertible Preferred Stock. Interest expense in both periods consisted primarily of interest on subordinated debt to stockholders, which was fully repaid in April 1996.

Income Taxes. The Company had no income tax provision for the six months ended June 30, 1996 as it incurred an operating loss. Prior to October 19, 1995, the Company elected to be taxed as a "S" Corporation for federal and state income tax purposes and, accordingly, the financial statements do not include a provision for income taxes for the six months ended June 30, 1995. The Company has not recorded a pro forma tax provision as there would have been sufficient net operating loss carryforwards to offset income in all periods presented. See
Note 4 to the Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

Revenues. Revenues increased to $3.8 million in 1995 from $2.6 million in 1994 (a 46% increase). Product sales of vena cava filters increased to $2.7 million in 1995 from $1.8 million in 1994 (a 50% increase). This increase is primarily due to increased unit sales of vena cava filters which the Company attributes primarily to the distribution agreements with Bard. License fees, which consist of payments from Boston Scientific related to the Company's stent technology, decreased to $625,000 in 1995 from $773,000 in 1994 (a 19% decrease). License fees in 1995 represent amounts received upon the achievement of a contractual milestone. License fees in 1994 represented initial license fees received from Boston Scientific upon entering into the license agreement in November 1994. Product development revenues increased to $492,000 in 1995 from $38,000 in 1994. The significant increase in 1995 reflects a full year of development efforts funded by Boston Scientific under the agreements entered into in November 1994.

Cost of Product Sales. Cost of product sales increased to $1.3 million in 1995 from $812,000 in 1994 (a 60% increase). The increase in cost of product sales reflects the increase in vena cava filter units sold in 1995. Cost of product sales, as a percent of product sales, increased to 47% in 1995 from 44% in 1994 primarily due to the introduction of the vena cava straight-line delivery system in November 1995, which has a higher unit manufacturing cost as a percent of the selling price.

Research and Development. Research and development expenses increased to $871,000 in 1995 from $555,000 in 1994 (a 57% increase). The increase reflects increased product development and patent registration costs associated with the development of the Company's stent technology which was licensed to Boston Scientific in November 1994. Increased expenses resulted primarily from increases in personnel, engineering expenses and facilities related costs. The Company received reimbursement from Boston Scientific for $492,000 and $38,000 of these expenses in 1995 and 1994, respectively, which amounts are included in revenues.

General and Administrative. General and administrative expenses increased to $871,000 in 1995 from $770,000 in 1994 (a 13% increase). The increase is primarily due to the expansion of the Company's infrastructure necessary to support the growth of the Company and increases in product development activities. Increased expenses consisted primarily of increases in personnel and related costs and consulting expenses.

Selling and Marketing. Selling and marketing expenses decreased to $169,000 in 1995 from $182,000 in 1994 (a 7% decrease). Selling and marketing expenses in 1995 and 1994 are entirely related to the Company's vena cava filter.

Interest Income (Expense), Net. Interest expense, net decreased to $29,000 in 1995 from $39,000 in 1994 (a 26% decrease). The decrease reflects the repayment of subordinated debt to stockholders. Interest income in 1995 and 1994 was not significant.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

Revenues. Revenues increased to $2.6 million in 1994 from $2.0 million in 1993 (a 30% increase). Product sales decreased to $1.8 million in 1994 from $2.0 million in 1993 (a 10% decrease). The decrease in product sales was due primarily to a decrease in the sales price of such filters received by the Company, as a result of the distribution agreement with Bard Radiology, offset in part by increased unit sales. In 1992 the Company entered into its exclusive distribution agreement with Bard Radiology, pursuant to which it receives a specified percentage of the average selling price of the vena cava filter. This percentage decreased in August 1993 from its introductory level and then again in October 1994, to its current level under the agreement. The Company does not anticipate any additional reductions under the terms of the agreement in the near future. License fees were $773,000 in 1994. The Company had no license fee revenue in 1993. License fees represent initial license fees received from Boston Scientific upon entering into the license agreement in November 1994. Product development revenues were $38,000 in 1994. The increase reflects development efforts funded by Boston Scientific under the agreement entered into in November 1994.

Cost of Product Sales. Cost of product sales increased to $812,000 in 1994, from $655,000 in 1993 (a 24% increase). The increase in cost of product sales reflects the increase in vena cava filter units sold. Cost of product sales, as a percent of product sales, increased to 44% in 1994 as compared to 33% in 1993 primarily due to the impact of the contractual reduction in the unit selling price of vena cava filters.

Research and Development. Research and development expenses increased to $555,000 in 1994 from $272,000 in 1993 (a 104% increase). The increase reflects increased product development and patent registration costs associated with the development of the Company's stent technology which was licensed to Boston Scientific in November 1994. Increased expenses consisted primarily of increases in personnel, engineering expenses and facilities related costs. The Company received reimbursement from Boston Scientific for $38,000 of these expenses in 1994, which amount is included in revenues.

General and Administrative. General and administrative expenses increased to $770,000 in 1994 from $468,000 in 1993 (a 65% increase). The increase is primarily due to the expansion of the Company's infrastructure necessary to support the growth of the Company and increases in product development activities. Increased expenses consisted primarily of increases in personnel and related costs and consulting expenses.

Selling and Marketing. Selling and marketing expenses decreased to $182,000 in 1994 from $285,000 in 1993 (a 36% decrease). Selling and marketing expenses in 1994 and 1993 are primarily related to the Company's vena cava filter. The decrease reflects the Company's decision in 1993 to discontinue selling the filter through independent distributors and begin distributing exclusively through Bard.

Interest Income (Expense), Net. Interest expense, net decreased to $39,000 in 1994 from $62,000 in 1993 (a 37% decrease). The decrease in 1994 reflects the repayment of a portion of the subordinated debt due to stockholders. Interest income in 1994 and 1993 was not significant.

LIQUIDITY AND CAPITAL RESOURCES

The Company has funded its operations primarily through cash flows from operations of $525,000, $1.2 million and $647,000 in the years ended December 31, 1995, 1994 and 1993, respectively. In the six months ended June 30, 1996, operations utilized cash of $1,092,000 of which part was used to fund a portion of the acquisition of the septal repair device technology and for working capital. Cash flows from operations include $500,000 of upfront license fees and a $100,000 advance product development billing received from Boston Scientific in 1994 and recorded as deferred revenue. Cash flow from operations was used to fund increases in accounts receivable of $238,000 and $282,000 in the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. Such increases reflect the increases in product sales and the timing of such product sales. In February 1996, the Company received approximately $7.5 million in net proceeds from the sale of 3,787,104 shares of Convertible Preferred Stock, which funds were used in part to accelerate its facilities and infrastructure expansion. In the year ended December 31, 1994 and the six months ended June 30, 1996, the Company made distributions to its stockholders of $500,000 and $100,000, respectively. In 1994, the Company began repaying a $1.5 million loan received in 1992 from Bard. Loan payments are based upon the number of domestic vena cava units sold to Bard Radiology. The loan is expected to be fully repaid by the end of 1996. Payments during 1994, 1995 and the six months ended June 30, 1996 amounted to $242,000, $477,000 and $382,000, respectively. In addition, during the years ended December 31, 1993, 1994, 1995 and the six months ended June 30, 1996, the Company repaid subordinated debt to its stockholders amounting to $184,000, $329,000, $2,500, and $309,000, respectively.

Purchases of property and equipment for use in its research and development and general and administrative activities amounted to $336,000 during the three years ended December 31, 1995 and $275,000 during the six months ended June 30, 1996. In May 1996, the Company entered into a lease for a new manufacturing research and administrative facility which is expected to increase its annual facility lease payments by approximately $400,000 beginning in the third quarter of 1996. The Company anticipates incurring costs during 1996 and 1997 for leasehold improvements for its new facility of approximately $1.4 million, net of the landlord's contribution, and for purchases of equipment and furniture of approximately $1.5 million. The Company has received a $1.5 million firm commitment for financing substantially all of the equipment and furniture. The Company anticipates incurring additional leasehold improvements and purchases of equipment and furniture.

The Company is party to various other substantial contractual arrangements including salaries and fees for current employees and consultants which are likely to increase as additional agreements are entered into and additional personnel are retained. The Company has also committed to purchase certain minimum quantities of the vena cava filter from a supplier through June 2001. See Note 8(a) of Notes to the Consolidated Financial Statements. All of these arrangements require cash payments by the Company over varying periods of time. Certain of these arrangements are cancelable on short notice and certain require termination or severance payments as part of any early termination.

The Company believes that the anticipated net proceeds of the Offering, its existing resources and cash flow from current operations will be sufficient to fund its current level of operations and planned new product development, including increased working capital requirements and capital expenditures, for the foreseeable future. The Company expects to accelerate its product development, marketing and other activities with the proceeds of the Offering. The Company has incurred a net loss of $1.4 million for the six months ended June 30, 1996, primarily as a result of a charge of $1.1 million for acquired in-process research and development. See Note 3 of Notes to the Consolidated Financial Statements. The Company expects operating losses to continue at least through early 1997 as it continues to expend substantial resources to complete development of the Company's products, seek regulatory clearances or approvals, build its marketing, sales and manufacturing organizations and conduct further research and development.

The Company may require funds in addition to the net proceeds of the Offering for its research and product development programs, preclinical and clinical testing, operating expenses, regulatory processes, manufacturing and marketing programs and potential licenses and acquisitions. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. The Company's capital requirements will depend on numerous factors, including the sales of its products, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and terms of any collaborative, licensing and other arrangements that the Company may establish.

                                    BUSINESS

OVERVIEW

The Company designs, develops, and markets innovative medical devices that utilize advanced materials and are delivered by minimally invasive procedures. The Company's products offer alternative approaches to complex medical treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters (the Simon Nitinol Filter) and septal repair devices (the CardioSeal Septal Occluder). The Company's strategy is to develop and commercialize a broad range of advanced medical devices for minimally invasive applications to address unmet medical needs. At this time, the Company's stents are in European clinical trials for certain indications, its vena cava filters are marketed in the United States and abroad, and the Company is completing development of its septal repair device.

The Company has established arrangements with Boston Scientific and Bard, worldwide leaders in sales of minimally invasive medical devices, for the distribution, sale and marketing of its stents and its Simon Nitinol Filter, respectively. The Company intends to continue to market products with extensive distribution requirements through collaborations with established market leaders. NMT intends to develop direct marketing and distribution capabilities for products with smaller and more easily accessible user groups (such as the CardioSeal Septal Occluder).

BACKGROUND

The Company was founded in July 1986 to develop and commercialize medical devices using nitinol. Dr. Morris Simon, the Company's Scientific Director and co-founder, was one of the first medical researchers to investigate the use of nitinol for medical device applications. In April 1990, the Company obtained FDA clearance to market its initial product, the Simon Nitinol Filter, in the United States. The Company entered into an exclusive distribution agreement with Bard Radiology for distribution of the SNF in the United States and certain other countries in May 1992. The Company's primary stent patent was issued in November 1994 and, during the same month, the Company entered into an exclusive license agreement with Boston Scientific to further develop, manufacture, market and distribute NMT's stents worldwide. In November 1995, the Company expanded its relationship with Bard by granting Bard International the right to distribute the SNF in most markets outside the United States. In February 1996, the Company acquired the rights to its CardioSeal Septal Occluder to complement the Company's core technologies and expand its product base. See "Certain Transactions."

CORE TECHNOLOGIES

NMT has developed an expertise in precisely engineering nitinol and other advanced materials, such as MP35N, for a variety of innovative medical device applications. The Company has developed capabilities in advanced device fabrication, materials characterization, manufacturing and process control and sophisticated in vitro testing resulting in highly efficient and reliable manufacturing processes.

Nitinol, a nickel-titanium alloy, has unique superelastic and thermal shape-memory characteristics. The superelastic characteristics enable a nitinol-based device to undergo severe deformation without permanent damage to either its shape or strength. The thermal shape-memory characteristics of nitinol enable a device which has been radically deformed to return to its intended shape in response to a small change in temperature. The mechanical properties that can be engineered into nitinol-based devices permit innovative product designs that presently would be difficult or impossible to replicate with other materials. The Company utilizes both the superelastic and thermal shape-memory characteristics of nitinol for medical device applications. The Company has demonstrated its ability to utilize these characteristics to provide for ease of access and delivery of sophisticated medical devices that transform into their intended shape once placed into the body. Nitinol is biocompatible and non-ferromagnetic, thereby allowing the use of magnetic resonance imaging on patients with nitinol-based device implants.

MP35N is an advanced metal alloy which is biocompatible and resistant to corrosion and fatigue. The Company has combined the use of MP35N with knitted polyester in developing the CardioSeal Septal Occluder. Knitted polyester, a biocompatible fabric that encourages tissue in-growth, has been extensively used in the vasculature for many years.

STRATEGY

The key elements of the Company's business strategy include:

    .Developing a broad range of advanced medical devices for minimally invasive applications which offer alternative approaches to existing medical treatments to reduce patient trauma, procedure, hospitalization and recovery times, and overall treatment costs.

    .Targeting development of products for large, fast growing market segments with unmet medical needs.

    .Focusing development efforts on core technologies which leverage the Company's expertise in nitinol and other advanced materials.

    .Establishing collaborations with market leaders for the marketing and distribution of products in larger markets with more extensive distribution requirements.

    .Creating direct marketing and distribution capabilities for products with smaller and more easily accessible user groups.

    .Developing commercial scale manufacturing facilities to become a fully-integrated medical device company.

    .Strengthening the Company's competitive position by developing, acquiring and licensing technologies and products that complement its business.

PRODUCTS

Stents

Stents are small tubes that hold open arteries, veins and other passageways in the body, such as the esophagus and bile duct, that have closed or become obstructed as a result of disease, trauma, or aging. Stents are placed in the body using catheter-based delivery systems in minimally invasive procedures. Once deployed, they exert radial force against the walls of passageways to enable such passageways to remain open and functional. A number of different stent designs, materials and delivery systems, with varying characteristics are currently available. The three most prevalent stent designs are slotted tubes (a metal tube from which most of the material is removed, resulting in a lattice-like structure), coiled stents (continuous coiled wire) and wire mesh stents (knitted metal wire). Most stents are currently manufactured using stainless steel or similar alloys and are deployed through the expansion of a balloon on a catheter-based delivery system. After deployment, a second balloon may be used to further expand the stent. Certain stents, including the Company's, are self-expanding, thereby eliminating the need for a balloon on the delivery catheter. The factors influencing the performance of a stent include ease of deployment, radial strength, flexibility, stability and the ability to achieve precise placement.

Stents have emerged as one of the fastest growing segments of the medical device market and are used increasingly as adjuncts or alternatives to a variety of medical procedures because it is believed that they are beneficial to overall patient outcome and may, over time, reduce total treatment costs.

Stents are increasingly being used in connection with the treatment of atherosclerosis, a vascular disease characterized by the deposit of fatty substances (plaque) in the interior walls of blood vessels. The accumulation of plaque narrows the blood vessels, thereby reducing blood flow. Accumulation of atherosclerotic plaque in the vessels of the heart can result in narrowing or blockage of the arteries that provide blood flow to the heart, causing chest pain (angina pectoris) and heart attacks. Atherosclerosis in the peripheral vessels can cause a narrowing or blockage of the vessels that provide blood to the legs, causing pain and cramps, and possible tissue damage, which in severe cases can result in amputation. Atherosclerotic plaque in the carotid arteries, located near the surface of the neck, can cause a narrowing of the vessels that provide the primary blood flow to the brain, causing dizzy spells, "mini strokes" known as transient ischemic attacks (TIA's) and strokes.

Balloon dilation (angioplasty) of the coronary and peripheral arteries has become one of the most common minimally invasive procedures performed worldwide. The effectiveness of angioplasty has been limited by the relatively high rate of reclosure of the treated vessels (restenosis) during the first several months after dilation. Therefore, the use of stents in conjunction with angioplasty is increasingly becoming an accepted practice to reduce the incidence of restenosis. Advanced carotid artery disease is currently generally treated by invasive surgery (endarterectomy). Angioplasty with stenting is being used on an experimental basis as a minimally invasive alternative to surgery in the carotid arteries.

Injury, disease, birth defect or trauma can cause a weakening of a section of an arterial wall that can result in a bulge in the artery called an aneurysm, which if ruptured can lead to death. One of the most common of these aneurysms is an abdominal aortic aneurysm ("AAA"). Current treatment of AAA requires highly invasive surgery. Stent grafts using catheter-based delivery systems are currently being performed on an experimental basis.

Stents are also being used for palliative treatment of certain cancers. During the later stages of esophageal cancer, for example, patients often develop a narrowing of the esophagus due to tumor ingrowth. This narrowing inhibits the ability to swallow. These strictures are now treated most often with painful dilations or laser ablation. Pancreatic cancer often results in a narrowing of the bile duct due to tumor ingrowth. The patient can become jaundiced and develop fever. Current treatment for tumor ingrowth of the bile duct includes the use of plastic and self-expanding metal mesh stents.

NMT's Hex-cell Stents. The Company has developed and patented a nitinol stent which relies on a novel hexagonal cell (hex-cell) design. NMT's stents can be customized into a variety of sizes, shapes, flexibilities, and radial force characteristics for use in treating specific indications. The Company utilizes both the superelastic and thermal shape-memory characteristics of nitinol to provide for ease of access and delivery of its stents which transform into their intended shape once placed into the body.

NMT's stents have the following characteristics which the Company believes will offer patients and physicians advantages over many competing stents and surgical procedures:

    . Self-expanding deployment does not necessitate the use of a balloon catheter-based delivery system, thereby avoiding vessel occlusion during stent placement and simplifying the procedure.

    . Controlled, sustained radial force, prevents movement of the stent after deployment and provides resistance to vessel spasm.

    . Cannot be permanently deformed by compression or trauma to the stented vessel, thereby avoiding accidental reclosure.

    .Radial strength, overall rigidity and shape can be varied for different medical applications.

    . Large expansion ratio (up to 15:1) enables a larger diameter
      NMT stent to be delivered by a small diameter catheter, helping to prevent injury at the access site and to adjacent vessels and may provide improved access to smaller vessels.

    .Minimal length change during deployment aids in precise placement.

    . Easy mating with graft material to enable use in procedures such as AAA repair and peripheral vascular stent grafting.

Market Opportunity. The stent market has grown from its infancy in 1990 to estimated worldwide sales of $500 million in 1995 with continued growth expected. As shown in the following table, the Company estimates that in 1995 there were approximately 1.7 million procedures for medical conditions that stents have been designed to address. Although stents are not used currently in most of these cases, the Company believes that stents may be used as an adjunct or alternative treatment in many of these procedures.

     PROCEDURES POTENTIALLY SUITABLE FOR STENTS--1995

                                     -------------------------

                                         UNITED STATES INTERNATIONAL WORLDWIDE
                                         ------------- ------------- ---------
      Coronary Angioplasty                     450,000       245,000   695,000
      Peripheral Vascular Graft Surgery        175,000       145,000   320,000
      Peripheral Vascular Angioplasty          140,000       130,000   270,000
      Carotid Surgery                          100,000        85,000   185,000
      Abdominal Aortic Aneurysm Surgery         45,000        45,000    90,000
      Biliary                                   40,000        60,000   100,000
      Esophageal                                10,000        15,000    25,000
                                             ---------     --------- ---------
        Total                                  960,000       725,000 1,685,000
                                             =========     ========= =========

The estimates in the foregoing table are based on available data concerning procedures performed in the United States. The Company's estimates outside the United States are based upon its extrapolation of such data.

To date, most stents have been used for the treatment of atherosclerotic plaque in the coronary arteries. The Company believes that the increase in stent usage for other procedures and indications has been limited, in part, by the characteristics of stents currently available. NMT believes that its stents may offer certain advantages over currently available stents and, in connection with its collaboration with Boston Scientific, is actively pursuing the development of its stents in each of the market segments described below. See "Risk Factors--Limited Commercialization; Uncertainties of Product Development and Market Acceptance," "--Relationship with Boston Scientific," "--Current Status" and "--Agreements with Boston Scientific and Bard."

Peripheral Vascular. Existing stents for vascular disease include both balloon-expandable and self-expanding stents. While stent use is well established in the larger vessels such as the iliac arteries, currently available stents have limitations in their use in the smaller, more exposed vessels of the leg due to difficulty of placement, insufficient radial strength and flexibility and a higher risk of clot formation.
The Company believes that its stents may offer advantages over currently available stents in flexibility, radial strength and placement. NMT's stents have precisely engineered radial strength, cannot be permanently deformed after deployment, and can be delivered using a small diameter catheter.

Peripheral Vascular Stent Grafts. For many patients who currently undergo surgical bypass grafting for the treatment of atherosclerosis in the vessels of the legs, the length of the blockage makes balloon dilation and traditional stenting difficult or impractical.

The Company believes that its stents may provide for a new minimally invasive alternative to bypass surgery using long covered stents or multiple stents joined with graft material (stent grafts) and inserted in the vessel percutaneously. NMT's stents can be mated easily to graft material, cannot be deformed by trauma to the stented vessel, can be engineered with precise radial force to prevent movement and assure hemostasis (absence of blood leakage around the stent) after deployment. The self-expanding deployment of NMT's stents may also simplify the delivery mechanics for the physician.

Carotid Arteries. While some stenting of the carotid arteries (located near the surface of the neck) is being done experimentally, the Company believes that the characteristics of current stents limit their utility in the carotid arteries. Balloon expandable stents require occluding blood flow to the brain during deployment. In addition, balloon expandable stents can be permanently deformed by compression or trauma to the stented vessel.

The Company believes its stents will not require occluding blood flow to the brain during deployment and, unlike currently available balloon expandable stents, cannot be permanently deformed after deployment, thereby preventing accidental closure of the vessel. In addition, the Company believes that its stents can be engineered to exert precise radial force to prevent movement, are designed to conform well to the vessel shape, have minimal length change during deployment for highly accurate placement, and can be delivered by a small diameter catheter.

Abdominal Aortic Aneurysm. The Company believes that the use of a covered stent or stented graft could provide a minimally invasive alternative to surgery in the treatment of AAA.

The Company believes that its stents may be particularly well suited for AAA treatment. Specifically, NMT's stents can be mated easily to grafting material and have sustained radial force to prevent migration and assure hemostasis. In addition, NMT's stents have a large expansion (up to 15:1) ratio for deployment of a large diameter stent on a small diameter catheter and are self-expanding thereby avoiding occlusion of the aorta during deployment and simplifying the procedure.

Esophageal/Biliary. Existing palliative treatment for esophageal cancer includes painful dilations. Laser ablation is also utilized, but is a treatment that requires sophisticated equipment and highly-trained physicians, and often requires expensive repeat procedures. Existing stents for tumor ingrowth of the bile duct primarily include plastic and self-expanding wire mesh stents. Plastic stents can become blocked rather quickly because of their narrow diameter, and the wire mesh stents, due to their mesh design, may not resist further tumor growth.

The Company believes that its stents may have advantages for both of these indications. NMT's stents have a large expansion ratio for delivery of a large diameter stent on a small diameter catheter and exert sustained radial force which may resist recoil from continued tumor growth.

Coronary Arteries. Existing stents for coronary disease include balloon-expandable or self-expanding wire mesh stents.

The Company believes that its stents may have advantages over other stents for use in coronary arteries. NMT's stents are self-expanding to avoid balloon occlusion of the vessel during placement, may not require post-deployment ballooning, and exhibit minimal length change during deployment for highly accurate placement.

Relationship with Boston Scientific. In November 1994, NMT licensed to Boston Scientific, a worldwide leader in sales of minimally invasive medical devices, exclusive worldwide rights to develop, manufacture, market and distribute the Company's stent technology. Boston Scientific is the leader in the peripheral angioplasty market, a leader in the vascular graft market and a leader in the coronary angioplasty market. Under the terms of this agreement, Boston Scientific funds, and has control over, product development, manufacturing scale-up, clinical trials, marketing and distribution worldwide and has the sole right to use the patents and technical information owned by NMT related to stents. NMT receives a sales royalty, milestone payments, minimum license fees, manufacturing cost reduction incentives and reimbursement of development costs. Boston Scientific has assumed responsibility for conducting the necessary preclinical and clinical studies, obtaining the regulatory approvals it deems necessary, and manufacturing and marketing NMT's stents worldwide.

Boston Scientific is not prohibited from selling competing stents and has established a broad-based stent program. In addition to its collaboration with the Company, Boston Scientific has obtained exclusive worldwide rights to Medinol, Ltd.'s balloon expandable stent technology and has developed its own Strecker knitted stent technology and Sabre(TM) self-expanding stent technology. Boston Scientific launched Medinol's NIR(TM) coronary stent in Europe in March 1996. In May 1996, Boston Scientific acquired Mintec, Inc., a privately held company, which develops stent graft technology and has announced its intention to launch a device for the repair of AAAs in the near future.

The Company believes that its relationship with Boston Scientific, a market leader which has made a significant commitment to developing stent technology, will facilitate the development and commercialization of the Company's stents. The Company and Boston Scientific are currently pursuing projects to develop the Company's stents for a variety of applications. The markets ultimately targeted for commercial sales will be determined by Boston Scientific pursuant to the license agreement. See "Risk Factors--Dependence Upon Collaborators" and "--Agreements with Boston Scientific and Bard."

Current Status. European clinical trials for the NMT stent in peripheral vessels have been initiated by Boston Scientific. Boston Scientific has advised the Company that it intends to begin marketing a line of the Company's peripheral vascular stents in Europe during 1996 under the name Symphony and intends to seek FDA approval of an

IDE for peripheral vascular applications in the near future. Boston Scientific has also initiated European trials of the NMT stent for peripheral vascular stent grafts. Such trials are intended to demonstrate that a stent graft may provide for a new minimally invasive alternative to bypass surgery using multiple NMT stents joined with graft material and inserted in the vessel percutaneously. See "Risk Factors--Limited Commercialization; Uncertainties of Product Development and Market Acceptance."

Boston Scientific is completing a scale-up of its stent manufacturing capabilities in the United States to enable it to manufacture NMT's stents in quantities to support clinical trials and initial anticipated commercialization in certain markets. The Company and Boston Scientific continue to work collaboratively towards the development of NMT's stents for additional indications and to achieve manufacturing efficiencies.

Competition. Competition in the stent market is intense and is expected to increase. Most of the stents sold today are balloon expandable and have been designed primarily for coronary applications. However, the companies listed below, as well as other companies, may be developing additional stents. Some of the stents being developed may be more similar to the Company's stents than those in the market today, although the Company does not know of any competitor that is developing a stent substantially similar to its product.

Johnson & Johnson Interventional Systems Co., Cook Inc., Guidant
Corporation/ACS, Boston Scientific/Medinol, and Arterial Vascular Engineering, Inc., among others, currently sell stainless steel, balloon expandable stents in the United States or internationally.

The following table lists the Company's major competitors who are currently selling or, to the Company's knowledge, developing self-expanding stents in the United States or internationally.

                                         ----------------------------
                                                MATERIAL       DESIGN
          COMPANY                        --------------- ------------
          Pfizer, Inc./Schneider         Stainless steel    Wire mesh
          Medtronic, Inc./Instent                Nitinol         Coil
          Boston Scientific (Strecker)          Tantalum    Wire mesh
          Boston Scientific (Sabre(TM))          Nitinol Slotted tube
          Bard/Angiomed                          Nitinol Slotted tube

Vena Cava Filters

Vena cava filters are used for the prevention of pulmonary embolism (a blood clot lodged in the vessels supplying blood to the lungs). These emboli (clots), which often develop initially in the veins of the legs, can break loose and travel up the vena cava, through the heart and into the blood vessels of the lungs, causing acute respiratory and circulation problems. Vena cava filters are intended to trap these clots before they can reach the lungs. Patients at high risk for pulmonary embolism include post-operative orthopedic and neurosurgery patients, cancer patients undergoing surgery and chemotherapy and severe trauma victims. There are 600,000 incidents of pulmonary embolism diagnosed in the United States each year with 125,000 to 150,000 deaths per year. While usually treated initially with anticoagulant drugs, vena cava filters may be used in cases where drug therapy has failed or is contraindicated. Factors influencing the performance of vena cava filters include coverage of the vena cava and the pattern of the filtering method. Additionally, the variety of entry site options and the size of the delivery system affects ease of deployment.

Simon Nitinol Filter. The Company has developed a nitinol vena cava filter which possesses highly efficient clot filtering characteristics. The Company has engineered both the superelastic and thermal shape-memory characteristics of nitinol to provide for ease of delivery of a vena cava filter which can be easily implanted in the patient by a minimally invasive procedure using the Company's patented catheter-based delivery systems. The Company's vena cava filter transforms into its intended shape once deployed into the body. The SNF can be implanted from the veins in the leg or neck, and is the only currently available vena cava filter which can also be implanted from the veins in the arm.

NMT believes the Simon Nitinol Filter offers patients and physicians several advantages over competing vena cava filters, including the following:

    .Sophisticated design facilitates accurate deployment and provides for highly efficient clot filtration.

    .Smallest diameter catheter-based delivery system results in minimal trauma to the access site or to the vessels during deployment.

    .Largest number of delivery options (leg, neck and arm) provides adaptability to individual patient conditions and anatomy.

    .Device flexibility facilitates easy maneuvering of the device through tortuous anatomy during deployment to the filter delivery site.

Market Opportunity. The worldwide sales for vena cava filters were estimated to be $53 million in 1995. Worldwide sales for vena cava filters has grown at an average annual rate of 14% for the past four years. The United States represents 75% of current worldwide sales. NMT's vena cava filters currently have an approximately 11% share of vena cava filter sales in the United States. See "--Competition." The European market is currently small but is expected to grow as clinical data on the cost effectiveness of vena cava filter use continues to be developed.

Current Status. The Company received FDA 510(k) clearance to market the SNF, and commenced sales, in April 1990. All 510(k) notifications with respect to subsequent modifications to the SNF have also been accepted by the FDA. In November 1995, the Company introduced a simplified, straight line catheter-based delivery system for its SNF.

New Product Development. The Company is currently developing a retrievable vena cava filter and a superelastic vena cava filter, discussed below.

Retrievable Vena Cava Filter. Currently available vena cava filters are permanent implants which can only be removed surgically. Therefore, patients who are at risk for pulmonary embolism for a defined period of time (post-operative recovery, recovery from trauma, etc.) and receive a vena cava filter have the implant in place for life. There is often a psychological resistance to implantation of a permanent device. As a result, a vena cava filter is often not used until a patient at risk has experienced his or her first pulmonary embolism. However, recent controlled studies conducted by others of the prophylactic use of currently available permanent vena cava filters in severe trauma patients have demonstrated a significant reduction in morbidity and mortality in this category of high-risk patients for pulmonary embolism. The Company believes that the availability of a retrievable vena cava filter may result in greater prophylactic use, and may be used in lieu of a permanently implanted device in certain circumstances.

The Company is conducting early design and feasibility work on a retrievable vena cava filter which can be placed into the body and later removed. Vena cava filters which remained implanted for six weeks were successfully removed from sheep in studies conducted by the Company in April 1996. Following additional laboratory and animal testing, the Company anticipates commencing European clinical trials during 1997. The Company also anticipates filing an IDE for a retrievable vena cava filter during 1997 to enable the Company to conduct human clinical trials in the United States. See "Risk Factors--Limited Commercialization; Uncertainties of Product Development and Market Acceptance."

Superelastic Vena Cava Filter. Presently, all vena cava filters have the potential for a filter leg to penetrate the wall of the vena cava into surrounding organs or structures. Although no significant adverse clinical consequences have resulted from reported protrusions to date associated with the Simon Nitinol Filter (nor to the Company's knowledge with respect to any other vena cava filter), the Company believes that a vena cava filter which utilizes the superelastic characteristic of Nitinol to avoid this phenomenon would represent a technological advance. Furthermore, there can be no assurances that adverse clinical consequences associated with filter leg penetration will not occur in the future. See "Risk Factors--Product Liability Risks; Insurance."

The Company is conducting research and development related to a superelastic vena cava filter. The Company's proposed superelastic vena cava filter would resemble the current SNF but would incorporate structural changes in the legs of the device enabling each leg of the filter to exert an evenly measured degree of controlled outward force against the wall of the vessel regardless of the diameter of the patient's vena cava. The superelastic vena cava filter would be designed to enable secure placement, while offering constant radial leg force and reduced potential for penetration of the wall of the vena cava. The Company believes that this cannot be achieved presently using traditional device materials. See "Risk Factors--Limited Commercialization; Uncertainties of Product Development and Market Acceptance."

Relationship with Bard. The Company entered into an exclusive distribution agreement in May 1992 with Bard Radiology for distribution of the SNF in the United States and certain other countries. Sales and market penetration for the SNF have increased significantly as a result of this agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Beginning November 30, 1995, Bard International was granted the exclusive right to distribute the SNF in most markets outside the United States. Although there can be no assurance, NMT believes that international sales and market share growth will increase substantially as a result. The loss of either distributor would have a material adverse affect on the Company's business. See "Risk Factors--Dependence Upon Collaborators."

Each of the distribution agreements is for a five year term. Bard Radiology may renew, at its option, its agreement thereafter for periods of five years. The Company's agreement with Bard International renews automatically for successive one year periods unless terminated by either party. Both distributors are obligated to make annual minimum purchases and have agreed not to sell competing vena cava filters during the term of the respective distribution agreements. Bard Radiology has also agreed not to compete for an additional two years after its distribution agreement with the Company has terminated. In addition, the Company has granted Bard Radiology a right of first offer for any of NMT's new devices which may be marketed to interventional radiologists and for which NMT desires to enter into an exclusive distributorship within the United States. See "--Agreements with Boston Scientific and Bard."

Manufacturing. The Company has contracted with Lake Region for the production of the filter component of the SNF. The Company's agreement with Lake Region grants Lake Region the right to manufacture at least 75% of the Company's worldwide requirements of the current filter, for a period of five years until June 30, 2001. The Company is obligated to order a minimum quantity of the current filters and pay Lake Region a fixed price per unit. Lake Region has agreed not to manufacture filters for a third party for a period of two years after the termination of the agreement. See "Risk Factors--Limited Manufacturing History; Dependence on Third Parties." The Company currently purchases the delivery systems for the SNF under purchase orders from third-party suppliers.

Competition. Boston Scientific, among others, currently competes with the Company in sales of vena cava filters. Boston Scientific introduced the Greenfield Filter to the market in the mid-1970's and is still the predominant leader with approximately 70% of current unit sales of vena cava filters in the United States. Since the introduction of the Simon Nitinol Filter in 1990, NMT has achieved the second highest level of sales (approximately 11% of current unit sales) in the United States due primarily to its distribution agreement with Bard Radiology and the introduction of a new simplified delivery system. Other competitors in this market include B. Braun and Cook, Inc.

Septal Repair Devices

The Company has acquired exclusive rights to develop and market a patented septal repair device, the CardioSeal Septal Occluder, which is designed for the repair of intracardiac shunts commonly known as "holes in the heart." Intracardiac shunts are common medical problems, occurring primarily in children, that result in abnormal blood flow through the chambers of the heart. The most common defects occur in either the atrial ("ASD") or ventricular ("VSD") septum which divide the left and right pumping chambers of the heart. Patients with these defects may suffer from poorly oxygenated blood and require increased cardiac effort to adequately supply blood to the body. This may lead to congestive heart failure and pulmonary hypertension, resulting in severe incapacity or even death. The current treatment is open heart surgery. Open-heart surgery involves opening a patient's chest, cutting through the sternum, connecting the patient to a heart/lung machine and opening the heart to surgically repair the hole. Such a procedure is costly and generally requires up to a week of hospitalization and an extensive recovery period. The CardioSeal Septal Occluder is designed to be a minimally invasive, less costly alternative to open heart surgery.

               The following three diagrams illustrate normal cardiac anatomy, a hole in the atrial septum of the heart (ASD) and a hole in the ventricular septum of the heart (VSD), respectively.

                           [GRAPHIC APPEARS HERE]

Another common septal defect is the Patent Foramen Ovale ("PFO"), a transient hole which may open under straining efforts (coughing, defecating, etc.). PFO has been implicated as a possible cause of embolic strokes, in which small blood clots escape through the PFO and travel to the brain. Current treatment for patients who have experienced embolic strokes is lifelong anticoagulation therapy, which may result in significant side effects and/or patient noncompliance with the treatment regimen. Recently, some institutions have begun advocating open heart surgery to close PFO's to prevent additional strokes. The Company believes that its septal repair device using a minimally-invasive delivery system may address the needs of the PFO market.

               The diagram below shows a cross-section of the heart and a transient hole between the left and right atriums, know as a PFO.

                            [GRAPHIC APPEARS HERE]

CardioSeal Septal Occluder. The CardioSeal Septal Occluder is a catheter-delivered cardiac implant designed to close septal defects. The device consists of eight wire spring arms covered with two pieces of knitted polyester fabric which form two opposed disk-like occluders each having an umbrella shape. The framework is made of MP35N, a material chosen because of its superior characteristics as an implant material (biocompatibility and corrosion and fatigue resistance). Knitted polyester was chosen because of its extensive use in the cardiovascular system and its ability to promote normal tissue in-growth. At the center of the occluders is an inter-connection point which allows the product to be placed within the septal defect so that one umbrella is opened on each side of the defect. The product is designed to be manufactured in five diameter sizes ranging from 17mm to 40mm.

The CardioSeal Septal Occluder is delivered to the site of the defect through a puncture of the femoral vein in the leg. The device is loaded into a delivery catheter and moved toward the defect site (top left diagram). At the defect site, the CardioSeal Septal Occluder is deployed through the defect (top center diagram) and the first umbrella is opened (top right diagram). The delivery system is then retracted through the hole so that the first umbrella comes into contact with the septal wall (bottom left diagram). The delivery system is then retracted further allowing the second umbrella to open and seal the defect from both sides (bottom center diagram). Once the position of the CardioSeal Septal Occluder is confirmed, the physician detaches the delivery system and removes it from the patient (bottom right diagram).


                              [GRAPHIC APPEARS HERE]



An earlier version of the septal repair device, named the Clamshell, was developed by Bard in collaboration with Children's Hospital of Boston. Between 1989 and 1991 Bard sponsored clinical trials of the Clamshell in over 700 patients with a variety of cardiac conditions. In 1991, Bard discovered fractures of the stainless steel framework in certain of the devices implanted during such clinical trials and, following such discovery, suspended its clinical trials. However, the FDA permitted the continued use of the Clamshell for patients with limited therapeutic alternatives and at high risk for surgical repair of their condition. The Company is not aware of any significant adverse clinical consequences resulting from the observed fractures. Redesign efforts were initiated in collaboration with Dr. James Lock, Chairman of the Cardiology Department at Children's Hospital of Boston. Extensive engineering redesign and testing, including the use of MP35N for the framework, resulted in significant improvements in both the fatigue and corrosion resistance of the device. See "Risk Factors--Uncertainties of Successful Redesign of the Septal Repair Device" and "Risk Factors--Product Liability Risks; Insurance."

In 1995, Bard donated the technology and associated assets to Children's Hospital of Boston which subsequently licensed the technology to InnerVentions. The Company acquired the rights to develop and commercialize the current septal repair device in February 1996. In connection with the acquisition, the Company acquired all of the existing development, manufacturing and testing equipment, patent licenses, know-how and documentation necessary to manufacture septal repair devices which had been originally developed by Bard. NMT has hired certain key personnel who worked on this project at Bard. See "Certain Transactions."

Market Opportunity. The Company believes the CardioSeal Septal Occluder may be suitable for approximately 55,000 patient implants annually for congenital heart defects and approximately 145,000 adult patients annually with

PFOs. Such estimates are based on industry reports of the total numbers of patients diagnosed with such conditions and the Company's own analysis of the portions of such populations for whom its device may be suitable. See "Risk Factors--Limited Commercialization; Uncertainties of Product Development and Market Acceptance."

Current Status. The Company believes that based on clinical usage of the septal repair device since 1989, clinical utility has been demonstrated. Children's Hospital of Boston is currently conducting clinical trials of the redesigned Clamshell device under an IDE granted by the FDA in the second quarter of 1996 to allow for use of the devices in patients with a variety of cardiac conditions and at high risk for surgery. The devices being tested by Children's Hospital of Boston were provided by Bard and were not included in the assets acquired by the Company. The CardioSeal Septal Occluder will be manufactured based on the same design specifications as the redesigned Clamshell devices currently being tested by Children's Hospital of Boston.

The Company has tested the CardioSeal Septal Occluder with an extensive series of pre-clinical tests. Such pre-clinical testing culminated with an accelerated in vitro life test of 630 million cycles (which equates to 10 years at 120 heartbeats per minute). During such testing, no fractures occurred in the CardioSeal Septal Occluder even though the stress levels were set to simulate significantly greater levels of stress observed clinically with the original Clamshell device. The Company believes that the current CardioSeal Septal Occluder is now ready to enter clinical trials and intends to commence clinical trials for the CardioSeal Septal Occluder in Europe in late 1996. In the United States, the FDA classifies the septal repair device as a Class III medical device, which requires receipt of pre-market approval prior to marketing. In August 1996, the Company received conditional approval of its IDE to conduct a multi-center, pivotal clinical trial in the United States for ASDs. The Company's approval is conditioned on minor modifications to the investigational plan recommended by the FDA and accepted by the Company, and the submission of additional data to the FDA within 45 days, which the Company is preparing. The Company anticipates initiating its United States clinical trials for ASD in the fourth quarter of 1996 pending product availability. See "Risk Factors-- Government Regulation; Product Approvals Uncertain."

Clinical protocol submissions have been made in Canada and Europe to commence ASD clinical trials. The study protocol will be substantially the same as that used in the United States. The Company anticipates commencement of these clinical trials in late 1996 and will pursue clinical studies for the PFO indication following the successful completion of its ASD trials. There can be no assurances, however, that the Company's proposed clinical trials will be successfully completed or that the Company will be able to achieve the foregoing product development schedule. See "Risk Factors--Government Regulation; Product Approvals Uncertain."

New Product Development. The Company is currently evaluating design enhancements to the CardioSeal Septal Occluder as well as alternative designs for the device. The Company is considering the use of nitinol for the device to further reduce the size of the delivery system, further simplify the deployment procedure and potentially broaden the range of therapeutic indications.

Marketing and Sales Strategy. The Company intends to develop its own sales force to market the CardioSeal Septal Occluder. There are approximately 150 to 200 pediatric interventional cardiologists in the United States who could potentially implant the device. These specialists practice at an estimated 75 to 100 institutions that provide advanced cardiac care to children. It is estimated that a similar number of centers would be targeted internationally. Therefore, the Company believes that the size and scope of the target audience is manageable with a small, specialized sales and marketing team. The Company's marketing strategy will require a specific physician training program prior to selling products into any center. See "Risk Factors-- Limited Manufacturing History; Dependence on Third Party Manufacturers."

Manufacturing. The Company has signed a lease for, and is in the process of renovating, an approximately 27,000 square foot facility in Boston, Massachusetts. A fully integrated GMP and ISO 9000 manufacturing facility will be included in this space so that the manufacture of the CardioSeal Septal Occluder can be appropriately controlled. Integral to the facility will be a Class 10,000 clean room for the final manufacture of the device. See "Risk Factors--Limited Manufacturing History; Dependence on Third Party Manufacturers."

Competition. The Company believes that only three companies, Microvena Corporation, Dr. Osypka GmbH, and Pediatric Cardiology Custom Medical Devices are actively developing competitive devices and that none of these companies currently has a product on the market.

PATENTS AND PROPRIETARY TECHNOLOGY

The Company seeks to protect its technology through the use of patents and trade secrets. The Company is the owner or licensee of eight issued United States patents, and corresponding foreign patents, relating to its stents, the SNF, the septal repair device and nitinol radiopaque markers. The Company has received a notice of allowance from the United States Patent and Trademark Office on a ninth United States patent application. In addition, the Company has pending applications for additional patents in the United States and abroad. The Company's owned United States and foreign patents and patent applications cover its stents, methods of manufacturing its stents, methods and devices for inserting its stents, its SNF and devices for inserting its SNF. The expiration dates of the Company's patents relating to its stents range from 2012 to 2013. The patent for its vena cava filters expires in 2001 and the patent for its radiopaque markers expires in 2014. In addition, the Company is the exclusive licensee under certain patents relating to the CardioSeal Septal Occluder and methods for repairing cardiac and vascular defects. The Company also holds licenses to certain technology used in the SNF and in nitinol septal repair devices. See "--Licensed Technology; Royalty Obligations."

There can be no assurance that the Company's pending patent applications in the United States and abroad will be granted. No assurance can be given that patents issued to or licensed by or to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage. The Company could incur substantial costs in defending any patent infringement suit or in asserting any patent rights, including those granted by third parties. Any adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require the Company to cease selling its devices.

The Company also relies on trade secrets and technical know-how in the development and manufacture of its devices, which it seeks to protect, in part, through confidentiality agreements with its employees, consultants and other parties. The Company's agreements with its employees and consultants generally require such individuals to assign to the Company any inventions conceived or reduced to practice by them while employed or retained by the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company in the event of unauthorized use, transfer or disclosure of such information or inventions.

The employment agreements between the Company and Mr. Kleshinski, Vice President of Research and Development, and Dr. Harry, Vice President of Research Engineering, while requiring that their inventions be assigned to the Company, provide that the Company is obligated to pay certain royalties to Messrs. Kleshinski and Harry based on sales or licenses of products where either Mr. Kleshinski or Dr. Harry, as the case may be, was the sole or joint inventor.

The Company has seven trademarks, two of which are registered in the United States Patent and Trademark Office.

LICENSED TECHNOLOGY; ROYALTY OBLIGATIONS

In connection with its septal repair device, the Company has obtained an exclusive worldwide license from Children's Medical Center Corporation under United States patents entitled "Occluder and Method for Repair of Cardiac and Vascular Defects" and "Occluder for Repair of Cardiac and Vascular Defects" and the respective corresponding foreign patents, patent applications and associated know-how. The license agreement provides for royalty payments of five percent based on net sales of the Company's CardioSeal Septal Occluder until the end of the term of the patents or termination of the agreement. The patents expire in September 2012 and June 2012, respectively. Pursuant to the license agreement, the Company is required to achieve certain milestones in exploiting the patent rights. The Company has achieved all required milestones to date. If the Company fails to achieve the milestones, Children's Medical Center Corporation may terminate the license agreement. The Company also has a royalty-free, worldwide sublicense under the United States patent entitled "System for the Percutaneous Transluminal Front-End Loading Delivery and Retrieval of a Prosthetic Occluder" and its corresponding foreign patents and associated know-how. The sublicense is exclusive in the field of the repair of atrial septal defects and nonexclusive in certain other fields. The Company has also obtained an exclusive worldwide license from Lloyd A. Marks, M.D. under the United States patent entitled "Aperture Occlusion Device". The license agreement with Dr. Marks provides for royalty payments based on net sales of nitinol septal repair devices which are covered by the patent until the end of term of the patent in 2011. Certain minimum royalty payments must be paid regardless of net sales. Dr. Marks was also issued warrants to purchase 5,263 shares of Common Stock, which warrants are accompanied by certain "piggy-back" registration rights. See "Description of Capital Stock--Registration Rights."

In connection with the Simon Nitinol Filter, the Company entered into a Technology Purchase Agreement dated April 14, 1987 with Morris Simon, M.D., the Company's Scientific Director and co-founder. Pursuant to the agreement, Dr.

Simon assigned all the technology relating to the SNF to the Company in exchange for certain royalty payments based on net sales of technology invented by Dr. Simon relating to the SNF, to continue perpetually unless the agreement is sooner terminated. Dr. Simon agreed not to compete with the Company in the vena cava filter market during the term of the agreement. In connection with the agreement, Beth Israel Hospital Association granted the Company an exclusive worldwide license under U.S. patent entitled "Blood Clot Filter". In consideration for the license, Dr. Simon assigned a percentage of his royalty payments from the Company to Beth Israel Hospital Association.

Pursuant to their respective employment agreements, the Company has agreed to pay royalties of one to five percent to Messrs. Kleshinski and Harry based on sales or licenses of products where either Mr. Kleshinski or Dr. Harry, as the case may be, was the sole or joint inventor. See Note 8 of Notes to the Consolidated Financial Statements. The Company is not obligated to pay royalties to Mr. Kleshinski with respect to the Company's stents or vena cava filters or to Dr. Harry with respect to the Company's devices which were being sold prior to January 1994 unless Dr. Harry's inventions result in an increased sales price to the Company. See "Management--Employment Agreements."

AGREEMENTS WITH BOSTON SCIENTIFIC AND BARD

Boston Scientific

In November 1994, NMT entered into an agreement with Boston Scientific, pertaining to its stent technology. Under the terms of the agreement, NMT granted to Boston Scientific exclusive worldwide rights to develop, manufacture, market and distribute products incorporating NMT's stent technology. Boston Scientific has the right to market and advertise products based on the Company's stent technology exclusively under its own name and the Company has no right to any trademarks or tradenames developed by Boston Scientific. Boston Scientific has exclusive control over, and is responsible for, funding product development, manufacturing scale-up, clinical trials, marketing and distribution worldwide. The agreement obligates Boston Scientific to use diligent efforts in a commercially reasonable manner to develop, manufacture and market products using NMT's stent technology; however, there can be no assurance that Boston Scientific will develop the Company's stents for any particular application. In addition, Boston Scientific is not prohibited from developing or selling competing stents. See "Risk Factors-- Dependence Upon Collaborators."

Boston Scientific is obligated to pay NMT a percentage of revenue from the sale of products using NMT's stent technology. If the fees payable are less than certain minimum levels, Boston Scientific must pay the difference or NMT can elect to make the license non-exclusive. The license fees may be reduced in the event a competing stent with a similar design, as defined in the agreement, acquires a 10% or greater sales share with respect to any particular application. Boston Scientific is also obligated to make payments upon the occurrence of certain developmental events and the achievement of certain manufacturing cost reductions, and reimburse certain development costs.

The term of the agreement is for the longer of 20 years from market launch or the date on which the last NMT patent relating to stents expires. Boston Scientific also has the perpetual non-exclusive and royalty-free right to manufacture, use and sell all products as to which it has previously paid licensing fees and on products for which all applicable patents have expired or have been held invalid. Such additional rights granted to Boston Scientific survive termination of the agreement.

Bard

The Company has entered into strategic distribution agreements with Bard Radiology (as amended, the "Bard Radiology Agreement") and Bard International (the "Bard International Agreement") to distribute the SNF in the United States and certain other countries.

The Bard Radiology Agreement, signed in May 1992 and amended in February 1993 and October 1995, grants Bard Radiology the exclusive right to distribute the Simon Nitinol Filter, and any changes, improvements or modifications thereto, in the United States and certain other countries for a five year term renewable by Bard Radiology for additional five year terms thereafter. The Company also granted Bard Radiology a right of first offer to obtain exclusive distribution rights in the United States for any new devices developed by the Company that may be marketed to interventional radiologists and for which NMT desires to enter into an exclusive distributorship within the United States. The Company sells the SNF to Bard Radiology at determined prices and Bard Radiology is required to purchase certain minimums to maintain its exclusivity. Pursuant to the Bard Radiology Agreement, Bard Radiology is obligated to provide the Company with quarterly purchase orders in substantial conformity with its purchase forecasts submitted to the Company. Bard Radiology has further agreed not to compete with the Company in the vena cava filter market during the term of the agreement and for two years after termination. The Company has agreed not to make or sell any competing device as long as Bard maintains its exclusivity under the agreement.

The Bard International Agreement, signed in November 1995, grants Bard International the exclusive right to distribute the Simon Nitinol Filter, and any changes, improvements or modifications thereto, worldwide (excluding the United States and certain other countries) for a five year term which is automatically renewed for successive one year periods unless terminated by either party. The Company sells the SNF to Bard International at determined prices and Bard International is required to make certain minimum purchases which, if not met, could result in termination of the agreement by the Company. Pursuant to the Bard International Agreement, Bard International is obligated to provide the Company with quarterly purchase orders in substantial conformity with its forecasts submitted to the Company. Bard International has further agreed not to compete with the Company in the vena cava filter market during the term of the Bard International Agreement.

GOVERNMENT REGULATION

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States. Medical devices are regulated in the United States by the FDA under the FDC Act and generally require pre-market clearance or pre-market approval prior to commercial distribution. In addition, certain material changes or modifications to medical devices also are subject to FDA review and clearance or approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, distribution and production of medical devices in the United States. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal of approvals, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls and Class II devices are subject to general and to special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found to be substantially equivalent to legally marketed devices), and require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III device for which the FDA has called for such applications.

If human clinical trials of a device are required and if the device presents a "significant risk," the manufacturer or distributor of the device is required to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically the results of animal and, possibly, mechanical testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the agency. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such costs do not exceed recovery of the costs of manufacture, research, development and handling. The clinical trials must be conducted under the auspices of an independent institutional review board ("IRB") established pursuant to FDA regulations. If one or more IRBs determine that a clinical trial involves a "nonsignificant risk" device, the sponsor of the study is not required to obtain FDA approval of an IDE application before beginning the study. However, prior IRB approval of the study is required and the study must be conducted in compliance with the applicable FDA regulations, including, but not limited to, FDA's regulations regarding the protection of human subjects.

Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a pre-market notification ("510(k) notification") submission or approval of a PMA application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device for which the FDA has not called for PMAs, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k) notification. The 510(k) notification may need to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA. The FDA recently has been requiring a more rigorous demonstration of substantial equivalence.

Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an order is issued by the FDA. At this time, the FDA typically responds to the submission of a 510(k) notification within 90 to 200 days, but it may take longer. An FDA order may declare that the device is substantially equivalent to a legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination regarding substantial equivalence. Such determination or request for additional information could delay market introduction of the product that is the subject of the 510(k) notification. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.

If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent to a legally marketed device, the manufacturer or distributor must seek pre-market approval of the proposed device through submission of a PMA application. A PMA application must be supported by extensive data, including preclinical and clinical trial data, as well as extensive literature to prove the safety and effectiveness of the device. Following receipt of a PMA application, if the FDA determines that the application is sufficiently complete to permit a substantive review, the agency will "file" the application. Under the FDC Act, the FDA has 180 days to review a filed PMA application, although the review of an application more often occurs over a protracted time period, and generally takes approximately two years or more from the filing date to complete.

The PMA approval process is expensive, uncertain and lengthy. A number of devices for which pre-market approval has been sought have never been approved for marketing. The review time is often significantly extended by the FDA, which may require more information or clarification of information already provided in the submission. During the review period, an advisory committee likely will be convened by the FDA to review and evaluate the application and provide recommendations to the agency as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the GMP regulations for medical devices prior to approval of the PMA application. If granted, the approval may include significant limitations on the indicated uses for which a product may be marketed. The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; labeling changes; the use of a different facility to manufacture, process, or package the device.

Certain Class III devices that were on the market before May 28, 1976 ("preamendments Class III devices"), and devices that are determined to be substantially equivalent to them, can be brought to market through the 510(k) process until the FDA, by regulation, calls for PMA applications for the devices. Generally, the FDA will not grant 510(k) clearance for such devices unless the facilities at which they are manufactured successfully undergo an FDA pre-approval GMP inspection. In addition, the FDC Act requires the FDA either to down-classify preamendments Class III devices to Class I or Class II, or to publish a classification regulation retaining the devices in Class III. Manufacturers of preamendments Class III devices that the FDA retains in Class III must have PMA applications accepted by the FDA for filing within 90 days after the publication of a final regulation in which the FDA calls for PMAs. If the FDA calls for a PMA for a preamendments Class III device, a PMA must be submitted for the device even if the device has already received 510(k) pre-market clearance; however, if the FDA down-classifies a preamendments Class III device to Class I or Class II, a PMA application is not required. The FDA's reclassification determinations are to be based on safety and effectiveness information that manufacturers of certain preamendments Class III devices are required to submit to the FDA as set forth in two FDA orders published in August 1995.

The Company's first product, the SNF, underwent significant clinical investigation under an IDE and received 510(k) clearance in 1990. Subsequent improvements and modifications to the SNF have also received 510(k) clearance from the FDA. The Company currently is preparing a 510(k) submission seeking clearance for additional modifications. There can be no assurances that such future modifications of the device will obtain clearance. The 510(k) clearances for the SNF were based on substantial equivalence of the device to other cardiovascular intravascular filters, which are preamendments Class III devices. The FDA has characterized cardiovascular intravascular filters as not likely candidates for down-classification under the reclassification provisions of the FDC Act pertaining to preamendments Class III devices. Thus, it is likely that the FDA will call for PMAs for cardiovascular intravascular filters and that the Company will be required to have a PMA for the SNF accepted for filing by the FDA within 90 days after the date that the FDA calls for PMAs. There can be no assurance that the Company will be able to file a PMA within the prescribed time period or that any data and information submitted in a PMA will be adequate to support approval of the device. The Company believes it would be able to file a PMA within a 90 day time frame utilizing its existing clinical data. If the FDA were to require the Company to conduct a new clinical study to support the safety and efficacy of the SNF, the preparation of the PMA would take substantially longer than 90 days. Failure of the Company to submit a PMA and have it accepted for filing by the FDA within the required timeframe could result in the Company being required to cease commercial distribution of the SNF. Upon timely filing of a PMA, the Company believes, based on FDA's announced position as to certain other preamendments class III medical devices, that the FDA would permit continued commercial distribution of the SNF during the time necessary to review the PMA. There can be no assurance, however, that FDA would permit continued commercial distribution of the SNF pending FDA's review of a PMA for that device nor can there be any assurance given that the FDA would approve a PMA submitted for the SNF. Any denial by the FDA of a PMA for the SNF would result in the Company being required to cease commercial distribution of the SNF. Any requirement by the agency that the Company cease commercial distribution of the SNF would have a material adverse effect on the Company's business, financial condition and results of operations. On July 22, 1996, the Company submitted safety and effectiveness data to the FDA in accordance with one of the August 1995 FDA orders addressing the classification of preamendments Class III devices. The FDA will use this data, along with data furnished by manufacturers of similar devices, in determining the final classification of the SNF.

Boston Scientific is responsible for applying for registrations and regulatory approvals it deems necessary for NMT's stents. It is believed that each of the vascular indications for the stent (coronary arteries, carotid arteries, peripheral vascular, AAA and peripheral vascular stent grafts) will require separate PMA applications prior to commercialization in the United States. Boston Scientific has commenced clinical trials in Europe of NMT's stents for peripheral vascular and peripheral vascular stent grafts applications. Commencing clinical trials in Europe is a strategy, now commonly used in the industry, which allows significant information to be gained and may enhance the ability to develop a United States based protocol of study.

The Company believes, based on competitive product filings, that the non-vascular stent indications will qualify for the 510(k) notification. The filings for esophageal and biliary indications will also be the responsibility of Boston Scientific. There can be no assurance that the FDA will agree that the non-vascular stent indications may be cleared through the 510(k) process or, if a 510(k) notification is submitted, that the non-vascular stent will be deemed substantially equivalent to a legally marketed predicate device. In addition, there can be no assurance that Boston Scientific will submit regulatory filings for any particular indications for the stents, or that Boston Scientific will submit regulatory filings in every country in which the stents could be marketed. See "Risk Factors--Government Regulation; Product Approvals Uncertain."

The septal repair device will also be subject to the PMA process in the United States. NMT submitted an application for an IDE to the FDA in May 1996. Submission of an IDE does not give assurance that the FDA will approve the IDE and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the safety and efficacy of the device or warrant the continuation of clinical studies.

There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for its products on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

Currently, the Company is dependent on third parties to manufacture its products for use in clinical trials and commercial distribution. These third parties are required to register with the FDA as medical device manufacturers.

The third party manufacturers are inspected by the FDA for compliance with the GMP and other applicable regulations. In addition, the third party manufacturers will be specifically inspected by the FDA before the agency will approve a PMA application for the Company's products. There can be no assurance that the third party manufacturers on which the Company depends for the manufacture of its products will be able to come into compliance with the GMP regulations at the time of the preapproval inspection or to maintain such compliance.

The Company currently intends to manufacture its septal repair device. The Company's manufacturing facilities will be required to be registered with the FDA and will be subject to the GMP regulations. FDA approval will be required before the Company could begin commercial distribution of medical devices from its own manufacturing facilities.

Any products manufactured or distributed by the Company are subject to continuing regulation by the FDA including record keeping requirements, reporting of adverse experience with the use of the device, post-market surveillance, post-market registry and other actions deemed necessary by the FDA.

The Company is required to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur in a similar device marketed by the manufacturer. In addition, the FDA prohibits an approved device from being marketed or promoted for unapproved uses. If the FDA believes that a company is not in compliance with the law, it can initiate proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the Company, its officers and its employees. Failure to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operation.

The advertising of most FDA-regulated products is subject to both FDA and Federal Trade Commission jurisdiction. The Company also is subject to regulation by the Occupational Safety and Health Administration and by other governmental entities.

Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Failure to comply with foreign regulatory requirements also could have a material adverse effect on the Company's business, financial condition and results of operations.

The current regulatory environment in Europe for medical devices differs significantly from that in the United States. There is currently no universally accepted definition of a medical device in Europe and there is no common approach to medical device regulation among the various countries. There are several different regulatory regimes operating within the different European countries. Regulatory requirements for medical devices range from no regulations in some countries to rigorous regulations approaching the requirements of the FDA's regulations for Class III medical devices. Several countries require that device safety be demonstrated prior to approval for commercialization. The regulatory environment in certain European countries is expected to undergo major changes as a result of the creation of medical device directives by the European Union.

Regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business, financial condition or results of operations.

The Company plans to implement policies and procedures intended to allow the Company to receive ISO 9000 certification. ISO 9000 certification is based on adherence to established standards in the areas of quality assurance and manufacturing process control. This certification is a significant European Union sales requirement that will permit the Company or its collaborators to affix the prescribed "CE" mark to its products. The European Union has promulgated rules which require that medical products receive a CE mark by mid-1998 in order to commercially market and sell medical products in the countries of the European Economic Area. Failure to receive CE mark certification will prohibit the Company from selling its products in Europe. There can be no assurance that the Company will be successful in meeting their certification requirements.

THIRD PARTY REIMBURSEMENT

Health care providers, such as hospitals and physicians, that purchase medical devices such as stents, generally rely on third party payers, principally Medicare, Medicaid and private health insurance plans, to reimburse all or part of the costs and fees associated with the Company's devices. Major third party payers reimburse inpatient medical treatment, including all operating costs and all furnished items or services, including devices such as the Company's, at a prospectively fixed rate based on the DRG that covers such treatment as established by the federal Health Care Financing Administration. For interventional procedures, the fixed rate of reimbursement is based on the procedure or procedures performed and is unrelated to the specific devices used in that procedure. The amount of profit relating to the procedure may be reduced by the use of the Company's devices. If a procedure is not covered by a DRG, certain third party payers may deny reimbursement. Alternatively, a DRG may be assigned that does not reflect the costs associated with the use of the Company's devices, resulting in underreimbursement. If, for any reason, the Company's products were not to be reimbursed by third party payers, the Company's ability to sell its products may be materially adversely affected. Mounting concerns about rising health care costs may cause more restrictive coverage and reimbursement policies to be implemented in the future. Several states and the federal government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control directly the price health care providers and drug and device manufacturers may charge for their services and products. The Company believes that domestic health care providers currently are reimbursed for the cost of purchasing the Company's SNF. In the international market, reimbursement by private third party medical insurance providers, including governmental insurers and providers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement. The Company's independent distributors, and the health care providers to whom such distributors sell, obtain any necessary reimbursement approvals. There can be no assurance as to either United States or foreign markets that third party reimbursement and coverage will be available and adequate, that current reimbursement amounts will not be decreased in the future or that future legislation, regulation or reimbursement policies of third party payers will not occur. See "Risk Factors--Uncertain Availability of Third Party Reimbursement; Possible Health Care Reforms."

EMPLOYEES

As of July 31, 1996, NMT employed 31 full-time and three part-time employees. Further staff will be added at the completion of the Offering as required by the demands of the planned manufacturing scale-up for the septal repair device and other development programs. No employees are covered by collective bargaining agreements, and the Company believes it maintains good relations with its employees.

FACILITIES

The Company currently occupies approximately 7,500 square feet of laboratory, pilot manufacturing and office space in Boston. The Company has entered into a lease for a new manufacturing, laboratory and administrative facility in Boston comprising approximately 27,000 square feet which it expects to occupy commencing in the third quarter of 1996.

LEGAL PROCEEDINGS

The Company has no material pending legal proceedings.

PRODUCT LIABILITY AND INSURANCE

The Company's business involves the risk of product liability claims. The Company has not experienced any product liability claims to date. Although the Company maintains product liability insurance with coverage limits of $5 million per occurrence and an annual aggregate maximum of $5 million, there can be no assurance that product liability claims will not exceed such insurance coverage limits, which could have a material adverse effect on the Company's business, financial condition and results of operations, or that such insurance will be available on commercially reasonably terms or at all. See "Risk Factors--Product Liability Risks; Insurance."

                                   MANAGEMENT

The following table sets forth certain information with respect to certain directors, executive officers and other key personnel of the Company:

Directors and Executive Officers

- --------------------------------------------------------------------------------

NAME                   AGE POSITION
- -------------------------------------------------------------------------------
Thomas M. Tully (1)     50 President, Chief Executive Officer and Director
David A. Chazanovitz    45 President, Septal Repair Division
Theodore I. Pincus      53 Executive Vice President and Chief Financial Officer
C. Leonard Gordon       67 Chairman of the Board
 (1)(2)
Morris Simon, M.D.      70 Director and Scientific Director
Michael C. Brooks (2)   51 Director
Robert G. Brown         53 Director
R. John Fletcher        50 Director
 (2)(3)
Jeffrey R. Jay, M.D.    38 Director
 (1)(3)
- -------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Stock Option Committee

Key Personnel

- -------------------------------------------------------------------------------
NAME                   AGE POSITION
- -------------------------------------------------------------------------------
Sherrie Coval-Gold-     39 Vice President of Regulatory Affairs
 smith
Rudy Davis              44 Vice President of Marketing and Sales,
                           Septal Repair Division
Jason Harry, Ph.D.      38 Vice President of Research Engineering
Stephen Kleshinski      43 Vice President of Research and Development
Eugene O'Donnell        49 Vice President for Vena Cava Filter Operations
Carol Ryan              33 Vice President of Product Development,
                           Septal Repair Division
James W. Sheppard       37 Director of Operations, Septal Repair Division

THOMAS M. TULLY has served as President, Chief Executive Officer and Director of NMT since January 1996. From June 1995 to January 1996 Mr. Tully served as a consultant to the Company. From May 1994 to April 1995, Mr. Tully served as President of the Institute of Molecular Biology, a biotechnology company focused on tissue repair and regeneration and from August 1991 to March 1994, Mr. Tully served as President of Organogenesis, Inc., a biotechnology company focused on the commercialization of medical device applications of tissue engineering. Prior to that Mr. Tully served for three years as the President of the Schneider division of Pfizer, Inc., which concentrates on interventional radiology, and cardiology, and spent nine years in various executive positions in consumer products and medical devices at Johnson & Johnson, Inc. and was the founding President of Johnson & Johnson Interventional Systems, an interventional medicine company.

DAVID A. CHAZANOVITZ has served as President of NMT's Septal Repair Division since January 1996. He has over 20 years of experience in the medical products business. Mr. Chazanovitz served as President and Chief Executive Officer of InnerVentions from April 1995 until January 1996. Mr. Chazanovitz was employed by Bard from 1979 to 1995 in various positions including President of the USCI Angiography Division, Bard Electrophysiology Division and Bard Ventures Division where he was a founder. During his last two and one-half years at Bard Mr. Chazanovitz had overall responsibility for the septal defect repair program.

THEODORE I. PINCUS has served as Chief Financial Officer of the Company, as a part-time employee since June 1995 and became an Executive Vice President and a full-time employee in May 1996. From September 1993 to April 1996 he served as Chief Financial Officer of Immunotherapy, Inc., a privately-held biopharmaceutical company, and for the past six years until joining the Company as a full-time employee he has been President of The Pincus Group, a management consulting firm. From August 1992 to March 1995 he also served as the Chief Financial Officer of Biofield Corp., then a privately-held medical device company. Mr. Pincus is a Certified Public Accountant and from 1985 to 1989 he was a partner at Ernst & Young, an accounting firm.

MORRIS SIMON, M.D., a co-founder of NMT, is a Director and Scientific Director of the Company. Since 1973, Dr. Simon has been a Director of Clinical Radiology, Department of Radiology, at Beth Israel Hospital, and since 1976, a Professor of Radiology at Harvard Medical School.

C. LEONARD GORDON, a co-founder of NMT, served as the Company's Chief Executive Officer and President, from August 1990 to January 1996. Mr. Gordon has served as a Director of the Company since its inception in 1986 and as Chairman of the Board of the Company since January 1996. Mr. Gordon has been engaged in venture capital enterprises for more than 10 years, particularly in the field of new medical technologies and devices. He was co-founder and Chief Executive Officer of (i) Oxigene, Inc. a publicly-traded company engaged in the design and development of drugs and (ii) Biofield Corp., a publicly-traded medical device company that has developed a breast cancer detection system. Mr. Gordon presently serves as Chairman of the Board of Biofield Corp. and Chairman of the Board of Immunotherapy, Inc., a privately-held biotechnology company. Mr. Gordon has practiced law in New York City for approximately 41 years and is currently of counsel to Gordon Altman Butowsky Weitzen Shalov & Wein.

MICHAEL C. BROOKS has been a director of the Company since March 1996. Mr. Brooks was appointed as a Director as a designee selected by the holders of the Company's Convertible Preferred Stock. He has been a General Partner of J.H. Whitney & Co., a venture capital partnership, since January 1985 and currently serves as Managing Partner. Mr. Brooks is also a director of SunGard Data Systems, Inc., a computer software and services company, DecisionOne Holdings Corp., a multivendor computer service company, P-Com, Inc., a millimeter wave wireless system technology company, and several private companies.

ROBERT G. BROWN has been a Director of the Company since 1992. From 1987 to 1992 he served as President and Chief Operating Officer of NMT. Prior to joining NMT, Mr. Brown spent approximately 15 years in various marketing and business development positions with the Boston Scientific Corporation.

R. JOHN FLETCHER was elected a Director of the Company in January 1996. Mr. Fletcher is the founder and Chief Executive Officer of Fletcher Spaght, Inc., a management consulting company which specializes in strategic development for health care and high technology businesses. Prior to founding Fletcher Spaght, Inc. in 1983, he was a senior member of The Boston Consulting Group, a management consulting company. Mr. Fletcher was the Chairman of the Board of InnerVentions from its inception. Mr. Fletcher is a director of AutoImmune, a biotechnology company developing orally administered pharmaceutical products and Bachman Information Systems, Inc., a software development company.

JEFFREY R. JAY, M.D. has been a Director of the Company since March 1996. Dr. Jay was appointed as a director as a designee selected by the holders of the Company's Convertible Preferred Stock. Since 1993, he has been a General Partner of J.H. Whitney & Co., a venture capital partnership. From 1988 to 1993, Dr. Jay was employed by Canaan Partners, a venture capital firm. Dr. Jay currently is a national advisory member of the American Medical Association's Physician Capital Source Committee and is on the Board of CRA Managed Care, Inc., a workers compensation managed care company, UtiliMed, a diagnostic imaging managed care company, and Advance ParadigM, Inc., a health benefits manager.

SHERRIE COVAL-GOLDSMITH, Vice President of Regulatory Affairs, joined the Company in February 1996. From 1995 until January 1996, Ms. Coval-Goldsmith had been Director of Regulatory Affairs for T-Cell Sciences, Inc., a developmental stage biotechnology company. From 1994 until 1995, she had been Director of Regulatory Affairs of Institute of Molecular Biology, Inc., a biotechnology company focused on tissue repair and regeneration. Prior to that, Ms. Coval-Goldsmith had over 10 years of clinical research experience, including serving as Manager of Clinical Research and Regulatory Affairs for the Stryker Biotech Division of Stryker Corp., a medical device company, where she had responsibility for an advanced implantable device.

RUDY DAVIS joined the Company as its Vice President of Marketing and Sales, Septal Repair Division in May 1996. During the past 11 years he has held marketing positions of increasing responsibility with various divisions of Bard, and is a co-inventor of the original Clamshell device. He is a registered respiratory therapist with ten years clinical and administrative experience in the Cardiology Department at the Catherine McAuley Health Center in Ann Arbor, Michigan.

JASON HARRY, PH.D. joined NMT in July 1994 as Director of Engineering and became Vice President of Research Engineering in January 1996. Dr. Harry has been involved in biomedical engineering research and development for over 15 years. His fields of interest have included ocular mechanics, orthopaedics, skeletal muscle biophysics and locomotion, and functional neural stimulation. He worked for three years as a research engineer in the Orthopaedic Biomechanics Laboratory of Beth Israel Hospital/Harvard Medical School. Following his doctoral work at Harvard University, he was a member of the engineering faculty at Brown University for five years. During that time, he developed a research program based in part on the use of shape memory alloys in medical devices, including a miniature neural electrode and a hip joint prosthesis component.

STEPHEN KLESHINSKI, Vice President of Research and Development, joined NMT in 1987 as the Company's first employee. Mr. Kleshinski has 15 years of medical experience in academic and commercial settings. From 1980 to 1987 he was involved in academic medical research at Beth Israel Hospital/Harvard Medical School. For the last eight years he has been responsible for all technical aspects of product and process design and development for NMT.

EUGENE O'DONNELL was appointed Vice President for Vena Cava Filter Operations effective January 1, 1996. Mr. O'Donnell previously served as General Manager of the Company since November 1992. He joined the Company in 1990 as National Sales Manager after the SNF became commercially available. Prior to joining NMT, he spent nine years in a variety of sales and product marketing positions with Boston Scientific. His experience includes over 19 years in the field of cardiovascular medical devices.

CAROL RYAN has served as Vice President of Product Development, Septal Repair Division, since February 1996. She has nine years of medical device engineering experience with various divisions of Bard including both manufacturing and new product development. During the past three and one-half years, she has had the responsibility for management of the technical activities associated with the re-design effort leading to the current septal repair device.

JAMES W. SHEPPARD joined NMT in March 1996 as Director of Operations, Septal Repair Division. Mr. Sheppard has fourteen years of increasing responsibility in medical device manufacturing, twelve of which were at Bard manufacturing various cardiovascular devices including angiography, critical care and electrophysiology catheters. While at Bard he established new manufacturing facilities and organizations. More recently, Mr. Sheppard served as Director of Manufacturing for Summit Technology, Inc., a company producing lasers for vision correcting surgery.

COMMITTEES

The Board of Directors has a Compensation Committee which has authority to review and approve all compensation arrangements, including annual incentive awards for senior officers of the Company, an Audit Committee which has authority to recommend annually to the Board of Directors the engagement of the independent auditors of the Company and review the scope and results of the audit, the adequacy of the Company's internal accounting controls and the professional services furnished by the independent auditors and a Stock Option Committee which administers the Company's stock option plans.

DIRECTORS COMPENSATION

All directors hold their offices until the next stockholders' meeting of the Company and until their successors are elected and qualified. Directors who do not otherwise receive compensation from the Company receive $4,000 per year and all directors receive reimbursement of travel expenses. The Company has entered into oral arrangements with C. Leonard Gordon, the Company's Chairman of the Board, and Dr. Morris Simon, the Company's Scientific Director. See "Certain Transactions."

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) any transaction form which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law.

At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid or earned for the fiscal year ended December 31, 1995 for (i) those persons who served as the Company's Chief Executive Officer during the year ended December 31, 1995 and (ii) the three other most highly compensated executive officers of the Company at December 31, 1995 (collectively, the "Named Executive Officers").

1995 SUMMARY COMPENSATION TABLE

                                             ----------------------------------

                                              ANNUAL COMPENSATION
                                   --------------------------------------------
                                                         LONG-TERM
                                                      COMPENSATION
                                                            AWARDS
                                                      ------------
                                                        SECURITIES
                                                        UNDERLYING    ALL OTHER
                                   SALARY(1) BONUS(1)   OPTIONS(#) COMPENSATION
NAME AND PRINCIPAL POSITION        --------  -------  ------------ ------------
Thomas M. Tully                    $45,000   $15,000         --           --
 President and Chief Executive
 Officer(2)
David A. Chazanovitz                20,000        --         --           --
 President, Septal Repair
 Division(3)
Theodore I. Pincus                  31,000    10,000     52,630           --
 Executive Vice President and
 Chief Financial Officer(4)
C. Leonard Gordon                  112,500     1,000    302,628       $4,000(7)
 Chairman of the Board and Former
 Chief Executive Officer(5)(6)

- -------
(1) All four individuals listed were part-time consultants to the Company in 1995.
(2) The present annual base salary is $175,000.
(3) The present annual base salary is $160,000.
(4) The present annual base salary is $160,000.
(5) The present annual rate of compensation as a consultant to the Company is $135,000.
(6) Does not include income as an "S" Corporation stockholder.
(7) Director's fees.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning options granted to the Chief Executive Officer and the Named Executive Officers during the fiscal year ended December 31, 1995, including information concerning the potential realizable value of such options.

                                -----------------------------------------------

                                      INDIVIDUAL GRANTS
                         -------------------------------------------
                                                                         POTENTIAL
                                     PERCENTAGE                      REALIZABLE VALUE
                                       OF TOTAL                      AT ASSUMED ANNUAL
                          NUMBER OF     OPTIONS  EXERCISE             RATES OF STOCK
                         SECURITIES  GRANTED TO   OR BASE                  PRICE
                         UNDERLYING INDIVIDUALS PRICE PER            APPRECIATION FOR
                            OPTIONS   IN FISCAL     SHARE EXPIRATION    OPTION TERM
                            GRANTED        YEAR ($/SHARE)       DATE    5%($)   10%($)
NAME                     ---------- ----------- --------- ---------- -------- --------
Thomas M. Tully(1)             --        --          --          --        --       --
David A. Chazanovitz(2)        --        --          --          --        --       --
Theodore I. Pincus(3)      26,315       4.9%      $2.15    10/13/02  $ 23,033 $ 53,676
                           26,315       4.9        2.15    12/21/05    35,581   90,170
C. Leonard Gordon         210,525      39.0        2.15    10/13/02   184,265  429,417

- -------
(1)In February 1996, options to purchase 263,157 shares of Common Stock at $2.15 per share were granted and in May 1996 options to purchase 116,433 shares of Common Stock at $6.95 per share were granted.

(2) In February 1996, options to purchase 118,421 shares of Common Stock at $2.15 per share were granted.

(3) In April 1996, additional options to purchase 39,473 shares of Common Stock at $2.15 per share were granted.

The fair market value of this stock on the date of the grant was $3.19 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1995 by the Company's Chief Executive Officer and the Named Executive Officers. Options for 15,789 shares at $.19 per share were exercised by the Former Chief Executive Officer in September 1995. There were no other exercises of stock options during the fiscal year ended December 31, 1995.

                             --------------------------------------------------

                         NUMBER            NUMBER OF SECURITIES
                      OF SHARES           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                       ACQUIRED                 OPTIONS AT                IN-THE-MONEY OPTIONS AT
                             ON    VALUE     DECEMBER 31, 1995             DECEMBER 31, 1995(4)
                       EXERCISE REALIZED EXERCISABLE    UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
NAME                  --------- -------- -----------    -------------    ----------- -------------
Thomas M. Tully              --       --          --               --             --            --
David A. Chazanovitz         --       --          --               --             --            --
Theodore I. Pincus           --       --       1,461(1)        51,168(1)          --            --
C. Leonard Gordon        15,789  $30,900     198,828(2)       103,800(3)    $103,024            --

- -------
(1) Exercisable and unexercisable options are at $2.15 per share.
(2)Includes 26,315 options to purchase Common Stock at $.76 per share; 65,788 options to purchase Common Stock at $1.14 per share, and 106,725 options to purchase Common Stock at $2.15 per share.
(3) All at $2.15 per share.
(4)Value is determined by subtracting the exercise price per share from the es-timated fair market value at December 31, 1995 ($2.15 per share) as determined by the Board of Directors, and multiplying by the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

Effective September 1, 1995, Thomas M. Tully became President and Chief Executive Officer of the Company pursuant to an employment agreement dated February 13, 1996. The agreement is for a term of three years, however, if Mr. Tully is employed by the Company on June 1, 1998, the term will automatically be extended until August 31,

1999, unless either party gives three months prior written notice. Pursuant to his agreement, Mr. Tully receives a salary of $175,000 the first year until August 31, 1996, $200,000 the second year and after September 1, 1997, a salary of $250,000 per year. Mr. Tully is also eligible to receive bonus payments upon the achievement by the Company of certain specified goals. In addition, upon the closing of the acquisition of the septal repair technology, Mr. Tully received a lump sum payment of $125,000 and non-qualified stock options to purchase 263,157 shares of the Company's Common Stock, which options are exercisable at $2.15 per share. Options to purchase 42,631 shares vested upon execution of the agreement and the remaining options vest at a rate of 3.45% per month and are accompanied by certain "piggy-back" registration rights. See "--Options Granted Outside of the Plans" and "Description of Capital Stock-- Registration Rights." The options are exercisable for a period of ten years after the vesting thereof and become immediately exercisable in the event of a change of control of the Company. If Mr. Tully's employment is terminated due to his death or disability, the number of options deemed to be exercisable shall be an amount equal to the number of options exercisable at the date of termination multiplied by two and the portion of the options due to become exercisable on the first day of the month coincident with or next following the date of termination, prorated for the number of days he was employed during that month, shall become exercisable and all other unexercisable options shall expire. Mr. Tully will forfeit all unexercisable options if the Company terminates him either with or without cause. If the Company terminates Mr. Tully's employment without cause, the Company will be obligated to continue to pay his annual salary for a period of one year from termination. Mr. Tully has agreed not to compete with the Company for a period of one year after he ceases to be employed with the Company. Mr. Tully has agreed to serve on the Company's Board of Directors upon request of the Company during the term of his employment agreement.

Effective January 1, 1996, David A. Chazanovitz became President, Septal Repair Division pursuant to a three-year employment agreement dated February 13, 1996. Pursuant to his agreement, Mr. Chazanovitz receives a salary of $160,000 the first year, $175,000 the second year and $185,000 the third year. Mr. Chazanovitz is also eligible to receive bonus payments upon the achievement by the Company of certain specified goals. In connection with his employment, Mr. Chazanovitz received (i) non-qualified stock options to purchase 92,105 shares of the Company's Common Stock at an exercise price of $2.15 per share, which vest at a rate of 2.77% per month and (ii) options to purchase an aggregate of up to 26,315 shares of the Company's Common Stock at an exercise price of $2.15 per share subject to vesting in the amounts and upon the earlier of (x) the achievement of certain milestones as described in his employment agreement or
(y) December 31, 2000. See "--Options Granted Outside of the Plans." The options are exercisable for a period of ten years after the vesting thereof and become immediately exercisable in the event of a change of control of the Company. If Mr. Chazanovitz' employment is terminated due to his death or disability, the portion of the options due to become exercisable on the first day of the month coincident with or next following the date of termination, prorated for the number of days he was employed during the month, shall become exercisable and all other unexercisable options shall expire. Mr. Chazanovitz will forfeit all unexercisable options if the Company terminates his employment with or without cause. If the Company terminates Mr. Chazanovitz' employment without cause, the Company will be obligated to continue to pay his annual salary for a period of six months from termination. Mr. Chazanovitz has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

Effective May 1996, Theodore I. Pincus became Executive Vice President and Chief Financial Officer pursuant to a three-year employment agreement. Pursuant to his employment agreement, Mr. Pincus receives a salary of $160,000 the first year, $175,000 the second year and $185,000 the third year. In addition, Mr. Pincus receives living expenses of $35,000 the first year and $20,000 the second year, in lieu of receiving the Company's relocation benefits package. Mr. Pincus is also eligible to receive bonus payments upon the achievement by the Company of certain specified goals. In connection with his employment, Mr. Pincus received non-qualified stock options to purchase 39,473 shares of Common Stock of the Company at an exercise price of $2.15 per share. The options vest in equal monthly installments over three years. See "--Options Granted Outside of the Plans." The options are exercisable for a period of ten years after the vesting thereof and become immediately exercisable in the event of a change of control of the Company. If Mr. Pincus' employment is terminated due to his death or disability, the portion of the options due to become exercisable on the first day of the month coincident with or next following the date of termination, prorated for the number of days he was employed during that month, shall become exercisable and all other unexercisable options shall expire. Mr. Pincus will forfeit all unexercisable options if the Company terminates his employment either with or without cause. If the Company terminates Mr. Pincus' employment without cause, the Company will be obligated to continue to pay his annual salary for a period of six months after termination. The Company loaned Mr. Pincus $65,000, which loan will be forgiven over the next three years; provided, however, that (i) if Mr. Pincus is terminated for cause (as defined in his employment agreement) the then-outstanding loan together with interest at prime plus one percent shall become immediately due and payable, or (ii) if Mr. Pincus is terminated for any other reason, the then-outstanding loan together with interest at prime plus one percent shall be payable monthly with a final payment due on April 30, 1999. Mr. Pincus has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

The Company has entered into employment agreements with each of Stephen Kleshinski, Vice President of Research and Development and Jason Harry, Ph.D., Vice President of Research Engineering. The employment agreements provide for terms of five years commencing on June 1, 1993 and for three years commencing July 1, 1994, respectively. Mr. Kleshinski has agreed for a period of 18 months following termination of his employment, and Dr. Harry has agreed for a period of 12 months following termination of his employment, not to compete with the Company and they each have agreed to assign to the Company any inventions he may have. The Company is obligated, however, to pay certain royalties to Messrs. Kleshinski and Harry based on sales or licenses of products where either Mr. Kleshinski or Dr. Harry, as the case may be, was the sole or joint inventor. See "Business--Licensed Technology; Royalty Obligations."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 1995, Mr. Gordon served as a member of the Board of Directors of the Company and participated in the deliberations of the Board of Directors regarding executive compensation during such period, including deliberations regarding the determination of his own compensation. With the exception of Mr. Gordon who is a member of the Compensation Committee of Biofield Corp., no executive officer of the Company serves or served on the Compensation Committee of another entity and no executive officer of the Company serves or served as a director of another entity who has or had an executive officer serving on the Board of Directors of the Company.

STOCK OPTION PLANS

The 1994 Plan

The Nitinol Medical Technologies, Inc. 1994 Stock Option Plan (the "1994 Plan") provides for the granting of stock options to acquire a maximum of 315,789 shares of Common Stock. As of July 31, 1996, no shares had been issued upon the exercise of options granted under the 1994 Plan, 300,789 shares were subject to outstanding options and 15,000 shares remained available for future grant. The 1994 Plan is administered by the Board of Directors; and, unless previously terminated, shall terminate on May 31, 2004.

Under the 1994 Plan, options may be granted to employees, directors and consultants, at the discretion of the Board of Directors. Incentive stock options ("ISOs") may only be granted to individuals who, at the time of the grant, are employees or directors of the Company. Non-qualified stock options ("NSOs") may be granted to employees, directors or consultants. The exercise price of ISOs and NSOs shall be established by the Board of Directors, provided that the exercise price must be at least equal to the fair market value per share at the date of the grant. However, if ISOs are granted to persons owning, directly or indirectly, at the time of the option grant, over 10% of the total combined voting power of all classes of stock of the Company, the 1994 Plan provides that the exercise price for such ISOs shall not be less than 110% of fair market value per share at the date of the grant. Each ISO or NSO must expire within ten years of the date of grant or at such earlier time as the Board of Directors shall determine. Options are nontransferable, except by will or the laws of descent and distribution. The amount and exercise price of options granted under the 1994 Plan may be adjusted, at the discretion of the Board of Directors, in the event of any change in the Company's capitalization or in the event of any merger, consolidation or corporate reorganization where the Company is the surviving corporation.

Any unexercised options held by a grantee whose relationship with the Company ceases for any reason (other than retirement, death or disability) shall immediately terminate. Upon cessation of a grantee's relationship with the Company resulting from retirement, disability or death, the period during which the grantee may exercise options shall not exceed (i) one year from the date of termination in the case of death, and (ii) three months from the date of termination in the case of retirement or disability. However, in no event shall the exercise period extend beyond the option term. Unexercised options shall terminate upon the dissolution or liquidation of the Company or in the event of a merger, consolidation or any corporate reorganization where the Company is not the surviving corporation.

1996 Plan

The Nitinol Medical Technologies, Inc. 1996 Stock Option Plan (the "1996 Plan") was approved by the Company's stockholders in July 1996.

The purpose of the 1996 Plan is to attract and retain key personnel. The 1996 Plan provides for the grant of options to acquire a maximum of 600,000 shares of the Common Stock. As of the date hereof, no shares are subject to outstanding options. The 1996 Plan permits the granting of ISOs or NSOs at the discretion of the administrator of the 1996 Plan (the "Plan Administrator"). The Board of Directors has appointed a Stock Option Committee of the Board as the Plan Administrator. Subject to the terms of the 1996 Plan, the Plan Administrator determines the terms and conditions of options granted under the 1996 Plan. Options granted under the 1996 Plan are evidenced by written agreements which contain such terms, conditions, limitations and restrictions as the Plan Administrator deems advisable and which are not inconsistent with the 1996 Plan. ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to directors, employees, consultants and other agents of the Company or its affiliates. The 1996 Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share of the Common Stock at the date of grant and an exercise price for NSOs of not less than 85% of such fair market value. Each ISO must expire with ten years of the date of grant. However, if ISOs are granted to a person owning more than 10% of the voting stock of the Company, the 1996 Plan provides that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of such ISOs may not exceed five years. The Plan Administrator has the authority to establish vesting periods for options granted under the 1996 Plan, or to grant options which are fully vested at the time of grant.

An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1996 Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period determined by the Plan Administrator in the case of NSOs. Unexercised options granted under the 1996 Plan terminate upon a merger (other than a stock merger), reorganization or liquidation of the Company; however, immediately prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied.

Options granted under the 1996 Plan convert into options to purchase shares of another corporation involved in a stock merger with the Company, unless the Company and such other corporation, in their sole discretion, determine that such options terminate. Such converted options become fully vested without regard to whether the vesting requirements in the option agreement for such options have been satisfied, unless the Board of Directors determines otherwise.

The option exercise price may be paid in full at the time the notice of exercise of the option is delivered to the Company and must be paid in cash, by bank certified or cashier's check or by personal check. Options are nontransferable with certain exceptions. The Board has certain rights to suspend, amend or terminate the 1996 Plan provided stockholder approval is obtained.

The 1996 Directors' Stock Plan

The Nitinol Medical Technologies, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "1996 Directors' Stock Plan") was approved by the Company's stockholders in July 1996. The 1996 Directors' Stock Plan is administered by the Company's Board of Directors. Subject to the provisions of the 1996 Directors' Stock Plan, the Board has the authority to interpret the plan and apply its provisions and to adopt, amend or rescind rules, procedures and forms relating to it. The 1996 Directors' Stock Plan provides for the automatic grant of nonstatutory stock options to purchase shares of Common Stock to directors of the Company who are not employees of the Company and do not otherwise receive compensation from the Company.

Under the 1996 Directors' Stock Plan, 150,000 shares of Common Stock have been reserved for issuance of options. If any options granted under the 1996 Directors' Stock Plan shall for any reason expire or be cancelled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options shall again become available. The 1996 Directors' Stock Plan provides for the automatic grant of options to eligible directors. Each eligible director who was serving on the Board on the effective date of the 1996 Directors' Stock Plan automatically will receive an option to purchase 10,000 shares of Common Stock at the current market price on the date of grant, subject to vesting in equal monthly installments over a period of three years. In the future, each nonemployee director who joins the Board will automatically receive an initial grant of options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value per share at the date of grant, subject to vesting in equal monthly installments over a three year period. In each year other than the year in which a director receives an initial grant of options, such director will automatically receive options to purchase 2,500 shares of Common Stock which shall become fully-vested six months after the date of grant.

The term of each option granted under the 1996 Directors' Stock Plan is 10 years. Options granted under the 1996 Directors' Stock Plan must be exercised prior to the earlier of the scheduled expiration date or the date one year following the date of termination of service.

The exercise price of each option under the 1996 Directors' Stock Plan must be equal to the fair market value of the Common Stock subject to the option on the date of the grant. The exercise price of each option is payable upon exercise in cash. The 1996 Directors' Stock Plan also permits an optionee to pay the exercise price of an option by delivery of an irrevocable direction to pledge the optionee's shares to a securities broker or lender approved by the Company as security for a loan and to deliver all or part of the loan proceeds to the Company in payment of all or part of the exercise price and any withholding taxes. Unless sooner terminated by the Board, the 1996 Directors' Stock Plan will terminate in June 2006, and no further options may be granted pursuant to the plan following the termination date.

OPTIONS GRANTED OUTSIDE OF THE PLANS

In addition to the ISOs and NSOs which may be granted under the 1994 Plan, as at July 31, 1996 the Company has granted options to purchase an aggregate of 1,400,613 shares outside of the 1994 Plan, to certain of its employees, consultants, executive officers and directors, of which 547,083 are vested and the remainder of which vest upon the passage of time or the achievement of certain milestones by the Company. Additionally, the Company has granted certain "piggy-back" registration rights with respect to the shares underlying such options. See "Description of Capital Stock--Registration Rights."

401 (K) PROFIT SHARING PLAN & TRUST

In October 1995, the Company adopted a 401 (k) Profit Sharing Plan & Trust (the "401 (k) Plan"), a tax-qualified plan covering all of its employees who are at least 21 years of age and have completed three months of service with the Company. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401 (k) Plan. The 401 (k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching contribution. In addition, the Company may contribute an additional amount to the 401 (k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees. The Company has made no contributions to date.

All employee contributions to the 401 (k) Plan are fully vested at all times. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401 (k) Plan is greater than $3,500, may elect to receive benefits as retirement income.

                              CERTAIN TRANSACTIONS

In February 1996, the Company entered into an Agreement and Plan of Merger pursuant to which InnerVentions, Inc., a wholly-owned subsidiary of Fletcher Spaght, Inc. and the exclusive licensee of the technology relating to the CardioSeal Septal Occluder, was merged with and into NMT Heart, Inc., a wholly-owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger, the Company acquired all the existing development, manufacturing and testing equipment, patent licenses, know-how and documentation relating to the manufacture of the CardioSeal Septal Occluder, which had been originally developed by Bard, donated to Children's Hospital of Boston, then licensed to InnerVentions. In connection with the merger, Fletcher Spaght, Inc. received 514,651 shares of Common Stock of NMT and warrants to purchase 111,818 shares of Common Stock at an exercise price of $2.15 per share, which shares and warrants are accompanied by certain "piggy-back" registration rights. See "Description of Capital Stock--Registration Rights." NMT has also agreed to use its best efforts to nominate a designee of Fletcher Spaght, Inc. as a director of NMT. Certain of the Company's existing stockholders have agreed to vote their shares of Common Stock in favor of such a designee.

In February 1996, the Company sold an aggregate of 3,787,104 shares of Convertible Preferred Stock for an aggregate purchase price of $8,500,000 pursuant to the Convertible Stock Offering. Upon the completion of the Offering, the outstanding shares of Convertible Preferred Stock will automatically be converted into units, consisting of an aggregate of 1,993,212 shares of Common Stock and 37,871 shares of the Company's Redeemable Preferred Stock. The Redeemable Preferred Stock will be redeemed by the Company upon completion of the Offering at a redemption price of $4,250,000 plus accrued dividends of approximately $150,000 thereon. See "Use of Proceeds." In connection with the Convertible Stock Offering, the Company entered into a Registration Rights Agreement with the purchasers of the Convertible Preferred Stock, granting to such purchasers certain demand and "piggy-back" registrations rights. See "Description of Capital Stock--Registration Rights." Whitney Equity Partners, L.P. and Boston Scientific purchased 1,829,065 and 117,247 shares (on a common equivalent basis), respectively, in the Convertible Stock Offering. Michael C. Brooks and Jeffrey R. Jay, M.D., each a Director of the Company, are each a General Partner of J.H. Whitney & Co., an affiliate of Whitney Equity Partners L.P.

In connection with the foregoing transactions, in February 1996, the Company also entered into a Termination Agreement with its existing stockholders terminating a Stockholders Agreement dated as of April 30, 1987, as amended. Pursuant to the Termination Agreement, the Company granted certain "piggy-back" registration rights to existing stockholders. See "Description of Capital Stock--Registration Rights."

In October 1995, C. Leonard Gordon, the Chairman of the Board of the Company, received a non-qualified option to purchase 184,210 shares of the Company's Common Stock at an exercise price of $2.15 per share. Of these options, (i) 105,263 vested immediately, (ii) 39,473 options will vest over three years commencing with the closing of the acquisition in February 1996 of InnerVentions; and (iii) 39,473 options will vest over three years commencing with the closing of the Convertible Stock Offering which occurred in February 1996. In May 1994, in connection with Mr. Gordon's efforts in negotiating the exclusive license agreement with Boston Scientific relating to the Company's stent technology, Mr. Gordon received (i) a non-qualified stock option to purchase 52,631 shares of the Company's Common Stock at an exercise price of $1.14 to vest one year from the date of issuance, and (ii) $100,000 paid from 5% of payments received by the Company under the exclusive license agreement with Boston Scientific. Mr. Gordon has entered into an oral arrangement with the Company whereby Mr. Gordon will provide certain executive services as are required by the Company and will be compensated for such services rendered in an amount not to exceed $135,000 per year. The services Mr. Gordon performs for the Company include serving as Chairman of the Board and consulting upon various aspects of the Company's business including certain contractual arrangements. The Company believes the terms of the arrangement are no less favorable to the Company than terms that it could have obtained from an unaffiliated third party. See Note 13 of Notes to the Consolidated Financial Statements.

In April, 1987 the Company entered into a Technology Purchase Agreement with Morris Simon, M.D. pursuant to which the Company has agreed to pay to Dr. Simon certain royalty payments based on sales of products using the technology invented by Dr. Simon relating to the SNF. Dr. Simon assigned a percentage of his royalty payments to Beth Israel Hospital Association. See "Business-- Licensed Technology; Royalty Obligations." Dr. Simon has entered into an oral arrangement with the Company whereby Dr. Simon will provide consulting services as are required by the

Company and will be compensated for such services rendered in an amount not to exceed $100,000 per year. Pursuant to this arrangement, Dr. Simon serves as Scientific Director and provides related consulting services to the Company. The Company believes the terms of the arrangement are no less favorable to the Company than terms that it could have obtained from an unaffiliated third party. See Note 13 of Notes to the Consolidated Financial Statements.

Pursuant to the Company's employment agreements with Messrs. Kleshinski and Harry, respectively, the Company has agreed to pay certain royalties to Messrs. Kleshinski and Harry based on sales or licenses of products where either Mr. Kleshinski or Dr. Harry, as the case may be, was the sole or joint inventor. See "Business--Licensed Technology; Royalty Obligations" and Note 8(d) of Notes to the Consolidated Financial Statements.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 31, 1996 and as adjusted to reflect the sale by the Company of the Common Stock offered hereby, by (i) each executive officer and Director, (ii) all Directors and executive officers as a group and (iii) each person or group known to the Company to be the beneficial owner of more than 5% of the Common Stock.
                                                      -------------------------

                                              PERCENTAGE OF SHARES
                                            BENEFICIALLY OWNED(1)(2)
                                     SHARES
                               BENEFICIALLY       BEFORE            AFTER
NAME AND ADDRESS OF                OWNED(1)     OFFERING         OFFERING
BENEFICIAL OWNER (3)           ------------ ------------     ------------
Whitney Equity Partners, L.P.   1,829,066             29.12%         20.36%
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
C. Leonard Gordon (4)             689,062             10.60%          7.49%
 c/o Immunotherapy Inc.
 360 Lexington Avenue
 New York, NY 10017
Fletcher Spaght, Inc. (5)         626,469              9.80%          6.89%
 222 Berkeley Street
 Boston, MA 02116-3761
Jack Reinstein (6)                625,205              9.88%          6.92%
 7779 Willow Glen Road
 Los Angeles, CA 90046
Morris Simon, M.D. (7)             91,006              1.43%          1.00%
Michael C. Brooks (8)                  -                 -              -
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
Robert G. Brown (9)                96,826              1.53%          1.07%
 217 Echo Drive
 Jupiter, FL 33458
R. John Fletcher (5)                   -                 -              -
 c/o Fletcher Spaght, Inc.
 222 Berkeley Street
 Boston, MA 02116-3761
Jeffrey R. Jay, M.D. (10)              -                 -              -
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
David A. Chazanovitz (11)          17,908                 *              *
Theodore I. Pincus (12)            20,100                 *              *
Thomas M. Tully (13)              108,799              1.70%          1.20%
All directors and executive     1,650,171             24.00%         17.23%
 officers of the Company as
 a group (9 persons) (14)

- -------
*  Less than one percent.

(1) Except as indicated in the footnotes to this table, based on information provided by such persons, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership before the Offering is based on 6,285,922 shares of Common Stock outstanding as of July 31, 1996 which includes the shares of Common Stock to be issued in the Conversion. For each person or group shares of Common Stock subject to stock options that are exercisable within 60 days of July 31, 1996 are deemed outstanding for computing the percentage of such person or group.
(3) Except as otherwise indicated, the address of each beneficial owner is c/o Nitinol Medical Technologies, Inc., 263 Summer Street, Boston, MA 02210.

(4) Mr. Gordon's shares are all owned jointly with his wife. Includes 128,655 options to purchase Common Stock at $2.15 per share; 65,788 options to purchase Common Stock at $1.14 per share, and 26,315 options to purchase Common Stock at $.76 per share. Mr. Gordon disclaims beneficial ownership in an aggregate of 237,870 shares owned by, or in trust for, his children and grandchildren.
(5) An aggregate of 514,651 shares and 111,818 warrants to purchase Common Stock at $2.15 per share are held by Fletcher Spaght, Inc., of which Mr. Fletcher is the founder, Chief Executive Officer and a principal stockholder. Includes 28,489 warrants to purchase Common Stock at $2.15 per share which may be transferred to Mr. Chazanovitz under certain conditions pursuant to an agreement between Mr. Chazanovitz and Fletcher Spaght, Inc. Mr. Fletcher is a director of NMT.

(6) Includes 8,041 options to purchase Common Stock at $2.15 per share; 13,157 options to purchase Common Stock at $1.14 per share, and 26,315 options to purchase Common Stock at $.76 per share and 104,008 shares owned by Synergistic Associates, Inc. Money Purchase Pension Plan of which Mr. Reinstein is sole trustee. Mr. Reinstein disclaims beneficial ownership of 190,316 shares owned by his children.

(7) Includes 12,061 options to purchase Common Stock at $2.15 per share; 52,630 options to purchase Common Stock at $1.14 per share, and 26,315 options to purchase Common Stock at $.76 per share. Dr. Simon disclaims beneficial ownership of 655,327 shares owned by his wife and children.
(8) Mr. Brooks is a General Partner of J.H. Whitney & Co., an affiliate of Whitney Equity Partners, L.P. Mr. Brooks disclaims beneficial ownership of the shares held by Whitney Equity Partners, L.P., except to the extent of his proportionate interest.

(9) Includes 13,669 options to purchase Common Stock at $2.15 per share and 13,157 options at $1.14 per share.
(10) Dr. Jay is a General Partner of J.H. Whitney & Co., an affiliate of Whitney Equity Partners, L.P. Dr. Jay disclaims beneficial ownership of the shares held by Whitney Equity Partners, L.P., except to the extent of his proportionate interest.

(11) Represents 13,961 options to purchase Common Stock at $2.15 per share. Does not include 28,489 warrants to purchase Common Stock at $2.15 per share which may be transferred to Mr. Chazanovitz under certain conditions pursuant to an agreement between Mr. Chazanovitz and Fletcher Spaght, Inc.

(12) Represents 20,100 options to purchase Common Stock at $2.15 per share.

(13) Represents 95,862 options to purchase Common Stock at $2.15 per share and 12,937 options to purchase Common Stock at $6.95 per share.

(14) Includes 12,937 options to purchase Common Stock at $6.95 per share; 396,126 options to purchase Common Stock at $2.15 per share; 131,575 options to purchase Common Stock at $1.14 per share and 52,630 options to purchase Common Stock at $.76 per share.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, 3,800,000 shares of Convertible Preferred Stock, $.001 par value, 38,000 Redeemable Preferred Stock, $.001 par value and 3,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

As of July 31, 1996, there were 6,285,922 shares of Common Stock outstanding and held of record by approximately 74 stockholders. There will be 8,985,922 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby.

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and stockholders have no right to cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

Upon the closing of the Offering, all outstanding shares of Convertible Preferred Stock of the Company will convert automatically into shares of Common Stock and Redeemable Preferred Stock, which shall be redeemed with a portion of the net proceeds of the Offering. See "Use of Proceeds." Accordingly, no shares of preferred stock will be outstanding immediately after the closing of the Offering. The Board of Directors has the authority, without further action by the stockholders, to issue shares 3,000,000 of preferred stock in one or more series and to fix the designations, powers (including voting powers, if any) preferences and relative participating, optional, conversion and other special rights, and the qualifications, limitations and restrictions to each series. This provision may be deemed to have a potential anti-takeover effect and the issuance of preferred stock in accordance with such provision may delay or prevent a change of control of the Company. In addition, although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

REGISTRATION RIGHTS

In connection with the Convertible Stock Offering, the purchasers of the Convertible Preferred Stock were granted certain registration rights which pertain to the shares of Common Stock to be issued upon the Conversion. At any time after six months following the closing of the Offering, the Company is obligated to effect three demand registrations (subject to certain limitations) at the Company's expense upon the request of holders owning 25% or more of the aggregate number of shares of Common Stock into which shares of Convertible Preferred Stock have been converted. In addition, the Convertible Preferred Stock purchasers were granted "piggy-back" registration rights immediately (subject to certain limitations) at the Company's expense, as part of a registration of the Company's securities for its own account or the account of others. In addition, Junewicz & Co., Inc. and Furman Selz LLC, in connection with the Convertible Stock offering, were issued warrants as ("Private Placement Agent Warrants") to purchase 99,660 and 64,779 shares of Common Stock, respectively. The Private Placement Agent Warrants grant the holders thereof "piggy-back" registration rights as part of a registration of the Company's securities for its own account or the account of others which are exercisable at any time after the closing of the Offering. The holders of the Private Placement Agent Warrants have agreed not to dispose of such warrants for a period of 180 days after the date of this Prospectus.

Furthermore, whenever the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of others, the Company is required each such time to notify Thomas M. Tully, the Company's President and Chief Executive Officer, Fletcher Spaght, Inc. and Lloyd A. Marks, M.D. and to include, at their request, therein their shares and shares transferred by them to and for the benefit of their family members or affiliates. The Company is required to bear the expenses of such "piggy-back" registration rights. Such rights are subject to the right of the underwriter(s) of the Offering to limit the number of shares being registered and other terms and conditions. The Company has also granted similar "piggy-back" registration rights to certain of its existing stockholders in consideration for their agreement to terminate their Shareholders Agreement with the Company.

The existence of the registration rights described above may involve added costs and complexity in the event the Company desires to register shares of Common Stock in the future and could have an adverse effect on the market price of Common Stock.

No shares of Common Stock are being registered on behalf of the Company's securityholders in connection with the Offering.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide broadly for indemnification of the officers and directors of the Company. In addition, the Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director in his capacity as a director.

DELAWARE ANTI-TAKEOVER STATUTE

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or (within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

American Stock Transfer and Trust Company will act as transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering, the Company will have a total of 8,985,922 shares of Common Stock outstanding (9,390,922 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,700,000 shares of Common Stock offered hereby (3,105,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or registration under the Securities Act, by persons other than affiliates of the Company. The remaining 6,285,922 shares of Common Stock outstanding are "restricted shares" as that term is defined by Rule 144 promulgated under the Securities Act. Under Rule 144 (and subject to the conditions thereof) approximately 3,605,691 shares of the restricted shares will become eligible for sale upon completion of the Offering. The Company's officers and directors and certain other stockholders of the Company (who in the aggregate will hold 6,248,499 shares of the restricted securities upon completion of the Offering) have agreed to enter into lock-up agreements which provide that they will not directly or indirectly, offer, sell, offer to sell, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, exercisable, or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of J.P. Morgan Securities, Inc. on behalf of the Underwriters, for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions. See "Underwriting."

As of July 31, 1996, options to purchase a total of 1,701,390 shares of Common Stock were outstanding with a weighted average exercise price of $2.50 per share, of which options to purchase 700,846 shares of Common Stock were exercisable. In addition, as of such date, an additional 15,000 shares of Common Stock were available for future option grants under the 1994 Plan. In June 1996, the Company adopted, subject to stockholder approval, the 1996 Plan and the 1996 Directors' Stock Plan, which include 600,000 and 150,000 shares available for future option grants, respectively. No options have been granted under the 1996 Plan. Upon adoption of the 1996 Directors' Stock Plan, options to purchase 10,000 shares of Common Stock at the initial public offering price per share will be granted to four nonemployee directors, subject to stockholder approval of the plan. As of July 31, 1996, Common Stock purchase warrants to purchase a total of 281,520 shares of Common Stock were outstanding with a weighted average price of $3.34 per share. The Company's officers, directors and certain other stockholders of the Company holding an aggregate of 1,350,587 shares issuable upon the exercise of options and warrants have agreed to enter into lock-up agreements. Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of outstanding options may be resold subject to certain provisions of Rule 144. The Company intends to file registration statements under the Securities Act to register shares of Common Stock included in its option plans, shares of Common Stock subject to outstanding stock options granted outside of such plans and shares of Common Stock issuable upon the exercise of certain warrants. See "Description of Capital Stock-- Registration Rights."

                                  UNDERWRITING

The Underwriters named below (the "Underwriters"), for whom J.P. Morgan Securities Inc., CS First Boston Corporation and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their names below:

                                                                     ----------

                                                                NUMBER OF SHARES
UNDERWRITERS                                                    ----------------
J.P. Morgan Securities Inc. ...................................
CS First Boston Corporation....................................
Jefferies & Company, Inc. .....................................
                                                                   ---------
  Total........................................................    2,700,000
                                                                   =========

The nature of the Underwriters' obligations under the Underwriting Agreement is such that all of the Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased.

The Representatives have advised the Company that the several Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and may offer the Common Stock to selected dealers at such price less a concession not to exceed
$    per share. The Underwriters may allow, and such dealers may reallow, a
concession to other dealers not in excess of $    per share. After the public
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives.

The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 405,000 shares of Common Stock from the Company at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase such additional shares pursuant to the option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of Common Stock offered hereby.

Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial offering price include the prevailing market conditions, the market valuations of certain publicly traded companies, revenue and earnings of the Company and comparable companies in recent periods, estimates of the business potential and prospects of the Company, the experience of the Company's management and the position of the Company in its industry.

The Representatives have advised the Company that they do not expect sales to accounts over which they exercise discretionary authority will exceed 5% of the shares of Common Stock offered hereby.

The Company and its directors and executive officers and certain stockholders have agreed not to offer, sell or otherwise dispose of, any Common Stock or any securities convertible into Common Stock or register for sale under the Securities Act any Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc., subject to certain limited exceptions. See "Shares Eligible for Future Sale."

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

The Consolidated Financial Statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The statements in the Prospectus under the captions "Risk Factors--Dependence on Patents and Proprietary Technology," "Business--Patents and Proprietary Technology," "Business--Licensed Technology; Royalty Obligations" and other references herein to intellectual property have been reviewed and approved by Sixbey, Friedman, Leedom & Ferguson, patent counsel for the Company, as experts on such matters and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants                                    F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995, June 30,
 1996 (Unaudited) and Pro forma June 30, 1996 (Unaudited)                   F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1993, 1994 and 1995 and for the Six Months Ended June 30, 1995 and 1996
 (Unaudited)                                                                F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1993, 1994 and 1995, and for the Six Months Ended
 June 30, 1996 (Unaudited)                                                  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1994 and 1995 and for the Six Months Ended June 30, 1995 and 1996
 (Unaudited)                                                                F-6
Notes to Consolidated Financial Statements                                  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nitinol Medical Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Nitinol Medical Technologies, Inc. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nitinol Medical Technologies, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                       Arthur Andersen LLP
Boston, Massachusetts
March 21, 1996 (except with
respect to the matters dis-
cussed in Note 9, as to
which the date is July 9,
1996)

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                              -------------------------------------------------

                                                                       PRO FORMA
                                  AT DECEMBER 31,       AT JUNE 30,     JUNE 30,
                                      1994        1995         1996         1996
                               -----------  ----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
   ASSETS
Current assets:
  Cash and cash equivalents    $   715,400  $  533,247  $ 5,717,968  $ 5,717,968
  Accounts receivable               84,796     323,217      605,505      605,505
  Inventories                      151,114     208,061      349,150      349,150
  Prepaid expenses                  10,814      20,326       97,839       97,839
  Deferred tax asset                   --      143,000      143,000      143,000
                               -----------  ----------  -----------  -----------
    Total current assets           962,124   1,227,851    6,913,462    6,913,462
                               -----------  ----------  -----------  -----------
Property and equipment, at
 cost:
  Laboratory and computer
   equipment                       337,135     393,171      845,976      845,976
  Leasehold improvements            12,987     124,461      279,030      279,030
  Office furniture and
   equipment                        42,419      76,030       81,438       81,438
                               -----------  ----------  -----------  -----------
                                   392,541     593,662    1,206,444    1,206,444
  Less--Accumulated
   depreciation and
   amortization                    128,388     208,777      354,005      354,005
                               -----------  ----------  -----------  -----------
                                   264,153     384,885      852,439      852,439
                               -----------  ----------  -----------  -----------
Other assets                        27,008      48,014      221,965      221,965
                               -----------  ----------  -----------  -----------
                               $ 1,253,285  $1,660,750  $ 7,987,866  $ 7,987,866
                               ===========  ==========  ===========  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable             $   119,470  $  498,816  $   554,995  $   554,995
  Accrued expenses                 295,506     215,983      131,447      131,447
  Distribution payable to
   stockholders                        --      100,000          --           --
  Current portion of capital
   lease obligation                    --          --         6,707        6,707
  Current portion of
   subordinated debt                 2,500     309,356          --           --
  Current portion of loan from
   distributor                     477,120     780,830      398,830      398,830
  Current portion of deferred
   revenue                             --      600,000      512,876      512,876
                               -----------  ----------  -----------  -----------
    Total current liabilities      894,596   2,504,985    1,604,855    1,604,855
                               -----------  ----------  -----------  -----------
Preferred stock redemption
 liability                             --          --           --     4,325,556
                               -----------  ----------  -----------  -----------
Capital lease obligation, net
 of current portion                    --          --        28,899       28,899
                               -----------  ----------  -----------  -----------
Loan from distributor, net of
 current portion                   780,830         --           --           --
                               -----------  ----------  -----------  -----------
Deferred revenue, net of
 current portion                   600,000         --           --           --
                               -----------  ----------  -----------  -----------
Subordinated debt, net of
 current portion                   309,356         --           --           --
                               -----------  ----------  -----------  -----------
Commitments and contingencies
 (Note 8)
Redemption value of preferred
 stock                                 --          --     4,325,556          --
                               -----------  ----------  -----------  -----------
Stockholders' equity
 (deficit):
  Preferred stock, $.001 par
   value--
   Authorized--3,000,000
   shares
   Issued and outstanding--
   none                                --          --           --           --
  Convertible preferred stock,
   $.001 par value--
   Authorized--3,800,000
   shares
   Issued and outstanding--
   3,787,104 shares at June
   30, 1996, actual, no shares
   pro forma (preference in
   liquidation of $8,500,000
   at June 30, 1996)                   --          --         3,787          --
  Common stock, $.001 par
   value--
   Authorized--30,000,000
   shares
   Issued and outstanding--
   3,758,322, 3,774,112,
   4,292,710 and 6,285,922
   shares at December 31, 1994
   and 1995, June 30, 1996 and
   June 30, 1996 pro forma,
   respectively                      3,759       3,775        4,294        6,287
  Paid-in capital                  263,247         --     4,305,768    4,307,562
  Accumulated deficit           (1,598,503)   (848,010)  (2,285,293)  (2,285,293)
                               -----------  ----------  -----------  -----------
    Total stockholders' equity
     (deficit)                  (1,331,497)   (844,235)   2,028,556    2,028,556
                               -----------  ----------  -----------  -----------
                               $ 1,253,285  $1,660,750  $ 7,987,866  $ 7,987,866
                               ===========  ==========  ===========  ===========

The accompanying Notes are an integral part of these Consolidated Financial Statements.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  ---------------------------------------------

                                                               FOR THE SIX MONTHS
                         FOR THE YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                            1993        1994        1995        1995        1996
                         ----------  ----------  ----------  ----------  -----------
                                                                  (UNAUDITED)
Revenues:
  Product sales          $2,003,313  $1,836,931  $2,716,022  $1,302,600  $ 1,998,777
  License fees                  --      772,500     625,000         --       625,000
  Product development           --       38,051     491,857     268,915       79,027
                         ----------  ----------  ----------  ----------  -----------
                          2,003,313   2,647,482   3,832,879   1,571,515    2,702,804
                         ----------  ----------  ----------  ----------  -----------
Expenses:
  Cost of product sales     654,944     812,204   1,263,951     545,987      924,013
  Research and develop-
   ment                     272,248     554,530     870,588     365,910    1,163,037
  General and adminis-
   trative                  467,981     770,175     871,469     278,711      939,971
  Selling and marketing     285,272     182,377     169,308      65,189      103,278
  In-process research
   and development              --          --          --          --     1,111,134
                         ----------  ----------  ----------  ----------  -----------
                          1,680,445   2,319,286   3,175,316   1,255,797    4,241,433
                         ----------  ----------  ----------  ----------  -----------
    Income (loss) from
     operations             322,868     328,196     657,563     315,718   (1,538,629)
                         ----------  ----------  ----------  ----------  -----------
Interest expense            (74,339)    (52,838)    (37,629)    (16,552)     (25,720)
Interest income              12,144      14,003       8,328       5,616      127,066
                         ----------  ----------  ----------  ----------  -----------
                            (62,195)    (38,835)    (29,301)    (10,936)     101,346
                         ----------  ----------  ----------  ----------  -----------
    Income (loss) before
     provision for
     income taxes           260,673     289,361     628,262     304,782   (1,437,283)
Provision for income
 taxes                          --          --       44,000         --           --
                         ----------  ----------  ----------  ----------  -----------
    Net income (loss)    $  260,673  $  289,361  $  584,262  $  304,782  $(1,437,283)
                         ==========  ==========  ==========  ==========  ===========
Net income (loss) per
 common and common
 equivalent share        $      .04  $      .04  $      .08  $      .04  $      (.21)
                         ==========  ==========  ==========  ==========  ===========
Weighted average common
 and common equivalent
 shares outstanding       6,678,065   6,855,549   6,984,924   6,984,461    6,846,013
                         ==========  ==========  ==========  ==========  ===========


The accompanying Notes are an integral part of these Consolidated Financial Statements.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       --------------------------------------------------------

                              CONVERTIBLE                                                          TOTAL
                            PREFERRED STOCK      COMMON STOCK                              STOCKHOLDERS'
                             NUMBER     $.001    NUMBER     $.001    PAID-IN  ACCUMULATED         EQUITY
                          OF SHARES PAR VALUE OF SHARES PAR VALUE    CAPITAL      DEFICIT      (DEFICIT)
                          --------- --------- --------- --------- ----------  -----------  -------------
Balance, January 1, 1993        --   $  --    3,562,006  $3,562   $  188,434  $(1,648,537)  $(1,456,541)
  Exercise of common
   stock options                --      --       43,685      44        5,966          --          6,010
  Net income                    --      --          --      --           --       260,673       260,673
                          ---------  ------   ---------  ------   ----------  -----------   -----------
Balance, December 31,
 1993                           --      --    3,605,691   3,606      194,400   (1,387,864)   (1,189,858)
  Exercise of common
   stock options                --      --      152,631     153       68,847          --         69,000
  Distributions to
   stockholders ($.13
   per share)                   --      --          --      --           --      (500,000)     (500,000)
  Net income                    --      --          --      --           --       289,361       289,361
                          ---------  ------   ---------  ------   ----------  -----------   -----------
Balance, December 31,
 1994                           --      --    3,758,322   3,759      263,247   (1,598,503)   (1,331,497)
  Exercise of common
   stock options                --      --       15,790      16        2,984          --          3,000
  Distributions to
   stockholders ($.03
   per share)                   --      --          --      --           --      (100,000)     (100,000)
  Reclassification of S
   Corporation losses to
   the extent of addi-
   tional paid-in capi-
   tal                          --      --          --      --      (266,231)     266,231           --
  Net income                    --      --          --      --           --       584,262       584,262
                          ---------  ------   ---------  ------   ----------  -----------   -----------
Balance, December 31,
 1995                           --      --    3,774,112   3,775          --      (848,010)     (844,235)
  Issuance of
   convertible preferred
   stock, net of
   issuance costs of
   approximately
   $989,000 (Unaudited)   3,787,104   3,787         --      --     3,257,211          --      3,260,998
  Common stock issued in
   connection with the
   purchase of
   technology and other
   assets (Unaudited)           --      --      514,651     515    1,104,442          --      1,104,957
  Exercise of common
   stock options
   (Unaudited)                  --      --        3,947       4        8,471          --          8,475
  Warrant grant in
   exchange for license
   (Unaudited)                  --      --          --      --        11,200          --         11,200
  Accretion of
   convertible preferred
   stock dividends
   (Unaudited)                  --      --          --      --       (75,556)         --        (75,556)
  Net loss (Unaudited)          --      --          --      --           --    (1,437,283)   (1,437,283)
                          ---------  ------   ---------  ------   ----------  -----------   -----------
Balance, June 30, 1996
 (Unaudited)              3,787,104  $3,787   4,292,710  $4,294   $4,305,768  $(2,285,293)  $ 2,028,556
                          =========  ======   =========  ======   ==========  ===========   ===========


The accompanying Notes are an integral part of these Consolidated Financial Statements.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            -----------------------------------

                                                                   FOR THE SIX MONTHS
                             FOR THE YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                   1993         1994        1995       1995         1996
                             ----------  -----------  ----------  ---------  -----------
                                                                       (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)           $  260,673  $   289,361  $  584,262  $ 304,782  $(1,437,283)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating
  activities--
   Depreciation and
    amortization                 45,413       55,825      88,895     39,443      143,812
   Deferred tax asset               --           --     (143,000)       --           --
   Common stock issued for
    in-process research and
    development                     --           --          --         --       806,174
   Warrant grant in
    exchange for license            --           --          --         --        11,200
   Changes in assets and
    liabilities--
     Accounts receivable        328,804       (8,308)   (238,421)  (166,547)    (282,288)
     Inventories                154,519       12,386     (56,947)    15,168     (141,089)
     Prepaid expenses            (4,019)       2,086      (9,512)   (10,280)     (77,513)
     Accounts payable           (69,997)      24,171     379,347     23,151       56,179
     Accrued expenses           (67,895)     190,121     (79,523)  (173,661)     (84,536)
     Deferred revenue               --       600,000         --         --       (87,124)
                             ----------  -----------  ----------  ---------  -----------
      Net cash provided by
       (used in) operating
       activities               647,498    1,165,642     525,101     32,056   (1,092,468)
                             ----------  -----------  ----------  ---------  -----------
Cash flows from investing
 activities:
 Purchases of property and
  equipment                     (30,564)    (104,049)   (201,121)  (176,156)    (275,394)
 (Increase) decrease in
  other assets                      --        12,100     (29,513)    (6,937)    (175,534)
                             ----------  -----------  ----------  ---------  -----------
      Net cash used in
       investing activities     (30,564)     (91,949)   (230,634)  (183,093)    (450,928)
                             ----------  -----------  ----------  ---------  -----------
Cash flows from financing
 activities:
 Payments of subordinated
  debt                         (183,858)    (329,161)     (2,500)    (2,500)    (309,356)
 Payments of loan from
  distributor                       --      (242,050)   (477,120)  (284,820)    (382,000)
 Proceeds from issuance of
  convertible preferred
  stock, net                        --           --          --         --     7,510,998
 Proceeds from issuance of
  common stock                    6,010       69,000       3,000        --         8,475
 Distributions to
  stockholders                      --      (500,000)        --         --      (100,000)
                             ----------  -----------  ----------  ---------  -----------
      Net cash provided by
       (used in) financing
       activities              (177,848)  (1,002,211)   (476,620)  (287,320)   6,728,117
                             ----------  -----------  ----------  ---------  -----------
Net increase (decrease) in
 cash and cash equivalents      439,086       71,482    (182,153)  (438,357)   5,184,721
Cash and cash equivalents,
 beginning of period            204,832      643,918     715,400    715,400      533,247
                             ----------  -----------  ----------  ---------  -----------
Cash and cash equivalents,
 end of period               $  643,918  $   715,400  $  533,247  $ 277,043  $ 5,717,968
                             ==========  ===========  ==========  =========  ===========
Supplemental disclosure of
 cash flow information:
 Cash paid during the
  period for--
   Interest                  $   78,885  $    52,838  $   39,814  $  19,099  $    11,840
                             ==========  ===========  ==========  =========  ===========
   Taxes                     $    3,157  $     1,862  $    2,135  $     --   $       --
                             ==========  ===========  ==========  =========  ===========
Supplemental disclosure of
 non-cash investing and
 financing transactions:
 Equipment acquired under
  capital lease obligation   $      --   $       --   $      --   $     --   $    35,606
                             ==========  ===========  ==========  =========  ===========
 Accretion of dividends on
  convertible preferred
  stock                      $      --   $       --   $      --   $     --   $    75,556
                             ==========  ===========  ==========  =========  ===========
 Common stock issued for
  in-process research and
  development                $      --   $       --   $      --   $     --   $   806,174
                             ==========  ===========  ==========  =========  ===========
 Common stock issued for
  property and equipment     $      --   $       --   $      --   $     --   $   298,783
                             ==========  ===========  ==========  =========  ===========


The accompanying Notes are an integral part of these Consolidated Financial Statements.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (1) OPERATIONS

   Nitinol Medical Technologies, Inc. (NMT or the Company) designs, develops and markets innovative medical devices that utilize advanced materials and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters and septal repair devices. At this time, the Company's stents are in European clinical trials for certain indications, its vena cava filters are marketed in the United States and abroad, and the Company is completing the development of its septal repair device. The Company is subject to a number of risks similar to those of other companies in this stage of development, including uncertainties regarding the development of commercially viable products, competition from alternative procedures and larger companies, dependence on key personnel, government regulation and the ability to obtain adequate financing to fund product development. See "Risk Factors" on pages 6-12 of this Prospectus.

 (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) Principles of Consolidation

   The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

   (b) Management Estimates

   The preparation of accrual based financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   (c) Interim Financial Statements

   The accompanying Consolidated Financial Statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. In management's opinion, these unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for such periods. The unaudited results for the six months ended June 30, 1996 are not necessarily indicative of the results expected for the fiscal year ending December 31, 1996.

   (d) Cash and Cash Equivalents

   The Company considers all investments with maturities of 90 days or less from the date of purchase to be cash equivalents. At June 30, 1996, cash equivalents consist of money market accounts, commercial paper and short-term mutual funds that invest in U.S. government obligations. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company considers its cash equivalents, which are carried at market and approximate cost, as available-for-sale.

   (e) Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                         -----------------------

                      AT DECEMBER 31,  JUNE 30,
                         1994     1995     1996
                     -------- -------- --------
     Components      $ 96,817 $178,366 $291,772
     Finished goods    54,297   29,695   57,378
                     -------- -------- --------
                     $151,114 $208,061 $349,150
                     ======== ======== ========

   Finished goods consist of materials, labor and manufacturing overhead.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

   (f) Financial Instruments

   The estimated fair value of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and debt, approximates their reported amounts.

   (g) Concentration of Credit Risk

   SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of trade accounts receivable. The Company utilizes primarily one distributor for the sales of its filter products. This distributor had amounts due to the Company of approximately $162,000, $267,000 and $584,000 as of December 31, 1994 and 1995 and June 30, 1996,
   respectively. This distributor accounted for 83%, 93%, 95%, 94% and 96% of product revenues for fiscal 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, respectively.

   (h) Depreciation and Amortization

   The Company provides for depreciation and amortization by charges to operations using the straight-line method, which allocates the cost of property and equipment over the following estimated useful lives:

                                                           ---------

                                               ESTIMATED
                                             USEFUL LIFE
        ASSET CLASSIFICATION               -------------
        Laboratory and computer equipment      5-7 Years
        Leasehold improvements             Life of Lease
        Office furniture and equipment        3-10 Years

   (i) Revenue Recognition

   The Company records product sales upon shipment as products sold to the Company's primary distributor are not subject to a right of return for unsold product. License fees and product development revenue are recognized as earned.

   The Company expects to recognize $500,000 of license fees, which are currently recorded as deferred revenue, when the 24-month refund period expires in November 1996 (see Note 6).

   (j) Net Income (Loss) per Common and Common Equivalent Share

   Net income (loss) per common and common equivalent share is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the respective periods. All shares of capital stock, options and warrants issued during the 12 months immediately preceding the anticipated initial public offering were treated as if they had been outstanding for all periods, in accordance with the Securities and Exchange Commission rules and regulations, calculated under the treasury-stock method and based on the estimated initial public offering share price appearing on the cover of this Prospectus. Pro forma net income (loss) per common and common equivalent share has not been presented as the results are not materially different from historical net income (loss) per common and common equivalent share.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

   (k) Postretirement Benefits

   The Company has no material obligations for postretirement benefits.

   (l) Unaudited Pro Forma Presentation

   The unaudited pro forma consolidated balance sheet as of June 30, 1996 re-flects the following events, which will occur upon the closing of the Company's proposed initial public offering: (i) the automatic conversion of all outstanding convertible preferred stock into 1,993,212 shares of common stock and 37,371 shares of redeemable preferred stock and (ii) the reclassification of the redemption value of preferred stock to redeemable preferred stock liquidation liability as the redeemable preferred stock will be redeemed utilizing proceeds of the Company's proposed initial pub-lic offering.

 (3) PURCHASE OF TECHNOLOGY AND OTHER ASSETS

   In February 1996, the Company issued 514,651 shares of its common stock and warrants to purchase 111,818 shares of common stock at $2.15 per share for the purchase of certain technology and related fixed assets. The Company has valued the common stock issued in this transaction at $2.15 per share, which represents the fair value as determined by its Board of Directors and supported by an appraisal. The Company is required to pay certain future royalties as defined in the agreement. The acquired technology relates to a septal repair device for which the Company expects to conduct human clinical trials. At the time of the acquisition, it was determined that the commercial feasibility of the purchased technology was uncertain, and accordingly, the Company charged the amount of the purchase price allocated to the technology to operations as in-process research and development. The amount allocated to laboratory and computer equipment represents the estimated fair value at the date of acquisition of the acquired laboratory and computer equipment which have alternative future uses. The aggregate purchase price and acquisition costs incurred of $1,409,917 were allocated as follows:

                                                             -------

        Laboratory and computer equipment    $  298,783
        In-process research and development   1,111,134
                                             ----------
                                             $1,409,917
                                             ==========

 (4) INCOME TAXES

   The Company uses the liability method to account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

   Prior to October 19, 1995, the Company elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the accompanying Consolidated Financial Statements do not include a provision for income taxes for 1993, 1994 and the first 10 1/2 months of 1995. The provision for income taxes in the accompanying consolidated statement of operations for the period from October 19, 1995 to December 31, 1995 consists of the following:

                                                               -----

        Federal          $   --
        State (current)   44,000
                         -------
                         $44,000
                         =======

   The accompanying consolidated statements of operations do not contain a pro forma income tax adjustment for periods prior to the termination of the S corporation election. If the election to be treated as an S corporation was not made, the Company would have been subject to federal and state corporate income taxes. However, the Company would have had sufficient net operating loss carryforwards to offset income in all periods presented.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

   The approximate income tax effect of each temporary difference constituting the deferred tax asset in the accompanying consolidated balance sheets is as follows:

                                               ---------------------
                                               DECEMBER 31, JUNE 30,
                                                       1995     1996
                                               ------------ --------
        Deferred tax assets:
          Deferred revenue                       $200,000   $200,000
          Reserves and nondeductible accruals      17,000     17,000
                                                 --------   --------
                                                  217,000    217,000
                                                 --------   --------
        Deferred tax liabilities:
          Depreciation                            (74,000)   (74,000)
                                                 --------   --------
        Net deferred tax asset                   $143,000   $143,000
                                                 ========   ========

 (5) LOAN FROM DISTRIBUTOR

   The Company has an exclusive distribution agreement with an unrelated third party to provide for the sale and distribution of the Simon Nitinol Filter (SNF). In connection with this agreement, the Company received a loan of $1,500,000 from the distributor in 1992. The agreement calls for the repayment of this loan by the Company through certain minimum purchases of the SNF by the distributor, as defined in the agreement. In the event that the loan is not fully repaid upon expiration or termination of the agreement, the amount outstanding becomes due and payable in monthly installments. Based on projected sales levels for 1996, the Company expects that the amount outstanding under the loan agreement at December 31, 1995 and June 30, 1996 will be repaid in full in 1996. Accordingly, the total outstanding amount has been classified as current in the accompanying consolidated balance sheets as of December 31, 1995 and June 30, 1996.

 (6) DEFERRED REVENUE

   On November 22, 1994, the Company licensed exclusive, worldwide rights, including the right to sublicense to others, to develop, produce and market its stent technology to an unrelated third party (the Licensee). In connection with the signing of the license agreement, the Company received $500,000 in consideration for the license granted and an additional $500,000 upon issuance of the United States patent for a specific stent. The Company may be required to refund varying amounts of such payments based on the occurrence of certain events, as defined in the license agreement. To date, no such event has occurred. The Company deferred recognition as revenue of amounts that may be subject to refund until the expiration of the refund period. The final refund period expires in November 1996. The Company also received $272,500 from the Licensee in 1994 which is nonrefundable and is to be credited against future license fees payable to the Company, as defined. This amount is included in license fees in the accompanying consolidated statements of operations in 1994. During 1995 and the six months ended June 30, 1996, the Company received additional nonrefundable license fees upon the achievement of certain milestones, as defined in the license agreement.

   In 1994, the Company also received a $100,000 advance from the Licensee under a product development program for the reimbursement of costs the Company incurred related to the activities of product development, registration and transfer of technology to the Licensee. For the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1995 and 1996, the Company received $38,051, $491,857, $268,915 and
   $79,027, respectively, of reimbursements for development program costs. These reimbursed amounts are included in revenues in the accompanying consolidated statements of operations.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (7) DEBT

   Subordinated debt consists of the following:

                                                                ---------------

                                                                DECEMBER 31,
                                                                  1994     1995
                                                              -------- --------
    Subordinated unsecured debt to various stockholders,
     principal due in annual installments of $95,000 through
     July 1997, bearing interest at 10%                       $190,000 $190,000
    Subordinated unsecured debt to various stockholders,
     principal due in annual installments of $25,000 through
     July 1997, bearing interest at 10%                         50,000   50,000
    Subordinated unsecured debt to various stockholders,
     principal due in annual installments of $18,750 through
     July 1998, bearing interest at 10%                         56,250   56,250
    Deferred interest due to various stockholders and a
     related party and associated pension plan, principal
     due in annual installments of $6,553 through July 1997,
     bearing interest at 10%                                    13,106   13,106
    Other                                                        2,500      --
                                                              -------- --------
                                                               311,856  309,356
    Less--Current portion                                        2,500  309,356
                                                              -------- --------
                                                              $309,356 $    --
                                                              ======== ========

   The Company repaid all outstanding subordinated debt in April 1996.

 (8) COMMITMENTS AND CONTINGENCIES

   (a) Manufacturing Agreement

   The Company contracts with an unrelated third party for the manufacture of certain products. Under the amended agreement, the Company is required to purchase minimum unit quantities through June 2001. The aggregate minimum purchases under the agreement are approximately $2,600,000. In addition, in the event of an order cancellation or product conversion, the Company has agreed to purchase all in-process materials and all special materials purchased by the manufacturer for use in the production of these products, limited to purchase orders through 180 days after cancellation.

   (b) Operating Leases

   The Company has entered into operating leases for office and laboratory space. These leases expire through 2005. The leases for office space require payment for all related operating expenses of the building, including real estate taxes and utilities.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

   Future minimum rental payments due under operating lease agreements as of March 31, 1996 are approximately as follows:

                                                             --------

                         AMOUNT
        YEAR ENDED   ----------
         1996        $  318,000
         1997           468,000
         1998           468,000
         1999           468,000
         2000           468,000
         Thereafter   2,981,000
                     ----------
                     $5,171,000
                     ==========

   Rent expense for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 amounted to approximately $87,000, $84,000, $103,000, $32,000 and $70,000, respectively. In connection with its facility lease, the Company entered into a construction agreement whereby the Company is required to provide approximately $900,000, beginning in June 1996, related to improvements of the facility.

   (c) Profit Sharing

   Prior to 1995, the Company had entered into a distribution agreement with a distributor which provided for an annual profit sharing payment (not to exceed a specified aggregate amount) based on income before provision for income taxes, as defined in the agreement. In 1995, the Company terminated this agreement through a payment of $100,000 to the distributor. This payment was charged to operations and is included in the accompanying consolidated statements of operations.

   (d) Royalties

   The Company has entered into various agreements that require payment of royalties to be paid based on specified percentages of future sales, as defined (see Notes 3 and 12). In addition, the Company has agreed to pay royalties to certain employees based on sales or licenses of products where they were the sole or joint inventor. Future minimum commitments under these agreements are approximately $15,000 per year. Royalty expense under royalty agreements was $56,000, $66,000, $64,000, $38,000 and
   $57,000 for the years December 31, 1993, 1994, 1995 and for the six months ended June 30, 1995 and 1996, respectively.

 (9) COMMON STOCK

   (a) Authorized Common Stock

   On July 9, 1996, the Company increased the number of authorized shares of common stock from 10,000,000 to 30,000,000.

   (b) Stock Split

   On July 9, 1996, the Company effected a 1-for-1.9 reverse stock split of its common stock. Accordingly, all share and per share amounts of common stock have been retroactively restated for all periods presented to reflect the reverse stock split.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10) PREFERRED STOCK

   In February 1996, the Board of Directors authorized 3,800,000 shares of convertible preferred stock and 38,000 shares of redeemable preferred stock. The Company then sold 3,787,104 shares of preferred stock at $2.24 per share, resulting in net proceeds to the Company of approximately $7,500,000. The Company has recorded the redemption value of the convertible preferred stock outside of stockholder's equity (deficit) as of June 30, 1996.

   On July 9, 1996 the Company authorized 3,000,000 shares of undesignated preferred stock.

   (a) Convertible Preferred Stock

   The convertible preferred stockholders maintain the following rights and privileges.

     Voting. The convertible preferred stockholders are entitled to vote with the common stockholders based on the number of votes that they would receive upon conversion.

     Conversion. The convertible preferred stockholders may convert their preferred stock at any time. Each share of convertible preferred stock is convertible into one conversion unit. A conversion unit consists of
     (i) 1/1.9 share of common stock, subject to certain antidilution adjustments and (ii) one one-hundredth share of redeemable preferred stock. The convertible preferred stock automatically converts into an equal number of conversion units upon an initial public offering resulting in gross proceeds to the Company of at least $22,000,000 and a minimum price of $12.77 per share or a sale of the Company resulting in gross proceeds to the stockholders of at least $100,000,000.

     Liquidation. In the event of liquidation, dissolution or winding up of the Company, the holders of the convertible preferred stock are entitled to an amount equal to the greater of (i) the liquidation preference, $2.24 per share at March 31, 1996, plus any accrued and unpaid dividends or (ii) the amount the holders of convertible preferred stock would be entitled to receive if all shares of convertible preferred stock had been converted immediately prior to any liquidation, dissolution or winding up.

     Dividends. The holders of the convertible preferred stock shall be entitled to receive dividends if and when declared by the Board of Directors. Dividends payable on the convertible preferred stock shall begin to accrue in May 1996 at an annual rate equal to 8% based on the liquidation preference described above.

   (b) Redeemable Preferred Stock

   The redeemable preferred stockholders maintain the following rights and privileges.

     Voting. The holders of redeemable preferred stock shall not have any right to vote unless required by law.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     Redemption. On the closing of a qualified initial public offering or a qualified sale transaction, as defined above, each share of redeemable preferred stock shall automatically be redeemed at a price equal to $4,250,000 divided by the number of shares of redeemable preferred stock outstanding, plus (i) all accrued and unpaid dividends and (ii) any dividend amounts due to the redeemable preferred stockholders.

     Liquidation. In the event of liquidation, dissolution or winding up of the Company, the holders of the redeemable preferred stock shall be entitled to receive an amount equal to the redemption liquidation preference plus any accrued and unpaid dividends.

     Dividends. The holders of the redeemable preferred stock shall be entitled to receive dividends if and when declared by the Board of Directors. Dividends on the redeemable preferred stock shall begin to accrue from the issuance date of the redeemable preferred stock at an annual rate equal to 16% based on the redemption liquidation preference.

(11) STOCK OPTIONS AND WARRANTS

   (a) Nonqualified Stock Options

   The Company granted nonqualified options to various officers/stockholders and members of the Board of Directors to purchase shares of common stock at a given exercise price per share. The options become exercisable in full or in part at issuance or within one to four years of the date of issuance. All unexercised grants expire on the earlier of approximately five to ten years from date of issuance or 90 days after termination of service as an officer, director, employee and/or consultant.

   (b) Stock Option Plans

   1994 Stock Option Plan. In May 1994, the Board of Directors approved an incentive stock option plan (the 1994 Plan), which authorizes the Company to issue options to purchase up to 315,789 shares of the Company's common stock under the 1994 Plan. The Company may grant options to officers, key employees, directors and consultants of the Company at an exercise price not less than fair market value as determined by the Board of Directors. There were 15,000 shares available for grant under the 1994 Plan as of June 30, 1996.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

   The following table summarizes all stock option activity including grants outside of the 1994 Plan:

                                                  -------------------

                                       NUMBER    PRICE PER
                                    OF SHARES        SHARE
                                    ---------  -----------
        Balance, December 31, 1992    212,105  $  .13-$.57
          Granted                      78,947          .57
          Exercised                   (43,685)         .13
                                    ---------  -----------
        Balance, December 31, 1993    247,367      .19-.76
          Granted                     297,368     .76-1.14
          Exercised                  (152,631)     .19-.57
                                    ---------  -----------
        Balance, December 31, 1994    392,104     .19-1.14
          Granted                     539,459         2.15
          Exercised                   (15,790)         .19
                                    ---------  -----------
        Balance, December 31, 1995    915,773     .76-2.15
          Granted                     789,564    2.15-6.95
          Exercised                    (3,947)        2.15
                                    ---------  -----------
        Balance, June 30, 1996      1,701,390  $ .76-$6.95
                                    =========  ===========
        Exercisable, June 30, 1996    658,734  $ .76-$6.95
                                    =========  ===========

   1996 Stock Option Plan. The Nitinol Medical Technologies, Inc. 1996 Stock Option Plan (the 1996 Plan) was approved by the Company's stockholders in July 1996.

   The 1996 Plan provides for the grant of options to acquire a maximum of 600,000 shares of the common stock. As of the date hereof, no shares are subject to outstanding options. The 1996 Plan permits the granting of incentive stock options or nonstatutory stock options at the discretion of the administrator of the 1996 Plan (the Plan Administrator). The Board of Directors has appointed a Stock Option Committee of the Board as the Plan Administrator. Subject to the terms of the 1996 Plan, the Plan Administrator determines the terms and conditions of options granted under the 1996 Plan.

   The 1996 Directors Stock Plan. The Nitinol Medical Technologies, Inc. 1996 stock option plan for non-employee directors (the 1996 Directors' Stock
   Plan) was approved by the Company's stockholders in July 1996. The 1996 Directors' Stock Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to directors of the Company who are not employees of the Company and do not otherwise receive compensation from the Company.

   Under the 1996 Directors' Stock Plan 150,000 shares of common stock have been reserved for issuance of options. The 1996 Directors' Stock Plan provides for the automatic grant of options to eligible directors. Each eligible director serving on the Board on the effective date of the 1996 Directors' Stock Plan automatically received an option to purchase 10,000 shares of common stock at a price equal to the initial public offering price of this offering, subject to vesting in three equal monthly installments over a period of three years. In the future, each nonemployee director who joins the Board will automatically receive an initial grant of options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value per share at the date of grant, subject to vesting in equal monthly installments over a three year period. In each year other than the year in which a director receives an initial grant of options, such director will automatically receive options to purchase 2,500 shares of common stock which shall become fully-vested six months after the date of grant.

               NITINOL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


   (c) Warrants

   In connection with the technology purchase discussed in Note 3, the Company issued warrants to purchase 111,818 shares of common stock at $2.15 per share. The warrants are fully exercisable and expire ten years from the date of grant.

   In February 1996, the Company issued warrants to purchase 164,439 shares of common stock at $4.26 per share to placement agents in connection with a private placement of the Company's convertible preferred stock. In April 1996, the Company issued a warrant to purchase 5,263 shares of common stock at $.02 per share in connection with a patent license agreement. The warrants are fully exercisable and expire ten years from the date of grant.

(12) TECHNOLOGY PURCHASE AGREEMENT

   Pursuant to a technology purchase agreement (TPA), the Company purchased from a stockholder/founder the proprietary rights to the primary patent for the SNF and related technology. Under the terms of the TPA, the Company made an initial payment of $15,000 and agreed to pay royalties based upon various rates of cumulative net sales, as defined, with minimum royalties payable of $15,000 per year. Royalties are payable over the life of the primary patent and commenced after FDA approval. The Company has granted the stockholder/founder a security interest in substantially all proprietary rights acquired by the Company. In the event of unsecured defaults, as set forth in the TPA, the Company has agreed to immediately pay the stockholder/founder damages of $100,000.

(13) RELATED PARTY TRANSACTIONS

   Three stockholders of the Company and related entities provide management consulting services to the Company. Total payments made during the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 in connection with such services were approximately $180,000, $210,000, $242,000, $106,000 and $140,000, respectively.

   At December 31, 1994 and 1995, the Company had subordinated debt and deferred interest outstanding to various stockholders, a related party and an associated pension plan of $311,856, $309,356. No amounts were outstanding at June 30, 1996 (see Note 7).

(14) ACCRUED EXPENSES:

   Accrued expenses consist of the following:

                                                      AT DECEMBER 31,  JUNE 30,
                                                       1994     1995     1996
                                                     -------- -------- --------
     Payroll and payroll related.................... $140,000 $ 50,000 $    --
     Royalties......................................   55,257   26,148   33,328
     Other accrued expenses.........................  100,249  139,835   98,119
                                                     -------- -------- --------
       Total accrued expenses....................... $295,506 $215,983 $131,447
                                                     ======== ======== ========

Nitinol Medical
- --------------------------------------------------------------------------------
Technologies, Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

      SEC Registration Fee ........................................... $ 14,990
      Legal Fees and Expenses.........................................  200,000*
      Blue Sky Fees (including counsel fees)..........................   15,000*
      NASD Filing Fee.................................................    4,847
      Nasdaq National Market Fee......................................   25,000*
      Accounting Fees and Expenses....................................  135,000*
      Transfer Agent and Registrar Fees...............................    5,000*
      Printing and Engraving Expenses.................................  125,000*
      Miscellaneous Expenses..........................................  175,163*
                                                                       --------
        Total......................................................... $700,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Articles Eighth, Ninth and Tenth of the Company's Amended and Restated Certificate of Incorporation includes the following language:

  "EIGHTH. A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  B. The right to indemnification conferred in Paragraph A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article EIGHTH or otherwise.

  C. The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article EIGHTH shall be contract rights. If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise, shall be on the Corporation.

  D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

  E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

  F. The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

  G. Any repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

  NINTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

  TENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In February 1996, the Company sold an aggregate of 3,787,104 shares of Convertible Preferred Stock for an aggregate purchase price of $8,500,000. The Company believes that each such issuance and sale was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Warrants to purchase 164,440 shares of Common Stock at an exercise price of $4.26 were also issued for nominal consideration to certain brokers that assisted the Company in the Convertible Stock Offering. The Company believes that each such issuance and sale was exempt from registration pursuant to Section 4(2) of the Securities Act.

  In the last three years, the Company has issued options for the purchase of an aggregate of 300,789 shares of Common Stock under the 1994 Plan, none of which have been exercised. The Company believes that each of the foregoing transactions was exempt from registration pursuant to Section 4(2) of the Securities Act.

  Each purchaser of the securities described above has represented that he or she understands that the securities acquired may not be sold or otherwise transferred absent registration under the Act or the availability of an exemption from the registration requirements of the Act, and each certificate evidencing the securities owned by each purchaser bears or will bear upon issuance a legend to that effect.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1      -- Form of Underwriting Agreement. (1)
  3.1    -- Amended and Restated Certificate of Incorporation. (1)
  3.2    -- Amended and Restated By-laws. (1)
  4.1    -- Form of Common Stock Certificate. (1)
  5.1    -- Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.
 10.1    -- Stock Purchase Agreement by and among the Company, Whitney Equity
           Partners, L.P., Boston Scientific Corporation, David J. Morrison,
           Corporate Decisions, Inc., dated as of February 16, 1996. (1)
 10.2    -- Registration Rights Agreement by and among the Company, Whitney
           Equity Partners, L.P., Boston Scientific Corporation, David J.
           Morrison, Corporate Decisions, Inc., dated as of February 16, 1996.
           (1)
 10.3    -- Agreement and Plan of Merger by and among the Company, NMT Heart,
           Inc., InnerVentions, Inc. and Fletcher Spaght, Inc., dated as of
           January 25, 1996. (1)
 10.4    -- Stock Purchase Warrant by and between the Company and Fletcher
           Spaght, Inc., dated
           February 14, 1996. (1)
 10.5    -- Pledge Agreement by and between the Company and Fletcher Spaght,
           Inc., dated
           February 14, 1996. (1)
 10.6    -- Registration Rights Agreement by and between the Company and
           Fletcher Spaght, Inc., dated as of February 14, 1996. (1)
 10.7    -- Distribution Agreement by and between the Company and the Bard
           Radiology division of C.R. Bard, Inc., dated May 19, 1992, as amended on February 1, 1993 and October 1, 1995. (2)
 10.8    -- International Distribution Agreement by and between the Company and
           Bard International, Inc., dated as of November 30, 1995. (2)
 10.9    -- License and Development Agreement by and between the Company and
           Boston Scientific Corporation, dated as of November 22, 1994. (2)
 10.10   -- Manufacturing Agreement by and between the Company and Lake Region
           Manufacturing Company, Inc., dated February 15, 1996. (2)
 10.11   -- Technology Purchase Agreement by and between the Company and Morris
           Simon, M.D., dated as of April 14, 1987. (2)
 10.12   -- Asset and Technology Donation and Transfer Agreement by and between
           C.R. Bard, Inc. and Children's Medical Center Corporation dated as of May 12, 1995. (1)
 10.13   -- Stock Transfer Agreement by and between Children's Medical Center
           Corporation and InnerVentions, Inc., dated as of June 19, 1995. (1)
 10.14   -- License Agreement by and between Children's Medical Center
           Corporation and InnerVentions, Inc., dated June 19, 1995. (2)
 10.15   -- Sublicense Agreement by and between Children's Medical Center
           Corporation and InnerVentions, Inc., dated June 19, 1995. (1)
 10.16   -- Assignment Agreement by and between the Company and The Beth Israel
           Hospital Association, dated June 30, 1994. (1)
 10.17   -- License Agreement by and between the Company and Lloyd A. Marks, dated as of April 15,
           1996. (2)
 10.18   -- Share Purchase Warrant by and between the Company and Lloyd A.
           Marks, dated April 15, 1996. (1)
 10.19   -- Registration Rights Agreement by and between the Company and Lloyd
           A. Marks, dated as of April 15, 1996. (1)
 10.20   -- Employment Agreement by and between the Company and Thomas M.
           Tully, dated February 13, 1996. (1)
 10.21   -- Registration Rights Agreement by and between the Company and Thomas
           M. Tully, dated as of February 13, 1996. (1)
 10.22   -- Employment Agreement by and between the Company and David
           Chazanovitz, dated February 13, 1996, as amended as of June 15,
           1996. (1)

 10.22.1 -- Amendment to Employment Agreement by and between the Company and
           David Chazanovitz, dated July 9, 1996.
 10.23   -- Employment Agreement by and between the Company and Jason Harry, dated as of
           July 1, 1994. (2)
 10.24   -- Employment Agreement by and between the Company and Stephen J.
           Kleshinski, dated
           July 22, 1993, as supplemented by agreement dated as of June 1,
           1994. (2)
 10.25   -- Employment Agreement by and between the Company and Theodore I.
           Pincus, dated as of
           May 17, 1996. (1)
 10.26   -- Form of Registration Rights Agreement between the Company and certain of its existing stockholders, dated as of February 14, 1996.
           (1)
 10.27   -- Agreement of Lease by and between the Company and the Trustees of
           Wormwood Reality, dated as of May 8, 1996. (1)
 10.28   -- Company 1994 Stock Option Plan. (1)
 10.29   -- Company 1996 Stock Option Plan. (1)
 10.30   -- Company 1996 Stock Option Plan for Non-Employee Directors. (1)
 10.31   -- Registration Rights Agreement between the Company and Junewicz &
           Co., Inc. dated as of February 16, 1996. (1)
 10.32   -- Registration Rights Agreement between the Company and Furman Selz,
           LLC, dated as of February 16, 1996. (1)
 11.1    -- Statement re: Company's Earnings Per Share.
 23.1    -- Consent of Arthur Andersen LLP.
 23.2    -- Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in the opinion filed as Exhibit 5.1).
 23.3    -- Consent of Sixbey, Friedman, Leedom & Ferguson.
 24.1    -- Power of Attorney (included on the signature page to the
           Registration Statement which has been previously filed). (1)
 27.1    -- Financial Data Schedule. (1)

- --------
(1) Previously filed.
(2) Confidential treatment requested.

(B) FINANCIAL STATEMENT SCHEDULES.

  All schedules have been omitted because they are not required, are inappli-cable or the information required is included in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been ad-vised that in the opinion of the Securities and Exchange Commission such in-demnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appro-priate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that, for purposes of determining any liabil-ity under the Securities Act, the information omitted from the form of pro-spectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON AUGUST 13, 1996.

                                          NITINOL MEDICAL TECHNOLOGIES, INC.

                                                   /s/ Thomas M. Tully
                                          By: _________________________________
                                             Thomas M. Tully
                                             Chief Executive Officer,
                                             President and Director

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.

             SIGNATURES                        TITLE                 DATE

         /s/ Thomas M. Tully           Chief Executive
- -------------------------------------   Officer, President     August 13, 1996
           THOMAS M. TULLY              and Director
                                        (Principal
                                        Executive Officer)

       /s/ Theodore I. Pincus          Executive Vice
- -------------------------------------   President and Chief    August 13, 1996
         THEODORE I. PINCUS             Financial Officer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Scientific Director
- -------------------------------------   and Director           August 13, 1996
         MORRIS SIMON, M.D.

                  *                    Chairman of the
- -------------------------------------   Board and Director     August 13, 1996
          C. LEONARD GORDON

                  *                    Director
- -------------------------------------                          August 13, 1996
          MICHAEL C. BROOKS

                  *                    Director
- -------------------------------------                          August 13, 1996
           ROBERT G. BROWN

             SIGNATURES                         TITLE                DATE

                  *                     Director
- -------------------------------------                          August 13, 1996
          R. JOHN FLETCHER

                  *                     Director
- -------------------------------------                          August 13, 1996
        JEFFREY R. JAY, M.D.

           Thomas M. Tully
*By: ________________________________
         AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
   NO.                       DESCRIPTION OF EXHIBIT                      NUMBER
 -------                     ----------------------                      ------
  1      -- Form of Underwriting Agreement. (1)
  3.1    -- Amended and Restated Certificate of Incorporation. (1)
  3.2    -- Amended and Restated By-laws. (1)
  4.1    -- Form of Common Stock Certificate. (1)
  5.1    -- Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.
 10.1    -- Stock Purchase Agreement by and among the Company, Whitney
           Equity Partners, L.P., Boston Scientific Corporation, David
           J. Morrison, Corporate Decisions, Inc., dated as of
           February 16, 1996. (1)
 10.2    -- Registration Rights Agreement by and among the Company,
           Whitney Equity Partners, L.P., Boston Scientific
           Corporation, David J. Morrison, Corporate Decisions, Inc.,
           dated as of February 16, 1996. (1)
 10.3    -- Agreement and Plan of Merger by and among the Company, NMT
           Heart, Inc., InnerVentions, Inc. and Fletcher Spaght, Inc.,
           dated as of January 25, 1996. (1)
 10.4    -- Stock Purchase Warrant by and between the Company and
           Fletcher Spaght, Inc., dated February 14, 1996. (1)
 10.5    -- Pledge Agreement by and between the Company and Fletcher
           Spaght, Inc., dated February 14, 1996. (1)
 10.6    -- Registration Rights Agreement by and between the Company and Fletcher Spaght, Inc., dated as of February 14, 1996.
           (1)
 10.7    -- Distribution Agreement by and between the Company and the
           Bard Radiology division of C.R. Bard, Inc., dated May 19,
           1992, as amended on February 1, 1993 and October 1, 1995.
           (2)
 10.8    -- International Distribution Agreement by and between the
           Company and Bard International, Inc., dated as of November
           30, 1995. (2)
 10.9    -- License and Development Agreement by and between the
           Company and Boston Scientific Corporation, dated as of
           November 22, 1994. (2)
 10.10   -- Manufacturing Agreement by and between the Company and
           Lake Region Manufacturing Company, Inc., dated February 15,
           1996. (2)
 10.11   -- Technology Purchase Agreement by and between the Company and Morris Simon, M.D., dated as of April 14, 1987. (2)
 10.12   -- Asset and Technology Donation and Transfer Agreement by
           and between C.R. Bard, Inc. and Children's Medical Center
           Corporation dated as of May 12, 1995. (1)
 10.13   -- Stock Transfer Agreement by and between Children's Medical
           Center Corporation and InnerVentions, Inc., dated as of
           June 19, 1995. (1)
 10.14   -- License Agreement by and between Children's Medical Center
           Corporation and InnerVentions, Inc., dated June 19, 1995.
           (2)
 10.15   -- Sublicense Agreement by and between Children's Medical
           Center Corporation and InnerVentions, Inc., dated June 19,
           1995. (1)
 10.16   -- Assignment Agreement by and between the Company and The
           Beth Israel Hospital Association, dated June 30, 1994. (1)
 10.17   -- License Agreement by and between the Company and Lloyd A.
           Marks, dated as of
           April 15, 1996. (2)

 EXHIBIT                                                                  PAGE
   NO.                       DESCRIPTION OF EXHIBIT                      NUMBER
 -------                     ----------------------                      ------
 10.18   -- Share Purchase Warrant by and between the Company and
           Lloyd A. Marks, dated
           April 15, 1996. (1)
 10.19   -- Registration Rights Agreement by and between the Company and Lloyd A. Marks, dated as of April 15, 1996. (1)
 10.20   -- Employment Agreement by and between the Company and Thomas
           M. Tully, dated February 13, 1996. (1)
 10.21   -- Registration Rights Agreement by and between the Company and Thomas M. Tully, dated as of February 13, 1996. (1)
 10.22   -- Employment Agreement by and between the Company and David
           Chazanovitz, dated February 13, 1996, as amended as of June
           15, 1996. (1)
 10.22.1 -- Amendment to Employment Agreement by and between the
           Company and David Chazanovitz, dated July 9, 1996.
 10.23   -- Employment Agreement by and between the Company and Jason
           Harry, dated as of
           July 1, 1994. (2)
 10.24   -- Employment Agreement by and between the Company and
           Stephen J. Kleshinski, dated July 22, 1993, as supplemented by agreement dated as of June 1, 1994. (2)
 10.25   -- Employment Agreement by and between the Company and
           Theodore I. Pincus, dated as of May 17, 1996. (1)
 10.26   -- Form of Registration Rights Agreement between the Company and certain of its existing stockholders, dated as of
           February 14, 1996. (1)
 10.27   -- Agreement of Lease by and between the Company and the
           Trustees of Wormwood Reality, dated as of May 8, 1996. (1)
 10.28   -- Company 1994 Stock Option Plan. (1)
 10.29   -- Company 1996 Stock Option Plan. (1)
 10.30   -- Company 1996 Stock Option Plan for Non-Employee Directors.
           (1)
 10.31   -- Registration Rights Agreement between the Company and
           Junewicz & Co., Inc. dated as of February 16, 1996. (1)
 10.32   -- Registration Rights Agreement between the Company and
           Furman Selz, LLC, dated as of February 16, 1996. (1)
 11.1    -- Statement re: Company's Earnings Per Share.
 23.1    -- Consent of Arthur Andersen LLP.
 23.2    -- Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
           (contained in the opinion filed as Exhibit 5.1).
 23.3    -- Consent of Sixbey, Friedman, Leedom & Ferguson.
 24.1    -- Power of Attorney (included on the signature page to the
           Registration Statement which has been previously filed).
           (1)
 27.1    -- Financial Data Schedule. (1)

- --------
(1) Previously filed.
(2) Confidential treatment requested.